                             ALBEMARLE CORPORATION

                             INFORMATION STATEMENT
                                  COMMON STOCK
     This Information Statement is being furnished by Ethyl Corporation, a
Virginia corporation (Ethyl), in connection with the distribution (the
Distribution) to holders of record of Ethyl common stock, $1.00 par value (Ethyl
Common Stock), of all of the shares of common stock, without par value (the
Company's Common Stock) of Albemarle Corporation, a Virginia corporation (the
Company), outstanding at the time of the Distribution. The Company is a newly formed subsidiary of Ethyl, which, at the date and time of the Distribution, will engage directly or through subsidiaries in the olefins and derivatives, bromine chemicals and specialty chemicals businesses presently conducted by
Ethyl.
     The Distribution will be made effective on February 28, 1994 (the
Distribution Date) to holders of record of Ethyl Common Stock at the close of business on that date and certificates evidencing the Company's Common Stock will be mailed to shareholders on or about March 10, 1994. Ethyl shareholders will not be required to pay any consideration or exchange or surrender their shares of Ethyl Common Stock in order to receive the Company's Common Stock.
There currently is no public market for the Company's Common Stock, although it is expected that a when-issued trading market will begin prior to the
Distribution Date. The Company's Common Stock has been approved for listing on the New York Stock Exchange upon official notice of issuance. Because the New
York Stock Exchange will provide for when-issued trading for the Company's
Common Stock commencing February 22, 1994, any Ethyl shareholder who desires to sell any shares of the Company's Common Stock that he will receive in the
Distribution may do so even though certificates representing those shares will not be mailed until on or about March 10, 1994. The market price for the
Company's Common Stock at the time the share certificates are received by the
Company's shareholders may be higher or lower than the price at which the shares trade during the when-issued trading period.
     In reviewing this Information Statement, you should consider carefully the matters described under the caption SPECIAL CONSIDERATIONS.
NO VOTE OF SHAREHOLDERS IS REQUIRED IN CONNECTION WITH THIS DISTRIBUTION. WE ARE
NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.
     Ethyl shareholders with inquiries relating to the Distribution should contact Harris Trust and Savings Bank (the Distribution Agent) at 311 West
Monroe Street, 11th Floor, Chicago, Illinois 60606. After the Distribution Date,
shareholders of the Company with inquiries relating to the Distribution or their investment in the Company should contact Albemarle Corporation, 330 South Fourth
Street, Richmond, Virginia 23219, Attention: Corporate Secretary, or Harris
Trust and Savings Bank, the Company's transfer agent and registrar, at the address listed above.
          The date of this Information Statement is February 17, 1994.
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                             INFORMATION STATEMENT
                               TABLE OF CONTENTS
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SUMMARY................................................................................................................     4
SELECTED FINANCIAL DATA................................................................................................     7
RECENT DEVELOPMENTS                                                                                                         9
SPECIAL CONSIDERATIONS.................................................................................................    11
  Operating History and Future Prospects...............................................................................    11
  Financing Sources....................................................................................................    11
  Stock Ownership of the Gottwalds.....................................................................................    11
  Restrictive Covenants................................................................................................    11
  Environmental Liabilities............................................................................................    12
  General Litigation...................................................................................................    12
  Competition..........................................................................................................    12
  Absence of Ethyl Financial Support...................................................................................    12
  International Operations.............................................................................................    12
  Absence of Prior Trading Market for the Company's Common Stock.......................................................    12
  Certain Antitakeover Effects.........................................................................................    13
  Preferred Stock......................................................................................................    13
  Uncertainty of Equity Sale...........................................................................................    13
  No Preemptive Rights.................................................................................................    13
  Shared Facilities....................................................................................................    13
  Shared Executives....................................................................................................    13
  Business Trends......................................................................................................    14
THE DISTRIBUTION.......................................................................................................    15
  General..............................................................................................................    15
  Background and Reasons for the Distribution..........................................................................    15
  Financial Advisor....................................................................................................    16
  Certain Significant Aspects of the Distribution......................................................................    16
  Manner of Effecting the Distribution.................................................................................    16
  Federal Income Tax Aspects of the Distribution.......................................................................    17
  Listing and Trading of the Company's Common Stock....................................................................    17
  Dividend Policy......................................................................................................    18
  Executive Officers of the Company....................................................................................    19
  The Company's Common Stock Repurchases...............................................................................    19
  Conditions; Termination..............................................................................................    19
  Distribution Costs...................................................................................................    19
FINANCING..............................................................................................................    19
  Absence of Ethyl Financial Support...................................................................................    19
  Sale of the Company's Common Stock...................................................................................    19
  Credit Facility......................................................................................................    21
RELATIONSHIP BETWEEN ETHYL AND THE COMPANY AFTER THE DISTRIBUTION......................................................    21
  Reorganization Agreement.............................................................................................    21
  Benefits Agreement...................................................................................................    22
  Tax Sharing Agreement................................................................................................    22
  Master Services Agreement............................................................................................    22
  Operating, Services and Blending Agreements..........................................................................    23
  Indemnification Agreement............................................................................................    24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..................................    25
  Introduction.........................................................................................................    25
  Results of Operations................................................................................................    25
  Outlook..............................................................................................................    28
  Financial Condition and Liquidity....................................................................................    28
BUSINESS...............................................................................................................    30

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                                                                                                                          PAGE
  Background...........................................................................................................    30
  Olefins and Derivatives..............................................................................................    31
  Bromine Chemicals....................................................................................................    31
  Specialty Chemicals..................................................................................................    32
  Research and Development.............................................................................................    32
  International Operations.............................................................................................    33
  Patents, Licenses and Trademarks.....................................................................................    33
  Backlogs.............................................................................................................    33
  Legal Proceedings....................................................................................................    33
  Environmental Regulation.............................................................................................    33
  Competition..........................................................................................................    34
  Raw Materials........................................................................................................    34
  Major Customers......................................................................................................    35
  Insurance............................................................................................................    35
  Employees............................................................................................................    35
  Properties...........................................................................................................    35
MANAGEMENT.............................................................................................................    37
  Directors............................................................................................................    37
  Committees of the Board of Directors.................................................................................    39
  Compensation of Directors............................................................................................    39
  Executive Officers...................................................................................................    40
  Compensation of Executive Officers...................................................................................    40
CERTAIN TRANSACTIONS...................................................................................................    46
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS........................................................................    47
BENEFICIAL OWNERSHIP OF MANAGEMENT.....................................................................................    47
DESCRIPTION OF THE COMPANY'S CAPITAL STOCK.............................................................................    49
  Authorized Capital Stock.............................................................................................    49
  The Company's Common Stock...........................................................................................    49
  The Company's Preferred Stock........................................................................................    49
  Preemptive Rights....................................................................................................    49
  Transfer Agent and Registrar.........................................................................................    49
PURPOSES AND ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND THE COMPANY'S
  BYLAWS...............................................................................................................    49
  General..............................................................................................................    49
  Removal of Directors; Filling Vacancies..............................................................................    50
  Special Meetings.....................................................................................................    50
  Advance Notice Provisions for Shareholder Proposals and Shareholder Nominations of Directors.........................    50
  Preferred Stock......................................................................................................    51
  Certain Voting Requirements..........................................................................................    51
LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS OF
  THE COMPANY..........................................................................................................    52
AUDITORS...............................................................................................................    52
INDEX TO FINANCIAL STATEMENTS..........................................................................................   F-1
INDEX TO FINANCIAL STATEMENT SCHEDULES.................................................................................   S-1
/TABLE
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                             ALBEMARLE CORPORATION
                                    SUMMARY
     THIS SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION SET FORTH
ELSEWHERE IN THIS INFORMATION STATEMENT, WHICH SHOULD BE READ IN ITS ENTIRETY.
UNLESS THE CONTEXT OTHERWISE REQUIRES, (I) REFERENCES IN THIS INFORMATION
STATEMENT TO ETHYL AND THE COMPANY SHALL INCLUDE ETHYL'S AND THE COMPANY'S
RESPECTIVE SUBSIDIARIES AND (II) REFERENCES IN THIS INFORMATION STATEMENT TO THE
COMPANY PRIOR TO THE DISTRIBUTION DATE SHALL REFER TO BUSINESSES OF THE COMPANY
AS OPERATED BY ETHYL.
                                THE DISTRIBUTION
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DISTRIBUTING COMPANY..........  Ethyl Corporation, a Virginia corporation (Ethyl).
SHARES TO BE DISTRIBUTED......  Approximately 59,200,000 shares of common stock, without par value (the Company's Common
                                Stock), of Albemarle Corporation, a Virginia corporation (the Company), will be distributed based on approximately 118,400,000 shares of common stock, par value $1.00 per share, of Ethyl
                                (Ethyl Common Stock). No holder of Ethyl Common Stock will be required to pay any cash or other consideration or to exchange his Ethyl Common Stock for the Company's Common Stock that he will receive in the Distribution. The Distribution will not affect the holder's number of shares of
                                Ethyl Common Stock, which will remain outstanding. All currently valid certificates representing shares of Ethyl Common Stock will continue to be valid and should not be destroyed.
BACKGROUND OF THE
  DISTRIBUTION................  The Board of Directors of Ethyl first considered the Distribution in September, 1993 and appointed a Special Committee to study the advisability of the proposed Distribution. The
                                Company retained CS First Boston Corporation (the Financial Advisor) to advise it on financial matters relating to the proposed Distribution. On February 7, 1994, the Special Committee
                                recommended to the Ethyl Board that it approve the spin-off of the Chemicals Businesses to the
                                Company and on February 8, 1994, Ethyl's Board of Directors approved the Distribution. No vote of the shareholders of Ethyl is required to approve the Distribution. See THE
                                DISTRIBUTION -- Background and Reasons for the Distribution and THE DISTRIBUTION -- Financial
                                Advisor.
REASONS FOR THE
  DISTRIBUTION................  Ethyl believes that separating the olefins and derivatives, bromine chemicals and specialty chemicals businesses (the Chemicals Businesses) from Ethyl's petroleum additives and pharmaceutical businesses (the Ethyl Businesses) will maximize the development of those businesses and will allow the financial markets to better focus on the individual strengths of the Ethyl Businesses and the Chemicals Businesses and more accurately evaluate the performance of the Company compared to companies in the same or similar businesses. The Company also expects to realize cost savings as a result of the separation of the two businesses and will be in a position to strengthen its financial position by issuing $100 million of additional equity through the proposed sale of the Company's Common Stock. See FINANCING -- Sale of the Company's
                                Common Stock. The Distribution will eliminate internal competition for capital between the
                                Chemicals Businesses and the Ethyl Businesses and conflicts among the companies relating to their customers and competitors. See THE DISTRIBUTION -- Background and Reasons for the
                                Distribution.
DISTRIBUTION RATIO............  One share of the Company's Common Stock for every two shares of Ethyl Common Stock.
TRADING MARKET................  The Company's Common Stock has been approved for listing on the New York Stock Exchange (the
                                NYSE) upon official notice of issuance. See THE DISTRIBUTION -- Listing and Trading of the
                                Company's Common Stock.
DISTRIBUTION DATE.............  On or about March 10, 1994, the Distribution Agent will mail certificates representing the
                                Company's Common Stock distributed to holders of record of Ethyl Common Stock at the
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                             ALBEMARLE CORPORATION
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                                close of business on February 28, 1994 (the Distribution Date). See THE DISTRIBUTION -- Manner
                                of Effecting the Distribution.
DISTRIBUTION AGENT............  Harris Trust and Savings Bank
FRACTIONAL SHARE
  INTERESTS...................  No fractional shares of the Company's Common Stock will be distributed. Fractional share interests will be bought by the Company at a per share price equal to the average closing price of the Company's Common Stock on the NYSE on the first through the fourth trading days after the Distribution Date, and the cash proceeds will be distributed to those shareholders who otherwise would be entitled to a fractional interest. See THE DISTRIBUTION -- Manner of
                                Effecting the Distribution.
FEDERAL INCOME TAX
  CONSEQUENCES................  Ethyl has received from the Internal Revenue Service a ruling to the effect that, among other things, the Distribution will be non-taxable to Ethyl and the Company and the receipt of shares of the Company's Common Stock by shareholders of Ethyl will be non-taxable to the shareholders, except for the receipt of cash in lieu of fractional shares. In the request for the tax ruling,
                                Ethyl covenanted to sell to the Gottwalds or to the public approximately $100 million of the
                                Company's Common Stock prior to March 1, 1995. See THE DISTRIBUTION -- Federal Income Tax
                                Aspects of the Distribution.
PRINCIPAL BUSINESSES TO BE
  RETAINED BY ETHYL...........  Ethyl will retain its petroleum additives and pharmaceutical businesses.
THE COMPANY...................  The Company is a newly-formed, wholly-owned subsidiary of Ethyl that will engage directly or through subsidiaries in the the Chemicals Businesses presently conducted by Ethyl. At September
                                30, 1993 and for the nine months ended on that date, total assets, net sales and net income on a pro forma basis before cumulative effect of accounting changes for the Chemicals Businesses were approximately $1,110,500,000, $668,400,000 and $13,800,000, respectively, representing approximately 54.9%, 46.0% and 17.9%, respectively, of the total assets, net sales and net income of the combined Ethyl operations. The disparity between the percentage of combined net sales and combined net income is attributable to higher profit margins on Ethyl's sales of antiknock compounds and to depressed pricing in the Company's linear alpha olefins business resulting from excess capacity as more fully described under BUSINESS -- Olefins and
                                Derivatives. In connection with the Distribution, approximately 3,800, or 69%, of the Ethyl employees will be transferred to the Company. See BUSINESS.
PRINCIPAL EXECUTIVE
  OFFICE......................  330 South Fourth Street, Richmond, Virginia 23219.
SALE OF EQUITY................  The Company has agreed to sell approximately $50 million of the Company's Common Stock to Bruce
                                C. Gottwald and members of his family, including Bruce C. Gottwald, Jr., or an investment entity owned by them, and approximately $50 million of the Company's Common Stock to Floyd D.
                                Gottwald, Jr. and members of his family, including John D. Gottwald and William M. Gottwald,
                                M.D., or an investment entity owned by them. The purchase price for the shares will be the average weighted trading price of the Company's Common Stock as determined by the Financial
                                Advisor for the third through the twelfth business day following release of the Company's earnings for the first quarter of 1994. Floyd D. Gottwald, Jr. will be the Chairman of the
                                Board and Chief Executive Officer of the Company, and Bruce C. Gottwald, Bruce C. Gottwald,
                                Jr., John D. Gottwald and William M. Gottwald, M.D. will be directors of the Company. See
                                FINANCING -- Sale of the Company's Common Stock.
                                In evaluating the proposed Distribution, the Ethyl Board of Directors determined that the
                                Company would benefit by raising additional capital through the issuance of common stock in order to decrease the Company's debt to equity ratio, thereby better positioning the Company to develop its businesses. After consultation with the Financial Advisor, the Company's Board
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                             ALBEMARLE CORPORATION
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                                of Directors concluded that the best form of equity capital was common stock and that a private placement to Bruce C. Gottwald and Floyd D. Gottwald, Jr. and members of their families would be the least costly method of raising such equity capital (due to the absence of underwriting and other expenses associated with public offerings) and would provide less market risk than a public offering. See FINANCING -- Sale of the Company's Common Stock.
DIVIDEND POLICY...............  It is anticipated that, following the Distribution, the Company will pay initially a quarterly cash dividend of $.05 per share on the Company's Common Stock, commencing with the dividend normally payable on April 1. However, no such dividend has been declared, and the payment of dividends will be at the discretion of the Company's Board of Directors. See THE
                                DISTRIBUTION -- Dividend Policy.
CERTAIN PROVISIONS OF
  THE COMPANY'S ARTICLES OF
  INCORPORATION AND THE
  COMPANY'S BYLAWS............  Some of the provisions of the Company's Articles of Incorporation and the Company's Bylaws have been designed to enable the Company, especially in its initial years, to develop its businesses and foster its long-term growth without disruptions caused by the threat of a takeover not deemed by the Company's Board of Directors to be in the best interests of the Company and its shareholders. The Company's Articles of Incorporation provide that directors may be removed only for cause and require the affirmative vote of at least 75% of the outstanding shares of the Company's Common Stock in order to approve a merger or other significant transaction with a holder of more than 10% of any class of voting shares, other than the Gottwalds, which in practical effect means that such transactions will require the approval of the Gottwalds.
                                Ethyl's Articles of Incorporation contain no such provisions. While Ethyl has a shareholder rights plan that is designed to deter a purchase of a potentially controlling block of stock without the prior approval of Ethyl's Board of Directors, the Company's Board of Directors
                                concluded that such a plan was not needed at this time for the Company because Floyd D.
                                Gottwald, Jr. and Bruce C. Gottwald and members of their families will hold a significant percentage of the Company's Common Stock. See PURPOSES AND ANTITAKEOVER EFFECTS OF CERTAIN
                                PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND THE COMPANY'S BYLAWS. The Company's
                                Articles of Incorporation would limit monetary liabilities of the Company's directors and officers in connection with the performance of their duties. See LIABILITY AND INDEMNIFICATION
                                OF OFFICERS AND DIRECTORS OF THE COMPANY.
SPECIAL CONSIDERATIONS........  Shareholders should carefully consider the matters discussed under the section entitled SPECIAL
                                CONSIDERATIONS in this Information Statement.
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                                       6
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                             ALBEMARLE CORPORATION
                            SELECTED FINANCIAL DATA
     The following is a summary of certain historical and pro forma financial information with respect to the Chemicals Businesses, the predecessor businesses of Albemarle Corporation, and is based upon the combined financial statements of the Chemicals Businesses. Historical and pro forma financial information may not be indicative of the future performance of the Chemicals Businesses as an independent company. The Chemicals Businesses' financial statements and the related financial data for each of the three years in the period ended December
31, 1992 have been audited by Coopers & Lybrand, independent public accountants, whose report with respect to such combined financial statements and selected financial data appears elsewhere in this Information Statement. The Chemicals
Businesses' combined financial statements for the years ended December 31, 1989 and 1988 and for the nine months ended September 30, 1993 and 1992 (including the related notes) and the related selected financial data have not been audited by independent public accountants. However, in the opinion of management, the selected financial data for such periods include all adjustments (which include only normal recurring adjustments) necessary for a fair presentation of the data. Also, the Chemicals Businesses' pro forma financial statements for the year ended December 31, 1992 and for the nine months ended September 30, 1993
(including the related notes) and the related selected financial data have not been audited by independent public accountants. The information set forth below should be read in conjunction with MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS which begins on page 25 and the combined financial statements and related notes which begin on page F-3.
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                                                                                                                     NINE
                                                                                                                    MONTHS
                                                                                                                    ENDED
                                                                                                                  SEPTEMBER
                                                                      YEARS ENDED DECEMBER 31                         30
                                                        1992        1991        1990        1989        1988         1993
                                                                                              (UNAUDITED)         (UNAUDITED)
                                                                (IN THOUSANDS OF DOLLARS EXCEPT PER-SHARE AMOUNTS)
HISTORICAL COMBINED INFORMATION (1)
  INCOME STATEMENT DATA (2)(3)
  Net sales........................................   $818,223    $790,988    $783,174    $798,991    $752,692    $  668,453
  Operating profit (4)(5)(6).......................     61,439      73,581      96,326     108,831     126,026        40,784
  Income before income taxes and cumulative effect
    of accounting changes..........................     58,514      74,666      98,516     110,153     127,248        35,491
  Income before cumulative effect of accounting
    changes........................................     41,743      52,558      65,697      74,583      83,204        18,215
  Cumulative effect of accounting changes for (7):
    Postretirement health benefits (net of tax)....    (18,548)         --          --          --          --            --
    Deferred income taxes..........................     16,632          --          --          --          --            --
  Net income (8)...................................     39,827      52,558      65,697      74,583      83,204        18,215
  WORKING CAPITAL..................................    163,221     132,148     178,310     113,415     122,847       194,440
  TOTAL ASSETS.....................................    937,524     893,337     847,345     657,984     638,917     1,110,465
  LONG-TERM DEBT, EXCLUDING CURRENT PORTION (9)....    100,521     118,663      96,608       9,680         788        94,442
  TOTAL EQUITY.....................................    589,791     525,691     533,904     460,193     447,824       712,354
PRO FORMA COMBINED INFORMATION (UNAUDITED)(10)
  INCOME STATEMENT DATA
  Net sales........................................    913,996                                                       676,819
  Operating profit.................................     69,560                                                        40,777
  Income before income taxes and cumulative effect
    of accounting changes..........................     56,560                                                        28,341
  Income before cumulative effect of accounting
    changes........................................     40,370                                                        13,776
  TOTAL ASSETS.....................................                                                                1,110,465
  LONG-TERM DEBT, EXCLUDING CURRENT PORTION (11)...                                                                  382,442
  TOTAL EQUITY.....................................                                                                  424,354
  EARNINGS PER SHARE (BASED ON INCOME BEFORE
    CUMULATIVE EFFECT OF ACCOUNTING CHANGES)
    (12)...........................................   $   0.68                                                    $     0.23
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                                                       1992
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HISTORICAL COMBINED INFORMATION (1)
  INCOME STATEMENT DATA (2)(3)
  Net sales........................................  $605,293
  Operating profit (4)(5)(6).......................    55,235
  Income before income taxes and cumulative effect
    of accounting changes..........................    54,008
  Income before cumulative effect of accounting
    changes........................................    35,804
  Cumulative effect of accounting changes for (7):
    Postretirement health benefits (net of tax)....   (18,548)
    Deferred income taxes..........................    16,632
  Net income (8)...................................    33,888
  WORKING CAPITAL..................................   181,758
  TOTAL ASSETS.....................................   960,777
  LONG-TERM DEBT, EXCLUDING CURRENT PORTION (9)....   122,893
  TOTAL EQUITY.....................................   589,850
PRO FORMA COMBINED INFORMATION (UNAUDITED)(10)
  INCOME STATEMENT DATA
  Net sales........................................
  Operating profit.................................
  Income before income taxes and cumulative effect
    of accounting changes..........................
  Income before cumulative effect of accounting
    changes........................................
  TOTAL ASSETS.....................................
  LONG-TERM DEBT, EXCLUDING CURRENT PORTION (11)...
  TOTAL EQUITY.....................................
  EARNINGS PER SHARE (BASED ON INCOME BEFORE
    CUMULATIVE EFFECT OF ACCOUNTING CHANGES)
    (12)...........................................

     (1) Historical results of operations for the nine months ended September 30, 1993, include the results of operations of Potasse et Produits Chimiques SA
(PPC) since its date of acquisition, February 8, 1993 (see Note 16 Subsequent Events -- Acquisition of Potasse et Produits Chimiques SA to the combined financial statements). Financial position information at September 30, 1993 also includes the impact of this acquisition.
     (2) Historical results of operations includes interest primarily on foreign long-term debt instruments expected to be transferred to the Chemicals Businesses (see Note 2 Summary of Significant Accounting Policies -- Interest Expense to the combined financial statements). Consequently, the interest expense reflected in the historical results of operations is not intended to reflect interest expense that Chemicals may have incurred had Chemicals been an independent company. Further, such interest expense does not reflect any additional interest expense on additional debt which will be assigned to Chemicals upon completion of the distribution.
                                  (CONTINUED)
                                       7
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                             ALBEMARLE CORPORATION
                      SELECTED FINANCIAL DATA (CONTINUED)
     (3) See the combined financial statements of the Chemicals Businesses and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
     (4) Operating profit for the year ended December 31, 1991 includes charges of $6,350 ($4,000 after income taxes) for expenses and write-offs resulting from the discontinuance of certain developmental research programs.
     (5) Operating profit for the year ended December 31, 1990 includes charges of $6,033 ($5,066 after income taxes) for write-off of goodwill and for expenses associated with environmental remediation projects of certain facilities.
     (6) Operating profit for the nine months ended September 30, 1993 includes a charge of $7,700 ($4,700 after income taxes) to cover an announced work-force-reduction and early-retirement program.
     (7) The cumulative effect of accounting changes is the result of changes in the methods of accounting for postretirement health benefits and deferred income taxes in accordance with Financial Accounting Standards Board Statement No. 106 Employers Accounting for Postretirement Benefits Other than Pensions and No. 109 Accounting for Income Taxes, respectively, effective January 1, 1992.
     (8) No historical earnings per share information is presented because the Chemicals Businesses were not a separate entity with their own capital structure during the periods presented.
     (9) Long-term debt includes primarily foreign debt instruments expected to be transferred to the Chemicals Businesses. Such debt is not intended to reflect the amount of debt which would have been outstanding had Chemicals been an independent company and such debt does not represent the amount of debt which would be outstanding upon completion of the distribution (see Note 16 Subsequent Events -- Credit Facility to the combined financial statements). Transactions with Ethyl are treated as settled immediately and there are no advances outstanding. Consequently, the amount of debt is not intended to reflect debt that the Chemicals Businesses may have had outstanding had they been an independent company.
     (10) See the pro forma combined financial statements beginning on page F-26. The pro forma financial information presented is for informational purposes only and may not necessarily reflect future earnings and financial position or what the earnings or financial position would have been had the Chemicals Businesses operated as a separate, stand-alone company during the periods shown.
     (11) Pro forma long-term debt reflects the planned borrowing on the Chemicals Businesses' credit facility necessary to achieve the planned debt to total capitalization ratio (see note B(i) to the notes to the pro forma combined financial statements).
     (12) Pro forma earnings per share (based on income before cumulative effect of accounting changes) is computed as if the 59.2 million shares of the Company's Common Stock proposed to be issued in the Distribution had been outstanding for the periods presented. Also, no consideration is given to any
(a) stock options that may be granted under the proposed stock option plan of the Company (see MANAGEMENT -- Compensation of Executive Officers) since, although the plan has been approved by the Chemicals Board of Directors and Ethyl, and option grants for approximately 1,500,000 shares of Chemicals' stock have also been approved by the Chemicals Board of Directors and Ethyl, the impact of the options cannot be evaluated because neither the option price nor the market price of the stock is known, and (b) shares of stock issuable in connection with the planned sale of common stock to members of the Gottwald family (see FINANCING -- Sale of the Company's Common Stock). The exact number of shares of the Company's Common Stock to be purchased by the Gottwalds will be determined by the market price for the Company's Common Stock. Because each of the stock purchase agreements provides as a condition to closing for the Company that the number of shares to be sold to the Gottwalds cannot equal or exceed 20% of the outstanding shares, at the lowest possible sales price permitted under the terms of the stock purchase agreements the reduction of pro forma earnings per share (based on income before cumulative effect of accounting changes) for the nine-month period ended September 30, 1993 would be less than $.02 per share.
                                       8
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                             ALBEMARLE CORPORATION
                              RECENT DEVELOPMENTS
                                  (UNAUDITED)
     Following is certain unaudited summary financial information for the Company as of December 31, 1993 and for the three months and year ended as of that date.

                                                                           THREE MONTHS ENDED               YEAR ENDED
                                                                           DECEMBER 31, 1993             DECEMBER 31, 1993
                                                                              (IN THOUSANDS OF DOLLARS EXCEPT PER-SHARE
                                                                                              AMOUNTS)
HISTORICAL COMBINED INFORMATION (1)
  INCOME STATEMENT DATA (2)(3)
  Net sales.....................................................               $  234,965                   $   903,418
  Operating profit (4)..........................................                    7,878                        48,662
  Income before income taxes....................................                    7,014                        42,505
  Net income (5)................................................                    3,595                        21,810
  WORKING CAPITAL...............................................                  179,093                       179,093
  TOTAL ASSETS..................................................                1,087,326                     1,087,326
  LONG-TERM DEBT, EXCLUDING CURRENT PORTION (6).................                   81,404                        81,404
  TOTAL EQUITY..................................................                  707,172                       707,172
PRO FORMA COMBINED INFORMATION (7)
  INCOME STATEMENT DATA
  Net sales.....................................................               $  234,965                   $   911,784
  Operating profit..............................................                    7,878                        48,655
  Income before income taxes....................................                    4,805                        33,146
  Net income (5)................................................                    1,910                        15,686
  TOTAL ASSETS..................................................                1,087,326                     1,087,326
  LONG-TERM DEBT, EXCLUDING CURRENT PORTION (8).................                  386,438                       386,438
  TOTAL EQUITY..................................................                  402,138                       402,138
  EARNINGS PER SHARE (9)........................................               $      .03                   $       .26

     (1) Historical results of operations for the year ended December 31, 1993, include the results of operations of PPC since its date of acquisition, February 8, 1993 (see Note 16 Subsequent Events-Acquisition of Potasse et Produits Chimiques to the combined financial statements). Financial position information at December 31, 1993 also includes the impact of this acquisition.
     (2) Historical results of operations includes interest primarily on foreign long-term debt instruments expected to be transferred to the Chemicals Businesses which are specifically related to the Chemicals businesses' assets (see Note 2 Summary of Significant Accounting Policies-Interest Expense to the combined financial statements). Consequently, the interest expense reflected in the historical results of operations is not intended to reflect interest expense that the Chemicals Businesses may have incurred had the Chemicals Businesses been an independent company. Further, such interest expense does not reflect any additional interest expense on additional debt which will be assigned to Chemicals upon completion of the distribution.
     (3) See the combined financial statements of the Chemicals Businesses.
     (4) Operating profit for the year includes charges of $7,300 ($4,550 after income taxes) to cover the work force reduction, retirement programs and other separation costs and relocation costs associated with employee transfers.
     (5) No historical earnings per share information is presented because the Chemicals Businesses were not a separate entity with their own capital structure during the periods presented.
     (6) Long-term debt includes primarily foreign debt instruments expected to be transferred to the Chemicals Businesses. Such debt is not intended to reflect the amount of debt which would have been outstanding had Chemicals been an independent company and such debt does not represent the amount of debt which would be outstanding upon completion of the distribution (see Note 16 Subsequent Events -- Credit Facility to the combined financial statements). Transactions with Ethyl are treated as settled immediately and there are no advances outstanding. Consequently, the amount of debt is not intended to reflect debt that the Chemicals Businesses may have had outstanding had they been an independent company.
     (7) The pro forma financial information presented is for informational purposes only and may not necessarily reflect future earnings and financial position or what the earnings or financial position would have been had the Chemicals Businesses operated as a separate, stand-alone company during the periods shown.

                             ALBEMARLE CORPORATION
                        RECENT DEVELOPMENTS (CONTINUED)
                                  (UNAUDITED)
     (8) Pro forma long-term debt reflects the planned borrowing on the Chemicals Businesses' credit facility necessary to achieve the planned debt to total capitalization ratio.
     (9) Pro forma earnings per share (based on income before cumulative effect of accounting changes) is computed as if the 59.2 million shares of the Company's Common Stock proposed to be issued in the Distribution had been outstanding for the periods presented. Also, no consideration is given to any
(a) stock options that may be granted under the proposed stock option plans of the Company (see MANAGEMENT -- Compensation of Executive Officers) since, although the plan has been approved by the Chemicals Board of Directors and Ethyl, and option grants for approximately 1,500,000 shares of Chemicals' stock have also been approved by the Chemicals Board of Directors and Ethyl, the impact of the options cannot be evaluated because neither the option price nor the market price of the stock is known, and (b) shares of stock issuable in connection with the planned sale of common stock to members of the Gottwald family (see FINANCING -- Sale of the Company's Common Stock).
                                THE DISTRIBUTION
GENERAL
     The board of directors (the Ethyl Board of Directors or the Ethyl Board) of Ethyl Corporation, a Virginia corporation (Ethyl), has approved a distribution (the Distribution) to holders of Ethyl common stock, par value $1.00 per share (Ethyl Common Stock), of all of the outstanding shares of capital stock of Albemarle Corporation, a Virginia corporation (the Company), a wholly-owned subsidiary of Ethyl. At the date and time of the Distribution, the Company will own directly or through one of its subsidiaries the olefins and derivatives, bromine chemicals and specialty chemicals businesses that now are owned by Ethyl directly or through one of its subsidiaries (collectively, the Chemicals Businesses). See BUSINESS. On or about March 10, 1994, Harris Trust and Savings Bank, as the distribution agent (the Distribution Agent), will mail certificates representing the distributed Common Stock of the Company (the Company's Common Stock) to the holders of record of Ethyl Common Stock at the close of business on February 28, 1994 (the Distribution Date). Following the Distribution, Ethyl's operations will consist primarily of its petroleum additives and pharmaceutical businesses (collectively, the Ethyl Businesses). The Company's principal executive offices will be located at 330 South Fourth Street, Richmond, Virginia 23219. The telephone number for the Company's executive offices will be (804) 788-6000.
     Ethyl and the Company desire to maintain continuity in the management philosophy of both companies following the Distribution. To help maintain this continuity, the following executive officers of the Company will continue to have management positions with Ethyl after the Distribution: Floyd D. Gottwald, Jr., Chairman of the Board of Directors and Chief Executive Officer of the Company and Vice Chairman of the Ethyl Board of Directors; Charles B. Walker, Vice Chairman of the Board of Directors and Chief Financial Officer of the Company and Ethyl; and E. Whitehead Elmore, Senior Vice President, Secretary and General Counsel of the Company and Special Counsel to the Executive Committee of the Ethyl Board and Corporate Secretary. Ethyl and the Company view continuity in the management of both companies as particularly important in the period immediately following the Distribution due to the interrelationship of the operations of the Ethyl Businesses and the operations of the Chemicals Businesses.
     Shareholders of Ethyl with inquiries relating to the Distribution should contact Harris Trust and Savings Bank, 311 West Monroe Street, 11th Floor, Chicago, Illinois 60606. After the Distribution Date, shareholders of the Company with inquiries relating to the Distribution or their investment in the Company should contact the Company, 330 South Fourth Street, Richmond, Virginia 23219, Attention: Corporate Secretary, or Harris Trust and Savings Bank, the Company's transfer agent and registrar, at the address listed above.
BACKGROUND AND REASONS FOR THE DISTRIBUTION
     Ethyl believes that separating the Chemicals Businesses from the Ethyl Businesses will maximize the development of those businesses. Ethyl also has concluded that the Distribution will provide cost savings by reducing the cost to the Company of obtaining needed equity capital, by reducing administrative expenses and by permitting the Company to forgo planned construction of a new corporate headquarters. Ethyl's management had previously considered constructing a new office building in Richmond, Virginia to accommodate employees of the Baton Rouge, Louisiana operations as a result of inefficiencies of managing decentralized operations in three different locations -- Richmond, Baton Rouge and St. Louis, Missouri. The Distribution obviates the need for relocating the Baton Rouge employees and will save the Company the cost of a new building as well as employee relocation expenses.
     Further, the Distribution will avoid internal competition for capital, which has hindered the growth and expansion of the Chemicals Businesses in recent years. It will also improve the operations of both Ethyl and the Company by eliminating conflicts that are created by (i) certain customers of the Chemicals Businesses also being customers of the Ethyl Businesses, (ii) certain customers of the Chemicals Businesses also being competitors of the Ethyl Businesses and (iii) certain customers of the Ethyl Businesses also being competitors of the Chemicals Businesses.
     The Company also should benefit from the positive effects the Distribution will have for the Company's employees. The value of the Company's Common Stock will more closely correspond to the performance of employees in the Chemicals Businesses than Ethyl Common Stock currently does. Consequently, employee benefit plans that hold the Company's Common Stock will be more directly related to the Company's performance and compensation than Ethyl Common Stock for the key employees and plan participants of the Company. The Company should also benefit from the value to the Company's employees of being associated with a relatively large independent business, instead of a part of Ethyl's total enterprise.
     The Distribution should permit Ethyl to experience the benefit of a similar positive effect on its employees. It also will enable Ethyl to concentrate the attention of its management and financial resources on its core businesses without regard to the concerns and needs of the Chemicals Businesses.
     Ethyl's management also believes that following the Distribution the financial markets will be able to focus better on the individual strengths of the Ethyl Businesses and the Chemicals Businesses and more accurately evaluate the performance of the Company compared to companies in the same or similar businesses.
FINANCIAL ADVISOR
     CS First Boston Corporation has served as financial advisor to Ethyl in connection with the Distribution. CS First Boston Corporation is referred to in this Information Statement as the Financial Advisor.
CERTAIN SIGNIFICANT ASPECTS OF THE DISTRIBUTION
     The Distribution will occur pursuant to a Reorganization and Distribution Agreement, dated as of February 28, 1994, between Ethyl and the Company (the Reorganization Agreement). Immediately following the Distribution Date, the holders of Ethyl Common Stock on that date will own all of the outstanding shares of the Company's Common Stock as described in -- Manner of Effecting the Distribution.
     The Company has agreed to sell approximately $50 million of the Company's Common Stock to Bruce C. Gottwald and members of his family, including Bruce C. Gottwald, Jr., or an investment entity owned by them, and approximately $50 million of the Company's Common Stock to Floyd D. Gottwald, Jr. and members of his family, including John D. Gottwald and William M. Gottwald, M.D., or an investment entity owned by them. Each of Bruce C. Gottwald and Floyd D. Gottwald, Jr. expects to assign his stock purchase agreement with the Company to an investment entity that he and members of his family will own. The purchase price for the shares will be the average weighted trading price of the Company's Common Stock as determined by the Financial Advisor for the third through the twelfth business day following release of the Company's earnings for the first quarter of 1994. Floyd D. Gottwald, Jr. will be the Chairman of the Board and Chief Executive Officer of the Company, and Bruce C. Gottwald, Bruce C. Gottwald, Jr., John D. Gottwald and William M. Gottwald, M.D. will be directors of the Company. See FINANCING -- Sale of the Company's Common Stock and SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.
     Following the Distribution, the Company's board of directors (the Company's Board of Directors or the Company's Board) will consist of 14 individuals, including 12 individuals who are currently serving as, and immediately after the Distribution will be, directors of Ethyl. See MANAGEMENT -- Directors.
MANNER OF EFFECTING THE DISTRIBUTION
     The Distribution was approved on February 8, 1994, and will be made on the Distribution Date to holders of record of Ethyl Common Stock at the close of business on that date. The holders of Ethyl Common Stock will not be mailed certificates representing shares of the Company's Common Stock until on or about March 10, 1994. At that time, certificates representing these shares will be mailed by the Distribution Agent to holders of record of Ethyl Common Stock as of the close of business on the Distribution Date on the basis of one share of the Company's Common Stock for every two shares of Ethyl Common Stock held on that date. All such shares will be fully paid and nonassessable. The holders of the Company's Common Stock will not be entitled to any preemptive rights to purchase any additional shares of the Company's capital stock. See DESCRIPTION OF THE COMPANY'S CAPITAL STOCK -- Preemptive Rights.
     No certificates or scrip representing fractional shares of the Company's Common Stock will be issued to holders of Ethyl Common Stock as part of the Distribution. In lieu of receiving fractional shares, each holder of Ethyl Common Stock who would otherwise be entitled to receive a fractional share of the Company's Common Stock will receive cash for such fractional interest. The Company will purchase such fractional share interests at a per share price equal to the average closing price of the Company's Common Stock on the NYSE on the first through the fourth trading days after the Distribution Date.
     The Company's Common Stock and cash in lieu of fractional shares will be distributed directly to each participant in Ethyl's Dividend Reinvestment Plan based upon the aggregate number of shares of Ethyl Common Stock credited to such participant's account under such plan and any additional shares of Ethyl Common Stock registered in such participant's name as of the Distribution Date.
     The Savings Plan for the Employees of Ethyl Corporation (the Ethyl Savings
Plan), as the recordholder of shares of Ethyl Common Stock, will receive shares of the Company's Common Stock in the Distribution. To accommodate these shares, a new inactive investment fund consisting of the Company's Common Stock and cash has been established in the Ethyl Savings Plan. Cash dividends paid on shares of the Company's Common Stock held in the Ethyl Savings Plan will be invested in the Company's Common Stock. As of the Distribution Date, each Ethyl Savings Plan participant's interest in the new investment fund will equal his proportionate interest in the Ethyl Common Stock held by the Ethyl Savings Plan. Ethyl Savings Plan participants may retain their investment in the Company's Common Stock fund or may liquidate all or part of such investment and transfer the funds directly or indirectly to other investment options in accordance with the terms of the Ethyl Savings Plan.
     Options to purchase shares of Ethyl Common Stock awarded prior to the Distribution Date to employees of Ethyl and Ethyl's subsidiaries under the Ethyl Corporation Incentive Stock Option Plan (the Ethyl Option Plan) will be adjusted pursuant to the terms of the Ethyl Option Plan to reflect the Distribution.
     NO HOLDER OF ETHYL COMMON STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION OR TO EXCHANGE HIS ETHYL COMMON STOCK FOR THE SHARES OF THE COMPANY'S COMMON STOCK THAT HE WILL RECEIVE IN THE DISTRIBUTION. THE DISTRIBUTION WILL NOT AFFECT THE NUMBER OF THE HOLDER'S SHARES OF ETHYL COMMON STOCK, ALL OF WHICH WILL REMAIN OUTSTANDING. CERTIFICATES REPRESENTING OUTSTANDING SHARES OF ETHYL COMMON STOCK WILL CONTINUE TO BE VALID AND SHOULD NOT BE DESTROYED. Each such certificate will continue to represent the right to purchase shares of Ethyl preferred stock pursuant to the rights agreement, dated as of September 24, 1987, between Ethyl and NationsBank of Virginia, N.A., as rights agent (the Ethyl Rights Agreement). As a result of the Distribution, the purchase price payable upon exercise of the rights and the number of shares of Ethyl preferred stock covered by each right will be adjusted in accordance with the Ethyl Rights Agreement. Holders of Ethyl Common Stock will be notified in due course of the specifics of such adjustment.
FEDERAL INCOME TAX ASPECTS OF THE DISTRIBUTION
     Ethyl has received from the Internal Revenue Service a ruling (the Tax Ruling) to the effect that, among other things, the Distribution will qualify as a non-taxable spin-off under Section 355 of the Internal Revenue Code of 1986, as amended (the Code), and accordingly, for federal income tax purposes:
     (1) No gain or loss will be recognized by (and no amount will be includable in the income of) a holder of Ethyl Common Stock solely as a result of the receipt of the Company's Common Stock upon the Distribution, other than in respect of cash received in lieu of a fractional share of the Company's Common Stock. A shareholder receiving cash in lieu of a fractional share of the Company's Common Stock will be treated as if the fractional share had been received and then sold for the cash. Such a shareholder therefore will recognize gain or loss measured by the difference between the amount of cash received and the tax basis of the fractional share interest. Provided that the Ethyl Common Stock is held as a capital asset, such gain or loss will be a capital gain or loss.
     (2) A shareholder's tax basis in Ethyl Common Stock on which the Distribution is made will be apportioned in accordance with the relative market values at the time of the Distribution between such Ethyl Common Stock and the Company's Common Stock received by the shareholder in the Distribution. Shareholders will receive with the certificates representing the Company's shares a notice explaining such apportionment.
     (3) A shareholder's holding period for the Company's Common Stock received in the Distribution will include the holding period for his Ethyl Common Stock, provided that the shareholder holds such Ethyl Common Stock as a capital asset.
     (4) No gain or loss will be recognized by Ethyl or the Company upon the Distribution.
     THE FOREGOING IS ONLY A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION UNDER CURRENT LAW AND IS INTENDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF THE DISTRIBUTION TO SUCH SHAREHOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS, AS WELL AS HOW TO REPORT THE RECEIPT OF THE COMPANY'S COMMON STOCK AND CASH IN LIEU OF ANY FRACTIONAL SHARE INTEREST ON INCOME TAX RETURNS.
     For a description of the Tax Sharing Agreement, dated as of February 28, 1994, (the Tax Sharing Agreement), pursuant to which Ethyl and the Company have provided for various tax matters, see RELATIONSHIP BETWEEN ETHYL AND THE COMPANY AFTER THE DISTRIBUTION -- Tax Sharing Agreement.
LISTING AND TRADING OF THE COMPANY'S COMMON STOCK
     Although the Company's Common Stock has been approved for listing on the New York Stock Exchange upon official notice of issuance, there currently is no public market for the Company's Common Stock. A when-issued trading market is expected to develop prior to the Distribution Date and continue until the certificates have been mailed by the Distribution Agent. The term when-issued means that shares can be traded prior to the time certificates actually are available or issued. Because the New York Stock Exchange will provide for when-issued trading for the Company's Common Stock commencing February 22, 1994, any Ethyl shareholder who desires to sell any of the Company's Common Stock that he will receive in the Distribution may do so even though certificates representing those shares will not be mailed until on or about March 10, 1994. Because of when-issued trading, the market price for the Company's Common Stock at the time the share certificates are received by the Company's shareholders may be higher or lower than the price at which the shares trade during the when-issued trading period. Prices at which the Company's Common Stock may trade cannot be predicted. Until the Company's Common Stock is fully distributed and an orderly market develops, the prices at which such stock trades may fluctuate significantly. The prices at which the Company's Common Stock trades will be determined by the marketplace and may be influenced by a number of factors, including, among others, the depth and liquidity of the market for the Company's Common Stock, investor perceptions of the Company and the markets in which the Chemicals Businesses operate, the Company's dividend policy and general economic and market conditions. In addition, the planned sale by the Company of approximately $100 million of the Company's Common Stock to the Gottwalds, described in FINANCING -- Sale of the Company's Common Stock, could have an impact on the market prices for the Company's Common Stock. Such prices may also be affected by certain provisions of the Articles of Incorporation and Bylaws of the Company, which may have an antitakeover effect. See -- Dividend Policy and PURPOSES AND ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND THE COMPANY'S BYLAWS.
     Shares of the Company's Common Stock distributed to Ethyl shareholders will be freely transferable, except for shares received by persons who may be deemed to be affiliates of the Company under the Securities Act of 1933, as amended (the Securities Act). Persons who may be deemed to be affiliates of the Company after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, the Company and may include certain officers and directors of the Company as well as principal shareholders of the Company. Persons who are affiliates of the Company will be permitted to sell their shares of the Company's Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(1) of the Securities Act and Rule 144 thereunder. The Company believes that at the time of the Distribution the only persons who may be deemed affiliates of the Company will be the Gottwalds, who initially will own approximately 17.8% of the outstanding shares of the Company's Common Stock. That percentage would increase if the Company sells approximately $100 million of the Company's Common Stock to the Gottwalds. See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS and FINANCING -- Sale of the Company's Common Stock. DIVIDEND POLICY
     It is anticipated that, following the Distribution, the Company will pay initially a quarterly cash dividend of $.05 per share on the Company's Common Stock commencing with the dividend normally payable on April 1. However, no such dividend has been declared by the Company's Board of Directors and all decisions with respect to the payment of dividends will be made by the the Company's Board from time to time based upon the Company's earnings, financial condition, anticipated cash needs and such other considerations as the Company's Board deems relevant.
     The Company's Board of Directors has adopted a dividend reinvestment plan effective July 1, 1994 that will permit shareholders to reinvest dividends in shares of the Company's Common Stock.

EXECUTIVE OFFICERS OF THE COMPANY
     The executive officers of the Company will be:

                                                                              POSITION WITH ETHYL
             NAME                    POSITION WITH THE COMPANY                 PRIOR TO SPIN-OFF
Floyd D. Gottwald, Jr.          Chairman of the Board and Executive   Chairman of the Board and the
                                  Committee and Chief Executive         Executive Committee
                                  Officer
E. Gary Cook                    President and Chief Operating         Senior Vice President
                                  Officer
Charles B. Walker               Vice Chairman of the Board and Chief  Executive Vice President and Chief
                                  Financial Officer                     Financial Officer
E. Whitehead Elmore             Senior Vice President, Secretary and  Vice President, Secretary and
                                  General Counsel                       General Counsel
Thomas G. Avant                 Senior Vice President                 Vice President

     In order to provide continuity with Ethyl's operations, Floyd D. Gottwald, Jr. will serve as Vice Chairman of the Ethyl Board of Directors; Charles B. Walker will serve as Vice Chairman of the Board and Chief Financial Officer of Ethyl; and E. Whitehead Elmore will serve as Special Counsel to the Executive Committee of the Ethyl Board and Corporate Secretary. The management of the Company will formulate its business strategy and pursue business opportunities designed to enhance the quality of the Company's products and the results of its operations.
THE COMPANY'S COMMON STOCK REPURCHASES
     The Company may purchase shares of the Company's Common Stock from time to time when, among other things, it believes that acquiring the Company's Common Stock is the best use of available cash. The Company's Board has authorized the purchase from time to time of up to 6,000,000 shares of the Company's Common Stock. Purchases of shares of the Company's Common Stock ordinarily will be effected in open-market transactions. The Company, however, may buy shares of the Company's Common Stock in negotiated transactions when appropriate. In addition, after the Distribution, certain officers and directors of the Company may purchase shares of the Company's Common Stock from time to time in the open market. See FINANCING -- Sale of the Company's Common Stock.
CONDITIONS; TERMINATION
     The Distribution is subject to certain conditions, and even if these conditions are met, the Ethyl Board of Directors may determine at any time prior to the Distribution Date not to proceed with the Distribution. See RELATIONSHIP BETWEEN ETHYL AND THE COMPANY AFTER THE DISTRIBUTION -- Reorganization
Agreement.
DISTRIBUTION COSTS
     Ethyl and the Company will bear their own costs and expenses in connection with the Distribution and related transactions.
                                   FINANCING
ABSENCE OF ETHYL FINANCIAL SUPPORT
     Prior to the Distribution, the Chemicals Businesses had the benefit of access to Ethyl's borrowing capacity through intercompany advances and other types of financial support. Following the Distribution Date, the Chemicals Businesses will be required to procure any needed financing based on their own creditworthiness. The management of Ethyl and the Company have endeavored with the assistance of the Financial Advisor to structure the capitalization and operations of the Chemicals Businesses in such a way as to permit access to external sources of capital on acceptable terms and conditions. There can be no assurance that the Company will be able to do so after the Distribution except pursuant to the Credit Facility.
SALE OF THE COMPANY'S COMMON STOCK
     In evaluating the proposed Distribution, the Ethyl Board of Directors determined that the Company would benefit by raising additional capital through the issuance of common stock in order to decrease the Company's debt to equity ratio, thereby better positioning the Company to develop its businesses. After consultation with the Financial Advisor, the Company's Board of Directors concluded that the best form of equity capital was common stock and that a private placement to Bruce C. Gottwald and Floyd D. Gottwald, Jr. and members of their families would be the least costly method of raising such equity capital (due to the absence of underwriting and other expenses associated with public offerings) and would provide less market risk than a public offering.
     Because Ethyl, in contrast to most publicly held corporations, retains preemptive rights in connection with the issuance of Ethyl Common Stock for cash, the Financial Advisor advised that it would be less expensive for the Chemicals Businesses to raise additional capital if such businesses existed as an entity separate from Ethyl without preemptive rights. Since the Company's Articles of Incorporation eliminate preemptive rights, the Company can sell the Company's Common Stock in a public offering or in a private placement without the necessity of providing each shareholder the preemptive right to purchase his proportionate share. The Financial Advisor advised that in a rights offering either (i) the sale price of the new common shares to existing shareholders would have to be set at a discount to the then-existing market price in order to create a rights value to insure that such an offering would be successful, or
(ii) the rights could be offered with a smaller rights value with a commitment by the Gottwalds or another third party to purchase any shares that were not taken up, in which case a stand-by fee would be reasonable and customary. The Financial Advisor concluded that under either alternative the net proceeds to the Company would be reduced.
     The Financial Advisor also reviewed with the Company's Board the optimal level of additional capital taking into account (i) the impact on the Company's financial leverage and (ii) the possible dilutive effect on earnings per share. The Board reviewed the potential consequences of equity issuances of varying amounts and concluded that $100 million of additional equity was the appropriate amount to achieve the objective of reducing the Company's financial leverage while minimizing the dilutive impact, if any, on earnings per share. The Board also considered the costs of issuing common stock as well as various types of preferred stocks, including a variety of convertible preferred stocks, and concluded that sale of common stock was the most beneficial way to raise the additional capital.
     After consultation with the Financial Advisor, the Company's Board of Directors concluded, with Floyd D. Gottwald, Jr., Bruce C. Gottwald, Bruce C. Gottwald, Jr., John D. Gottwald and William M. Gottwald, M.D. abstaining, that the Company should seek to raise $100 million through the sale of the Company's Common Stock and that a private placement to the Gottwalds was less costly and more advantageous to the Company than a public offering because of the underwriting and other expenses and the increased market risk associated with a public offering. On this basis, the remaining directors unanimously approved a stock purchase agreement between the Company and Bruce C. Gottwald and a stock purchase agreement between the Company and Floyd D. Gottwald, Jr. (the agreements are referred to individually as a Stock Purchase Agreement and collectively as the Stock Purchase Agreements). Bruce C. Gottwald expects to assign his Stock Purchase Agreement to an investment entity to be formed and to be owned by him and members of his family, including Bruce C. Gottwald, Jr.
Floyd D. Gottwald, Jr. expects to assign his Stock Purchase Agreement to an investment entity to be formed and to be owned by him and members of his family, including John D. Gottwald and William M. Gottwald, M.D.
     Under each of the Stock Purchase Agreements, the Company agrees to sell and the purchasers agree to purchase that number of whole shares of the Company's Common Stock determined by dividing $50 million by the average weighted trading price of the Company's Common Stock as determined by the Financial Advisor for the third through the twelfth business day following release of the Company's earnings for the first quarter of 1994. The purchase price is payable in cash at the closing, which is scheduled for the first business day after the purchase price is determined.
     Each of the Stock Purchase Agreements provides that if the average weighted trading price of the Company's Common Stock as determined by the Financial Advisor for the period from March 16, 1994 through April 15, 1994 (the Initial Trading Period) does not in the opinion of the Financial Advisor or another investment banker acceptable to both parties fall within a range that reflects the reasonable value of the Company's Common Stock in line with comparable companies as of the end of the Initial Trading Period, the parties shall agree on new time periods for pricing the shares of the Company's Common Stock, and if no agreement is reached either party may terminate the Stock Purchase Agreement. Each Stock Purchase Agreement also gives the Company the right not to close if the average weighted trading price of the Company's Common Stock as determined by the Financial Advisor for the third through the twelfth business day following the release of the Company's earnings for the first quarter of 1994 is less than 90% of the average weighted trading price of the Company's Common
Stock as determined by the Financial Advisor for the Initial Trading Period.
Each Stock Purchase Agreement gives the purchasers the right not to close if the average weighted trading price of the Company's Common Stock as determined by the Financial Advisor for the third through the twelfth business day following the release of the Company's earnings for the
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first quarter of 1994 is more than 110% of the average weighted trading price of the Company's Common Stock as determined by the Financial Advisor for the
Initial Trading Period. The Company's Board of Directors did not attempt to determine in advance an acceptable range of selling prices to the Gottwalds and no discussions were held with the Gottwalds regarding such a range; rather the Board required that the average price during the Initial Trading Period, in the opinion of the Financial Advisor, be within a range that reflects the reasonable value of the Common Stock. For each party, closing under the Stock Purchase Agreement is conditioned on the closing of the other Stock Purchase Agreement. Each Stock Purchase Agreement includes other customary representations, warranties, covenants and conditions, including the obtaining of financing by the purchasers.
     The net proceeds from the sale of the Company's Common Stock will be used for general corporate purposes, including working capital, reduction of indebtedness and possible expansion of the Chemicals Businesses.
CREDIT FACILITY
     Additional funds necessary for working capital and other financing needs of the Company and its subsidiaries may be obtained through a $500 million, five-year unsecured Credit Facility with major commercial banks. Two options will be available under the Credit Facility: (i) a competitive advance option provided on an uncommitted basis through an auction mechanism and (ii) a revolving credit option provided on a committed basis. Availability under each option will be reduced by usage under the other option on a dollar-for-dollar basis. The Credit Facility provides for a facility fee to be payable based on the face amount of the Credit Facility, irrespective of usage and a fixed annual administrative fee. The Credit Facility contains certain restrictive financial covenants applicable to the Company. Among other things, the Credit Facility requires the Company to achieve and maintain certain financial ratios and contains customary financial and operating covenants, including maintenance of consolidated indebtedness at not more than 60% of the sum of shareholders'
equity and consolidated indebtedness, maintenance of minimum shareholders'
equity of $300 million (which minimum increases by 50% of the net proceeds of the proposed sale of $100 million of equity (see FINANCING -- Sale of the Company's Common Stock)) and restrictions on the ability of the Company to incur indebtedness, to merge or consolidate, to sell certain assets and to create, incur or permit the existence of certain liens. Such financial ratios, restrictions and covenants may affect the operating flexibility of the Company. In the Credit Facility and in accordance with the IRS Ruling, the Company has covenanted to sell to the Gottwalds or to the public approximately $100 million of the Company's Common Stock prior to March 1, 1995.
                   RELATIONSHIP BETWEEN ETHYL AND THE COMPANY
                             AFTER THE DISTRIBUTION
     For the purpose of governing certain of the ongoing relationships between Ethyl and the Company after the Distribution and to provide mechanisms for an orderly transition, Ethyl and the Company have entered into various agreements, including the Reorganization Agreement, the Benefits Agreement, the Tax Sharing Agreement, the Master Services Agreement and the Indemnification Agreement, that provide for the allocation of assets, resources, employees, benefit plans, taxes, liabilities and certain administrative and other services between Ethyl and the Company. In addition, Ethyl and the Company entered into agreements relating to plant facilities of Ethyl and the Company that will be interconnected after the Distribution as well as supply agreements and related licensing agreements. Because of the interrelationship between the adjoining operations of Ethyl and the Company, agreements were necessary to provide for the ongoing operation of these plants. These agreements cover the provision of administrative, manufacturing, storage and other services and utilities and, in some cases, the lease of real property at the shared facilities.
REORGANIZATION AGREEMENT
     Ethyl and the Company have entered into the Reorganization Agreement, which provides for, among other things, the principal corporate transactions required to effect the Distribution: (i) the transfer to the Company of the Chemicals Businesses and of certain related assets, (ii) the issuance by the Company to Ethyl of the shares of the Company's Common Stock to be distributed in the Distribution, (iii) the division between Ethyl and the Company of certain liabilities and (iv) the execution of certain other agreements governing the relationship between Ethyl and the Company following the Distribution. See THE DISTRIBUTION -- Certain Significant Aspects of the Distribution. The Reorganization Agreement also sets forth procedures for the administration of claims made in connection with the Chemicals Businesses that are insured under existing Ethyl insurance policies.
     In order to avoid affecting adversely the intended tax consequences of the Distribution and its related transactions, the Reorganization Agreement provides that neither the Company nor Ethyl may take any action that would affect adversely any
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ruling obtained from any taxing authority regarding the Distribution and its related transactions. The Company does not expect this limitation to inhibit its financing activities or its ability to pursue additional business opportunities or to respond to unanticipated developments. See THE DISTRIBUTION -- Federal Income Tax Aspects of the Distribution and THE DISTRIBUTION -- Executive
Officers of the Company.
     Additionally, the Reorganization Agreement requires the Company and Ethyl to cooperate in order to ensure that the Distribution is effected in a timely and orderly manner. The Reorganization Agreement provides that in addition to any services contemplated to be provided by the Master Services Agreement, dated as of February 28, 1994 (the Master Services Agreement), or any subsidiary agreement thereto, each party shall make available to the other party certain specified services and facilities on an arms-length basis.
     The Reorganization Agreement provides that the Distribution will not be made until all of the following conditions are satisfied: (i) the transfer of assets and liabilities contemplated by the Reorganization Agreement has been consummated in all material respects; (ii) additional shares of the Company's Common Stock have been issued to Ethyl in order to effect the Distribution;
(iii) the Company's Common Stock has been approved for listing on the NYSE subject to official notice of issuance; (iv) the Company's Board of Directors, comprised as described herein, has been elected by Ethyl (as sole shareholder of the Company) and the the Company's Articles of Incorporation and the Company's Bylaws, as each will be in effect after the Distribution, have been adopted and are in effect; and (v) the Company's Registration Statement on Form 10 (the Form
10) filed by the Company with the Securities and Exchange Commission (the SEC) under the Securities Exchange Act of 1934, as amended (the Exchange Act), has become effective. Additionally, in order for the Distribution to occur, the representations made in the Tax Ruling must remain true in all material respects. Even if the remaining conditions are satisfied, however, the Ethyl Board of Directors may determine at any time prior to the Distribution not to proceed with the Distribution.
BENEFITS AGREEMENT
     Ethyl and the Company have entered into an employee benefits agreement, dated as of February 28, 1994 (the Benefits Agreement), providing for certain employee compensation and benefit matters.
     The Benefits Agreement provides for the establishment of the Company's employee benefit plans. As more fully described herein, those plans are, except as otherwise described herein, substantially the same as the counterpart plans maintained by Ethyl and its subsidiaries. See MANAGEMENT -- Compensation of Executive Officers.
     The Benefits Agreement also provides for the allocation of assets and liabilities between the Company's and Ethyl's plans. For example, assets and liabilities will be transferred from the Ethyl salaried pension plan, the Ethyl savings plans and certain defined benefit pension plans covering hourly employees to the Retirement Income Plan for Employees of the Company (the Retirement Plan) and the Company's Employees Savings Plan (the Savings Plan) and to the corresponding Company hourly plans. The Company, or a subsidiary of the Company, will assume sponsorship of several other defined benefit pension plans covering eligible hourly employees. New welfare benefit plans (and related insurance contracts), similar to plans maintained by Ethyl and its subsidiaries, will be established by the Company.
     Pursuant to the Benefits Agreement, Ethyl will assist the Company in the administration of the Company's benefit plans during a transition period that may extend into 1995. As of March 1, 1994, the Company, however, will serve as the plans' named fiduciary and plan administrator under the Employee Retirement Income Security Act of 1974, as amended (ERISA).
TAX SHARING AGREEMENT
     Through the Distribution Date and for prior calendar years, the results of the Company's domestic operations have been and will be included in the Ethyl consolidated U.S. federal income tax returns. As part of the plan of Distribution, the Company and Ethyl have entered into a tax sharing agreement, dated as of February 28, 1994 (the Tax Sharing Agreement).
     Under the Tax Sharing Agreement, Ethyl will be responsible for the taxes of the Ethyl Businesses and the Chemicals Businesses for periods prior to the Distribution, except with respect to taxes attributable to Ethyl subsidiaries that will become subsidiaries of the Company in connection with the
Distribution. The Company will be responsible for the taxes of the Chemicals Businesses for post-Distribution periods and for the taxes of the Ethyl subsidiaries that become subsidiaries of the Company. Ethyl and the Company will cooperate with each other in the filing of tax returns and other related documents and in the defense and settlement of tax claims.
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MASTER SERVICES AGREEMENT
     Ethyl and the Company have entered into the Master Services Agreement, pursuant to which Ethyl will provide to the Company for varying periods of time after the Distribution Date office space and certain services, including, among other services, data processing, transportation, order processing, cash management, employee benefits and tax administration and legal services that may be necessary for the conduct of the Chemicals Businesses, and the Company will provide to Ethyl for varying periods of time after the Distribution Date office space and certain services, including, among other services, engineering, research and development, legal and patent, health and environment and data processing services that may be necessary for the conduct of the Ethyl Businesses. All of such office space and services will be provided on an arms-length basis, which generally will be at least equal to the respective cost to Ethyl or the Company of providing such space or rendering such services. OPERATING, SERVICES AND BLENDING AGREEMENTS
     The Company and Ethyl have entered into agreements pursuant to which the Company and Ethyl have agreed to coordinate certain facilities and services of adjacent operating facilities at plants in Orangeburg, South Carolina, Houston, Texas and Feluy, Belgium. In addition, the Company and Ethyl have entered into agreements providing for the blending by the Company of Ethyl's additive products and the production of antioxidants and manganese based antiknock compounds (MMT) at the Orangeburg, South Carolina plant.
ORANGEBURG, SOUTH CAROLINA AGREEMENTS
     The Orangeburg, South Carolina plant consists of facilities for the production of petroleum additives and specialty chemicals. The Company will operate for Ethyl the Orangeburg petroleum additives facility (the Orangeburg Additives Facility) for a period of ten years, with an option by Ethyl to extend for an additional ten years. The Orangeburg Operating Agreement provides that the Company will produce certain petroleum additive products meeting Ethyl's specifications and provide certain services and utilities customarily used by or reasonably necessary to maintain the Orangeburg Additives Facility in accordance with design capacity. At its option and upon 180 days' notice, Ethyl may assume responsibility for the operation of the Orangeburg Additives Facility, in which event the Company would continue to provide certain services and utilities for that facility. Ethyl will reimburse the Company for certain costs specified in the Orangeburg Operating Agreement and will pay to the Company a monthly operating fee based on a percentage of such reimbursable costs. The Company will produce MMT for Ethyl in facilities owned by the Company under a supply contract. The Company also will be licensed by Ethyl, subject to certain restrictions, to produce and sell MMT for its own account to the extent of any excess not set aside for Ethyl under the supply contract.
     The Company will own the specialty chemicals facilities and the land on which the Orangeburg Additives Facility is located. In conjunction with the Company's operation of the Orangeburg Additives Facility for Ethyl, the Company will lease the land to Ethyl for a period of ten years, with an option by Ethyl to extend for an additional ten years. The Company and Ethyl also have entered into a separate blending services agreement, dated as of February 28, 1994 (the Orangeburg Blending Agreement), pursuant to which the Company will provide storage, blending and packaging services to Ethyl in connection with the operation of the Orangeburg Additives Facility. The Orangeburg Blending
Agreement is coterminous with that of the Orangeburg Operating Agreement. Pursuant to the Orangeburg Blending Agreement, Ethyl will reimburse the Company for specified costs associated with the blending operations and will pay to the Company a monthly operating fee based on a percentage of such reimbursable costs. Pursuant to an antioxidant supply agreement, the Company will produce antioxidants for Ethyl at the Orangeburg plant. Ethyl will reimburse the Company for specified production costs and pay a monthly fee. The antioxidant supply agreement will be for ten years, and Ethyl will have the option to extend for an additional ten years.
HOUSTON, TEXAS AGREEMENT
     The Houston, Texas plant consists of facilities for the production of petroleum additives, olefins and derivatives and specialty chemicals. After the Distribution, Ethyl will own the petroleum additives facility at the Houston plant (the Houston Additives Facilities), and the Company will own the facilities that produce olefins and derivatives and specialty chemicals located at the Houston plant.
     The Company and Ethyl have entered into a reciprocal agreement, dated as of February 28, 1994 (the Houston Services Agreement), with respect to the operation of Ethyl's Houston Additives Facility and the Company's chemical operations adjoining the Houston Additives Facilities. Pursuant to the Houston Services Agreement, Ethyl will provide to the Company
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certain services and utilities related to the Company's chemicals operations in
Houston, while the Company will provide to Ethyl certain services and utilities related to Ethyl's petroleum additives operations in Houston. The term of the Houston Services Agreement is ten years, but any party receiving services and utilities may terminate one or more of such services or utilities upon giving 60 days' notice to the other party or may terminate all of such services and utilities upon giving 180 days' notice to the other party. Each party also has the right to extend the Houston Services Agreement with respect to the services and utilities that it is receiving for an additional ten years. Each party providing services will receive from the other party reimbursement of specified costs and a monthly service fee based on a percentage of such reimbursable costs.
FELUY, BELGIUM AGREEMENT
     The Feluy, Belgium plant consists of facilities for the production of petroleum additives, olefins and derivatives and specialty chemicals. After the Distribution, Ethyl will own and operate the petroleum additives facility at the Feluy, Belgium plant (the Feluy Additives Facility), and the Company will own the facilities that produce olefins and derivatives and specialty chemicals at the Feluy plant.
     The Company and Ethyl have entered into an agreement, dated as of February 28, 1994 (the Feluy Services Agreement), with respect to the operation of
Ethyl's Feluy Additives Facility. Pursuant to the Feluy Services Agreement, the Company will provide to Ethyl certain services and utilities related to Ethyl's petroleum additives operation in Feluy. The term of the Feluy Services Agreement is ten years, but Ethyl may terminate one or more of such services or utilities upon giving 60 days' notice to the Company or may terminate all of such services and utilities upon giving 180 days' notice to the Company. Ethyl also has the right to extend the Feluy Services Agreement for an additional ten years. The Company will receive from Ethyl reimbursement of specified costs and a monthly service fee based on a percentage of such reimbursable costs.
INDEMNIFICATION AGREEMENT
     Pursuant to an Indemnification Agreement, dated as of February 28, 1994, between Ethyl and the Company, Ethyl will indemnify the Company for losses to the Company after the Distribution Date resulting from the conduct of the Ethyl Businesses, including environmental liabilities, before and after the Distribution Date, and the Company will indemnify Ethyl for losses to Ethyl after the Distribution Date resulting from the conduct of the Chemicals Businesses, including environmental liabilities, before and after the Distribution Date. Tax liabilities, and related indemnification, are covered under the Tax Sharing Agreement. See -- Tax Sharing Agreement.
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                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                  (HISTORICAL)
INTRODUCTION
     The following is management's discussion and analysis of certain significant factors affecting the Chemicals Businesses' results of operations and financial condition. The discussion and analysis should be read in conjunction with the combined financial statements beginning at page F-3.
RESULTS OF OPERATIONS
NINE MONTHS ENDED SEPTEMBER 30, 1993 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 1992
     NET SALES. Net sales for the first nine months of 1993 increased 10% from the comparable 1992 period due to higher shipments, primarily reflecting the impact of the acquisition of PPC in February 1993. Flame retardant and pharmaceutical intermediates revenues increased for the nine month period on increased volumes. Revenues of polycrystalline silicon were down principally because of reduced shipments. Revenues of the olefins and derivatives business increased approximately 2%, reflecting significantly higher shipments at higher prices for poly alpha olefins and somewhat higher shipments at lower prices for linear alpha olefins, substantially offset by significantly lower shipments at lower prices for alcohols.
     OPERATING COSTS AND EXPENSES. Cost of goods sold in 1993 increased $64.6 million (14%) over the 1992 period, primarily reflecting increased shipments, largely due to the recent PPC acquisition, with the result that the gross profit margin decreased to 21.7% in the 1993 period from 24.2% in the 1992 period. Cost of goods sold would have increased 17% except for the non-recurrence of $12.7 million of start-up costs at Feluy, Belgium incurred in the 1992 period. The increase in cost of goods sold in 1993 also reflects higher operating costs (including depreciation on the new Feluy facilities) associated with operating olefin facilities at low capacity utilization at the Feluy and Houston, Texas olefin manufacturing facilities and higher maintenance expenses resulting from scheduled plant turnarounds at Feluy and Houston, as well as higher costs for polycrystalline silicon.
     Selling, general and administrative expenses, combined with research and development expenses, increased 14% in 1993 from the 1992 period, including a $7.7 million special charge in the 1993 third quarter for a planned work-force-reduction and early-retirement program. The program is expected to result in a net reduction of approximately 130 salaried employees at affected locations and should enable the Company to realize annual after-tax savings of approximately
$6 million. Excluding the special charge, 1993 expenses increased 6% due primarily to the impact of the recent PPC acquisition, higher employee-related expenses, higher expenses for outside consulting and increased technical services expenses partly offset by a favorable foreign exchange effect and the recovery of prior year legal fees resulting from the settlement of a lawsuit in 1993. As a percentage of net sales, selling, general and administrative expenses, including research and development expenses, increased to 15.6% in
1993 from 15.1% in the 1992 period, but excluding the 1993 special charge, the percentage of net sales would have been 14.5% in 1993.
     Operating profit in the 1993 period decreased 26% from 1992, but excluding the $7.7 million special charge included in 1993 selling, general and administrative expenses and $12.7 million start-up costs included in 1992 cost of goods sold, operating profit would have decreased 29% from the 1992 period. Most of this decrease came from higher operating costs of olefins and derivatives and unfavorable results in polycrystalline silicon.
     INTEREST AND FINANCING EXPENSES AND OTHER INCOME. Interest expense in 1993 increased $3.4 million from the 1992 period reflecting no capitalized interest in 1993 versus $4.2 million in 1992 partly offset by lower average debt outstanding in 1993.
     Other income, net, decreased to $0.9 million in 1993 from $1.6 million in 1992, reflecting primarily lower interest income in the 1993 period.
     INCOME TAXES. Income taxes in the 1993 nine-month period decreased $0.9 million (5%) compared to the 1992 period, while income before income taxes and cumulative effect of accounting changes declined 34%. The decrease in income taxes was due to lower income before income taxes and cumulative effect of accounting changes offset by a higher 1993 effective income tax rate (48.7% in 1993 versus 33.7% in 1992). The primary factors contributing to the higher 1993 tax rate were the absence of a full tax benefit on operating losses of the Company's Belgian subsidiary, as well as an increase in deferred income taxes of $2.2 million required by Financial Accounting Standards Board (FASB) Statement No. 109, Accounting
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for Income Taxes (FASB Statement No. 109), and $0.4 million higher taxes on 1993 income from operations, resulting from the recently passed federal income tax legislation which increased the corporate income tax rate retroactive to January 1, 1993. The full tax benefit on the Company's Belgian subsidiary's operating losses was not recognized because management concluded that it was more likely than not that a portion of the benefit from the Belgian subsidiary's operating loss carryforward would not be realized. While the benefit of the losses may be carried forward indefinitely, continued operating losses during 1993 make the timing of any realization currently undeterminable. Therefore, a valuation allowance of approximately $4 million (against a $7.3 million tax benefit attributable to the operating loss carryforwards of the Belgian subsidiary to be part of Chemicals), was established.
1992 COMPARED WITH 1991
     NET SALES. Net sales for 1992 increased $27.2 million (3%) from 1991. The increase was due to higher shipments partially offset by lower selling prices primarily in the olefins and derivatives business. Higher shipments of flame retardants, amines, polycrystalline silicon and agricultural intermediates were partly offset by lower zeolite volumes.
     OPERATING COSTS AND EXPENSES. Cost of goods sold in 1992 increased $51.3 million (9%) from 1991, primarily reflecting increased shipments and start-up costs of $12.7 million in 1992 versus $3.9 million in 1991 at the Company's new olefin facilities in Feluy, with the result that the gross profit margin decreased to 22.8% in 1992 from 26.6% in 1991. The 1992 start-up costs are costs for a linear alpha olefin facility which began commercial production in the third quarter of 1992. Excluding the start-up costs in both years, cost of goods sold would have increased $42.5 million (7%) from 1992. Significant factors causing the increase were high operating costs (including depreciation on the new Feluy facilities) due to low capacity utilization at the Feluy and Houston olefin manufacturing facilities caused by temporary excess capacity in the market place which has continued into 1993, an unfavorable foreign exchange effect and higher operating costs for compliance with environmental laws and regulations, virtually all of which represents on-going costs of operations, see BUSINESS -- Environmental Regulations, partially offset by slightly lower per-unit raw-material costs. Start-up costs are composed primarily of the labor cost of employees being trained to run the new facility, the cost of the trainers, the utilities and supplies used during the pre-production period and costs for pre-production testing of the equipment. The Company's policy is to expense such costs as they are incurred. Start-up was accomplished over a long period because construction of the facility was done in stages. Training for each section started as or before the section was completed.
     Average raw material costs for ethylene and most other major materials decreased during 1992 from 1991 despite a moderate upward trend during the second half of 1992. Average energy unit costs increased in 1992 over 1991.
     Selling, general and administrative expenses combined with research and development expenses decreased 9% in 1992 from 1991, but 1991 expenses reflected a special charge of $6.4 million ($4 million after income taxes) resulting from the discontinuation of certain developmental research programs. Excluding the special charge in 1991, the 1992 expenses decreased 4% mainly reflecting lower research and development expenses as a result of the discontinued research and development programs, partly offset by higher employee-related and other expenses as well as the effect of inflation. Selling, general and administrative and research and development expenses as a percent of net sales decreased to 15.3% in 1992 from 17.3% in 1991. Excluding the special charge the ratio was 16.5% in 1991.
     Operating profit in 1992 decreased 17% but excluding special charges and start-up costs decreased 12%. This decrease reflected higher production costs at the olefin manufacturing facilities and lower profit margins, higher operating costs for environmental compliance, partly offset by improved results in polycrystalline silicon, performance polymers and flame retardants and lower research and development and technical services expenses. Foreign operating profit decreased $20.5 million from 1991. This decrease was due to an $8.8 million increase in start-up costs in 1992 from 1991 and higher operating costs because of low capacity utilization caused by temporary excess capacity in the marketplace which has continued into 1993.
     INTEREST AND FINANCING EXPENSES AND OTHER INCOME. Interest and financing expenses in 1992 increased $2.4 million (99%) due to higher average debt outstanding and a lower amount of interest being capitalized versus 1991.
     Other income, net, decreased 44% in 1992 to $2.0 million from $3.6 million in 1991 due to a lower amount of interest income from a reduction in short-term securities.
     INCOME TAXES. Income tax expense in 1992 decreased 24% from 1991 reflecting a 22% decrease in income before income taxes and the cumulative effect of accounting changes and a lower effective income tax rate (28.7% in 1992 versus 29.6% in 1991). The decreased rate is primarily due to lower income taxes on income from foreign subsidiaries.
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     FOURTH QUARTER 1992. The decline in net income for the fourth quarter 1992 from the third quarter 1992 primarily reflects lower profit margins on approximately the same level of shipments of linear alpha olefins. The lower profit margins resulted because linear alpha olefin products sold were sourced from the Company's European plant where costs were higher while in prior quarters olefin products sold were sourced from the Houston plant where production costs were lower.
     ACCOUNTING CHANGES. In 1992, Ethyl changed its method of accounting for postretirement health benefits and its method of accounting for deferred income taxes both retroactive to January 1, 1992, in accordance with FASB Statement No. 106, Employers Accounting for Postretirement Benefits Other than Pensions, and FASB Statement No. 109, respectively.
     By changing to the accrual method of accounting for postretirement health benefits, the Company recognized a cumulative non-cash charge of $29.4 million, or $18.5 million, net of income taxes, and increased its 1992 annual expenses to approximately $3.8 million from $1.4 million. By changing its method of accounting for income taxes, the Company also decreased its deferred income tax liability and increased net income by $16.6 million. The combined cumulative net charge amounted to $1.9 million. See Notes 11 and 12 of NOTES TO COMBINED FINANCIAL STATEMENTS.
1991 COMPARED WITH 1990
     NET SALES. Net sales for 1991 increased 1% from 1990 primarily due to higher shipments, which were offset in part by lower selling prices in the olefins and derivatives business. Shipments of poly alpha olefins, pharmaceutical intermediates and zeolites increased but were largely offset by lower shipments of linear alpha olefins, agricultural intermediates and bromine chemicals.
     OPERATING COSTS AND EXPENSES. Cost of goods sold in 1991 increased $17.6 million (3%) from 1990 with the result that the gross profit margin decreased to 26.6% in 1991 from 28.1% in 1990. Excluding the effect of the 1990 special charges totaling $6.0 million reflecting primarily a write-off of goodwill related to the performance polymers business and the effect of start-up costs of $3.9 million in 1991 related to primarily a poly alpha olefin facility which began commercial production in the first quarter of 1991 versus $4.5 million in 1990 related to new olefin manufacturing facilities in Feluy, cost of goods sold would have increased $24.2 million (4%) from 1990 primarily due to higher shipments and increased distribution costs, as well as higher maintenance expenses from scheduled plant turnarounds in 1991. During 1991, average raw material unit costs decreased from 1990 and energy costs were also lower. Start-up costs are composed primarily of the labor cost of employees being trained to run the new facility, the cost of the trainers, the utilities and supplies used during the pre-production period and costs for pre-production testing of the equipment. The Company's policy is to expense such costs as they are incurred. Start-up was accomplished over a long period because construction of the facility was done in stages. Training for each section started as or before the section was completed.
     Selling, general and administrative expenses combined with research and development expenses increased 10% in 1991 over 1990. Excluding a special charge of $6.4 million in 1991 for discontinuation of certain developmental research programs, selling, general and administrative expenses combined with research and development expenses would have increased by 5% in 1991 over 1990. This increase mainly reflects higher employee-related and other expenses and also includes the effects of inflation. Selling, general and administrative and research and development expenses as a percent of net sales increased to 17.3%
in 1991 from 15.8% in 1990. The 1991 ratio would have been 16.5% except for the special charge.
     Operating profit in 1991 decreased 24% from 1990, but excluding special charges and start-up costs, decreased 22%. The decline primarily reflects lower margins and shipments in linear alpha olefins and flame retardants and other bromine chemicals, lower shipments of agricultural intermediates, higher product costs of polycrystalline silicon, higher maintenance expenses resulting from scheduled plant turnarounds, and higher selling and administrative expenses, partly offset by improved results in pharmaceutical intermediates and lower research and development expenses.
     INTEREST AND FINANCING EXPENSES AND OTHER INCOME. Interest and financing expenses in 1991 increased by $0.7 million (37%) from 1990 due to higher average debt outstanding partly offset by a higher amount of interest being capitalized in 1991.
     Other income, net, decreased 11% in 1991 (to $3.6 million in 1991 from $4.0 million in 1990) due to lower interest income from a reduction in short-term securities.
     INCOME TAXES. Income taxes in 1991 decreased 33% from 1990, reflecting a
24% decrease in income before income taxes and cumulative effect of accounting changes as well as a lower 1991 effective income tax rate. The decline in the effective income tax rate to 29.6% in 1991 from 33.3% in 1990 reflects primarily lower income taxes on income of foreign subsidiaries.
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OUTLOOK
     Historical results included in SELECTED FINANCIAL DATA show the best performance of the Chemical Businesses in 1988, an unusual year for the petrochemical industry, with short supply of several critical raw materials resulting in a high watermark year for the Company's more cyclical businesses. Growth in net sales since that period has not kept pace with increased cost burdens.
     Since 1988, the Company's operating results have been unfavorably impacted by special expenses for new plant start-
ups, new product introductions, establishing an important research and development presence in Europe, starting up Asia-Pacific offices in China and Japan and provisions for planned work-force-reduction and early-retirement programs. During this period, total assets increased approximately $470 million, adding further to the cost burden. A major expansion in research and development was undertaken in 1988 in order to support several new business initiatives, which were abandoned in a reversal to more appropriate levels of research and development spending over the 1992-1993 period. Since 1990, poor worldwide business conditions have had an additional depressing effect on the Company's operating results.
     These factors have been especially significant in the olefins and derivatives business where new European production facilities were started up in 1991 and 1992 just as the European business environment began experiencing one of its worst business recessions since the European Economic Community was established. Likewise, new flame retardants and a new, enhanced version of ibuprofen were introduced in 1993 along with new manufacturing facilities for these products. The cost of these product introductions and the startup expenses for the new facilities also have contributed to lower earnings. The economic slowdown coupled with excess capacity placed further pressure on pricing.
     The Company expects better results of operations as business conditions improve and demand in the major markets served increases. Already the signs are favorable. Poly alpha olefins showed marked improvement in the 1993 third quarter. Overall operating results in the last five months (June through
October, 1993) were up about 45% over the first five months of 1993 (January through May, 1993). A similar or better comparison is expected between the second half versus the first half of 1993.
     As business conditions continue to improve in 1994 and beyond, the Company expects continued improvements in results of operations as operating rates (especially for alpha olefins) increase, new product introduction and plant start-up costs are no longer a cost burden and as the savings from the work-force reduction is realized.
FINANCIAL CONDITION AND LIQUIDITY
     Cash and cash equivalents at September 30, 1993 approximated $46.6 million, which represents an increase of about $3.6 million from $43.0 million at year-end 1992, and which represented an increase of $12.3 million from $30.7 million at year-end 1991.
     Cash flows from operations of $76.1 million for the nine months ended September 30, 1993 were sufficient to cover operating activities in the first nine months of 1993, including a working capital increase of approximately $11.0 million, reflecting primarily higher accounts receivable and inventories partly offset by an increase in accrued expenses. The cash flows from operations, together with $110.8 million in net settlements with Ethyl, were used to cover expenditures for the acquisition of PPC and for capital expenditures. Cash flows from operating activities of $96.4 million in 1992, $129.4 million in 1991 and $117.5 million in 1990, were used primarily to fund capital expenditures, with any additional amounts required funded by Belgian bank borrowings and additional net settlements from Ethyl. Excess cash available, if any, was used to repay Ethyl's equity investment.
     The cumulative increase in inventory in the nine month period ended September 30, 1993 and in the twelve month period ended December 31, 1992 amounted to $24.4 million, of which $17.5 million occurred during 1993. The increase in inventory amounts resulted primarily from higher inventory quantities, including $10.2 million acquired as part of the PPC business acquisition on February 8, 1993, and approximately $17 million of additional quantities of linear alpha olefin inventory. The additional linear alpha olefin inventory was used to replenish depleted inventory which was at a low level at the end of 1991 and also to support increases in linear alpha olefin shipments. The remaining inventory changes include lower raw materials and a variety of small and mostly offsetting changes in other quantities and in normal unit costs.
     The Company anticipates that cash provided from operations in the future will be sufficient to pay its operating expenses, satisfy debt service obligations and make dividend payments to common shareholders. See THE DISTRIBUTION -- Dividend Policy. With respect to operating expenses, management expects that because the discount rates used for actuarial
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calculations in connection with the Company's pension and postretirement benefit plans are expected to decline, pension and postretirement benefit expenses are expected to increase in 1994.
     The non-current portion of the Company's long-term debt equalled $94.4 million at September 30, 1993, compared to $100.5 million at the end of 1992 and $118.7 million at the end of 1991. Total debt as a percent of total capitalization at September 30, 1993 of 13.2%, represents a decrease from 16.3% at the end of 1992. The debt ratio was 20.3% at the end of 1991 and 15.5% at the end of 1990. After a borrowing under the planned credit facility with a consortium of banks on the date the Distribution becomes effective and payment of the proceeds to Ethyl, the Company expects a long-term debt percentage of total capital of 45-50% at the time of the Distribution.
     The capital expenditures for the Chemicals Businesses in 1993 ($66.4 million through September 30) are expected to be below the 1992 level of $99.6 million which was less than the 1991 level of $124.7 million and the 1990 level of $116.6 million, mainly reflecting the mid-1992 completion of the $140 million linear alpha olefin manufacturing facility in Feluy, Belgium. The Company has no present plans for any capital expenditure programs other than expenditures in the normal course to improve plant efficiencies and expand the production of existing facilities. Future capital spending is expected to be financed primarily with cash provided from operating activities, with the balance provided by additional long-term debt.
     The Company is subject to federal, state and local requirements regulating the handling, manufacture and use of materials (some of which may be classified as hazardous or toxic by one or more regulatory agencies), the discharge of materials into the environment and the protection of the environment. It is the Company's policy to comply with these requirements. The Company believes that as a general matter its policies, practices and procedures are properly designed to prevent any unreasonable risk of environmental damage, and of resulting financial liability, in connection with its business.
     To the best of the Company's knowledge, the Chemicals Businesses currently are complying with and expect to continue to comply in all material respects with all existing environmental laws, regulations, statutes and ordinances even though compliance with government pollution-abatement and safety regulations usually increases operating costs and requires remediation costs and investment of capital that in some cases produces no monetary return. Such compliance with federal, state, local and foreign environmental protection laws has not in the past had, and is not expected to have in the future, a material effect upon earnings or the competitive position of the Chemicals Businesses.
     The Company will be subject to the federal Superfund law, and similar state laws, under which the Company may be designated as a potentially responsible party (PRP) and may be liable for a share of the costs associated with cleaning up various hazardous waste sites. In most cases, the Company's participation is DE MINIMIS. Further, almost all such sites represent environmental issues that are quite mature and have been investigated, studied and in many cases settled. In DE MINIMIS PRP matters, the Company's policy generally is to negotiate a consent decree and to pay any apportioned settlement, enabling the Company to be effectively relieved of any further liability as a PRP, except for remote contingencies. In other than DE MINIMIS PRP matters, the Company's records indicate that unresolved exposures are immaterial. The Company accrues and expenses its proportionate share of PRP costs in accordance with Statement of Financial Accounting Standards No. 5 and FASB Interpretation No. 14. Because management has been actively involved in evaluating environmental matters, the Company is able to conclude that the outstanding environmental liabilities for unresolved PRP sites for which the Company would not be a DE MINIMIS participant are not material.
     With respect to the Chemicals Businesses, operating costs charged to expense were approximately $39 million in 1992 versus approximately $32 million in 1991 (excluding depreciation of previous capital expenditures) and are expected to be somewhat higher in the next few years than in the past. Virtually all of the costs represent ongoing costs of operations. No amount was expensed by the Chemicals Businesses for one-time cleanup costs for sites where Ethyl has been named a PRP because almost all such sites remained with Ethyl. Costs for sites assigned to the Chemicals Businesses had previously been accrued and payments related to such sites were charged against accrued reserves which at September 30, 1993 were immaterial.
     Capital expenditures for pollution-abatement and safety projects for the Chemicals Businesses, including such costs that are included in other projects, were approximately $22.1 million, $19.1 million and $12.2 million in 1992, 1991 and 1990 respectively. For each of the next few years, capital expenditures for these types of projects are likely to be greater than current levels. Management's estimates of the effects of compliance with governmental pollution-abatement and safety regulations are subject to (i) the possibility of changes in the applicable statutes and regulations or in judicial or administrative construction of such statutes and regulations, and (ii) uncertainty as to whether anticipated solutions to pollution problems will be successful, or whether additional expenditures may prove necessary.
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     On February 8, 1993, a subsidiary of Ethyl completed the acquisition of PPC from Rhone-Poulenc S.A., the Paris-based multinational chemical and pharmaceutical company for $122 million (before consideration of cash acquired of $5.4 million). The transaction was financed (for the purposes of the
Chemicals Businesses' combined financial statements) with additional net settlements with Ethyl. PPC is a producer of organic and inorganic brominated compounds used mainly as pharmaceutical, photographic and agrochemical intermediates. PPC also operates an electrolysis unit to produce high-purity caustic potash and potassium carbonate.
     In connection with the Company's acquisition of PPC from Rhone-Poulenc SA
(RP), certain long term supply agreements were entered into between the Company, PPC and RP whereby RP and certain of its affiliates are committed to purchase specified quantities of PPC products for periods of twelve (12) to fifteen (15) years at prices which are adjusted on an annual basis. In addition, non-compete agreements between the Company and RP and Entreprise Miniere et Chimique (EMC) assure that RP will not re-enter critical markets for ten years, and EMC will not re-enter critical markets for five years. These agreements base load the production facilities, and assure a level of operations which will generate adequate cash flows to operate and maintain the facilities throughout the terms of the agreements.
     The Company also entered a sales service agreement with RP and certain of its affiliated companies to continue to market bromide products and potassium carbonate for PPC. These agreements are cancelable by either party at December
31 each year on six months prior written notice. Bromide agreements have already been largely terminated, and the Company markets these products directly. The agreement covering potassium carbonate remains in force, and assures that the Company maintains its market contacts and presence while it determines its ultimate marketing strategy.
     Ultimately, the overall profitability of PPC and its impact on the Company will be governed by PPC's reputation as a quality supplier, the Company's commitment to strengthen and grow these product lines in the world markets which it serves, and world market forces in the segments which this subsidiary serves.
     The Company currently plans to raise $100 million of capital from the sale of equity during 1994 to the Gottwalds with the proceeds being used for general corporate purposes, including but not limited to working capital and reduction of indebtedness. See FINANCING -- Sale of the Company's Common Stock. After the sale of the stock to the Gottwalds the Company's debt to total capitalization ratio is expected to be about 35-40%. Beyond that, the Company will have the flexibility to borrow up to a total of $500 million under the Credit Facility without significant restrictions as long as the long-term debt to total capitalization ratio does not exceed 60% and the equity is at least $300 million ($350 million when the additional capital is raised). The amount and timing of additional borrowing will depend on the Company's specific cash requirements or the opportunity to refinance present long-term debt in order to realize a lower cost of borrowing.
     The Company has no specific significant acquisitions of facilities or businesses planned, and no specific understanding, agreement or other arrangement which could result in such an acquisition. However, the Company will evaluate on a continuing basis the acquisition of additional facilities or businesses as well as the disposition of existing businesses. The Company's acquisitions normally will be for cash and will be funded through external sources, including the use of lines of credit and long-term debt.
                                    BUSINESS
BACKGROUND
     The Company was incorporated by Ethyl under the laws of the Commonwealth of Virginia on November 24, 1993. Prior to the Distribution, Ethyl will transfer the Chemicals Businesses to the Company in exchange for the Company's Common Stock. Following the Distribution, the Company will be a worldwide, publicly-held operating company, which will engage directly or through subsidiaries in the olefins and derivatives, bromine chemicals and specialty chemicals businesses. The Chemicals Businesses had sales of $818.2 million and operating profit of $61.4 million in 1992. For financial information concerning the Chemicals Businesses, see the Combined Financial Statements and MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.
     Ethyl traces its history to the founding of the Albemarle Paper Manufacturing Company in 1887. In 1962, Albemarle Paper Manufacturing Company acquired Ethyl Corporation, a Delaware corporation founded in 1924, and formed the current Ethyl, a Virginia corporation. Ethyl is headquartered in Richmond, Virginia. Ethyl currently is engaged directly and through various subsidiaries in the chemicals and pharmaceuticals businesses. In 1989, Ethyl transferred its plastics, aluminum and energy businesses to Tredegar Industries, Inc. and spun-off that corporation to its shareholders, and in July 1993, Ethyl
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completed a spin-off of its insurance business, which was conducted by First
Colony Life Insurance Company and its subsidiaries.
     The Company's businesses will consist of the olefins and derivatives, bromine chemicals and specialty chemicals businesses. These three businesses produce a wide range of chemical products, for which broad application is found in detergents, plastic polymers, agricultural compounds, electronics, pharmaceuticals and lubricants. These products are produced at various locations throughout the United States and in Europe and primarily are sold directly to manufacturers. The Chemicals Businesses compete in all of their markets on the basis of the quality and prices of their products and their service.
OLEFINS AND DERIVATIVES
     The olefins and derivatives business provides intermediates used primarily in the production of plastic polymers, detergent intermediates, synthetic lubricants and fluids. The products manufactured by the olefins and derivatives business include comonomers, plasticizer intermediates and detergent intermediates such as alpha olefins, fatty alcohols, tertiary amines, amine oxides and zeolite A. These products have a variety of applications, as described below.
     Products of the olefins and derivatives business include alpha olefins used as comonomers and plasticizer intermediates to produce thermoplastics; fatty alcohols for plasticizer intermediates and processing aids and for alcohol ethoxylates, sulfates and ether sulfates used in detergents; alpha olefins for linear alkyl benzene sulfonates and alpha olefin sulfonates used in detergents; alkyl amines for oxides, quaternary ammonium compounds and betaines used in detergents, biocides, fabric softeners and conditioners; zeolite A (sodium alumino silicate) used as a phosphate replacement in laundry detergent builders; polydecenes used in personal care products; poly alpha olefins for use in synthetic lubricating oils and fluids; and ASA (alkylsuccenic anhydride) used in paper sizing formulations.
     The olefins and derivatives business has many varied customers. Comonomers and plasticizing intermediates are sold directly to resin producers.
Plasticizing intermediates also are sold to plasticizer manufacturers. Detergent intermediates are sold to suppliers of household, institutional and industrial cleaners and personal care products. Poly alpha olefins are sold directly to companies producing finished oils and fluids.
     Recent developments include the mid-1992 completion of the linear alpha olefin manufacturing facility at Feluy, Belgium to help satisfy European demand for comonomers, detergent intermediates and poly alpha olefins; completion of a poly alpha olefins plant at Feluy, Belgium in 1991; the establishment of alpha olefins distribution terminals in Singapore and Australia; expansion of the Houston, Texas zeolite A manufacturing plant to supply the growing North
American demand for this detergent phosphate replacement; and completion of a project to improve amine quality in Magnolia, Arkansas.
     Because of additions of new capacity and slow demand growth resulting from the recession, excess capacity is prevalent in the linear alpha olefins business and is expected to be a factor for the next two years until demand growth, especially in Western Europe, is balanced more closely with supply.
BROMINE CHEMICALS
     Products of the bromine chemicals business include elemental bromine, flame retardants, alkyl bromides and inorganic bromides. Applications for these products primarily exist in chemical synthesis, polymer products, oil and gas well drilling and completion, water purification, soil fumigation and chemical intermediates for pharmaceutical, photographic and agricultural chemicals.
     PPC was acquired from Rhone-Poulenc S.A. by an Ethyl subsidiary in February 1993. PPC operates a plant in northeast France and is one of the world's largest producers of organic and inorganic brominated compounds used mainly in pharmaceutical, photographic and agricultural chemical intermediates. PPC also operates an electrolysis unit to produce high-purity caustic potash and potassium carbonate used in the glass, water treatment, detergent and food industries. The acquisition of PPC augments international sales, strengthens Chemicals' position in bromine chemicals and provides substantial new manufacturing capability in Europe.
     Recent developments include the introduction of SAYTEX(TM)8010 flame retardant to satisfy the brominated flame retardant industry's desire for environmentally friendly flame retardants used in high-impact polystyrene and engineering plastics. The marketing emphasis for this new product is aimed initially at overseas markets, especially Japan. A plant is under construction in Magnolia, Arkansas that will manufacture BT-93(TM)W flame retardant. Because of its white color, BT-93(TM)W flame retardant can be used in color-sensitive applications. In response to worldwide market demand for SAYTEX(TM)RB-100
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flame retardant, used primarily in printed circuit boards, a multi-million-dollar investment program to increase capacity and improve quality has been completed at Magnolia.
     Excess capacity existed in bromine chemicals and contributed to depressed earnings in this business during the 1988-1993 period, but such excess capacity has now significantly abated. Excess capacity is not expected to be a major factor in this business for the foreseeable future.
SPECIALTY CHEMICALS
     The specialty chemicals business produces a broad range of chemicals, including pharmaceutical and agricultural intermediates, polymer curatives, catalysts, antioxidants, polysilicon and polyimide foams.
     Ibuprofen is one of the most successful pharmaceutical products of the specialty chemicals business. Ibuprofen is a widely-used pharmaceutical and provides fever reduction and temporary relief of aches and pains and menstrual cramps. Bulk ibuprofen is formulated into tablets by pharmaceutical companies and sold to customers in both the prescription and over-the-counter markets. Ibuprofen products account for more than 20% of the U.S. over-the-counter analgesic market. They compete against the painkillers containing aspirin and acetaminophen. Chemicals is one of the largest worldwide producers of ibuprofen.
     Agricultural intermediates are used in the manufacture of pesticides and herbicides and are sold to chemical companies that supply finished pesticides and herbicides to farmers, governments and consumers. These products include orthoalkylated anilines for the acetanilide family of pre-emergent herbicides used on corn, soybeans and other crops and diethylchlorothiophosphate and ethylphosphonothioicdichloride for organophosphate insecticides used on cotton, corn and other crops.
     Polymer curatives are used to control polyurethane and epoxy system polymerization.
     The specialty chemicals business also produces aluminum alkyl catalysts used in the production of polyolefins, elastomers, wire and cable and other thermoplastic resins.
     Antioxidants and alkylated hindered phenolics are used to maintain the performance integrity of thermoplastic resin.
     SOLIMIDE(TM) polyimide foam is a light-weight, fire-resistant thermal and acoustical insulating foam, which is marketed globally. The product finds broad use in naval applications, and new applications are developing in aerospace, automotive and industrial markets.
     Polycrystalline silicon (electronic materials) is sold worldwide to producers of single-crystal silicon wafers and to companies for the fabrication of solar cells. Semiconductor devices such as microprocessors and memory circuits are fabricated on silicon wafers. Silane, used in the manufacture of polysilicon, also is sold to specialty gas companies serving the electronic and photovoltaic industries. The Company is exploring the possibility of either entering into a joint venture with a third party with respect to its polycrystalline silicon and silane business or possibly a sale of that business. No agreement has been reached with any party and no decision has been made as to the form that any such agreement might take.
     New capacity for ibuprofen was added in 1993 and a new facility for an enhanced version of ibuprofen was completed in the fourth quarter of 1993 and currently is beginning operations. New capacity for antioxidants also was added, and an expansion of alkylated aromatics capacity is expected to be completed by the second quarter of 1994. All of these facilities are located at the Orangeburg, South Carolina plant.
RESEARCH AND DEVELOPMENT
     The Company's research and development will support all of the three major business areas. With respect to olefins and derivatives, research and development efforts will be focused on new poly alpha olefin products, process and quality improvement in linear alpha olefins and new amine derivatives. With respect to bromine chemicals, the focus will be on new and improved flame retardants (such as BT-93(TM)W and SAYTEX(TM)8010) targeted to satisfy increasing market needs for performance and quality in products manufactured from polystyrene, ABS and engineered thermoplastics. The primary focus of specialty chemicals' research will be new pharmaceutical products such as the enhanced version of ibuprofen and new catalysts.
     In the future, the Company's European businesses will be more effectively supported by a new research and development facility at Louvain-la-Neuve, Belgium, which opened in mid-1993.
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     With respect to the Chemicals Businesses, Ethyl spent approximately $32 million, $35 million and $37 million in 1992, 1991 and 1990, respectively, on research and development, which qualified under the technical accounting definition of research and development. For the Chemicals Businesses, total research and development spending for 1992 was $48 million, including $16 million related to technical services support to customers, testing of existing products, cost reduction, quality improvement and environmental studies. INTERNATIONAL OPERATIONS
     The Company will operate on a worldwide basis with manufacturing plants located in Belgium and France in addition to the United States, distribution terminals in Singapore and Australia and offices in the People's Republic of China and Japan. The Company will distribute products worldwide. The Company has no significant assets in countries where those assets would be deemed to be exposed to material risk.
PATENTS, LICENSES AND TRADEMARKS
     The Company considers patents, licenses and trademarks to be of significance to its business. Ethyl will transfer to the Company patents and patent applications and will license the Company to use technology relating to the Chemicals Businesses. In addition, the Chemicals Businesses have licenses under patents owned by other companies. The patent position of the Chemicals Businesses is actively being managed and is deemed by the Company to be adequate for the conduct of its business. The Company may license Ethyl to use certain patents and technology owned by the Company, the use of which has application to the Ethyl Businesses, and Ethyl may license the Company to use certain patents and technology owned by Ethyl.
BACKLOGS
     Backlogs are not material to the Chemicals Businesses.
LEGAL PROCEEDINGS
     The Company will assume the defense of a number of pending legal and administrative proceedings that are related to the Chemicals Businesses and will assume any liability attributable to those businesses. The liabilities assumed by the Company are of the type common to chemical companies, and none of them at the present time is deemed material by the Company. Although the outcome of such proceedings cannot be predicted with certainty, their disposition should not in the opinion of the Company's management, either individually or in the aggregate, have a material adverse effect upon the Company's consolidated financial position or results of operations.
     Ethyl or its subsidiaries are, and the Company or its subsidiaries will be, involved from time to time in legal proceedings of types regarded as common in the chemical industry, particularly administrative or judicial proceedings seeking remediation under environmental laws, such as the federal statute known as Superfund (defined below), and products liability litigation.
ENVIRONMENTAL REGULATION
     Laws concerning the environment that affect or could affect the Chemicals Businesses' domestic operations include, among others, the Clean Water Act, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA or Superfund), the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the National Environmental Policy Act, the Toxic Substances Control Act, any regulations promulgated under these Acts, and any other federal, state, local or foreign laws or regulations governing environmental matters. To the best of the Company's knowledge, the Chemicals Businesses currently are complying with and expect to continue to comply in all material respects with all existing environmental laws, regulations, statutes and ordinances. Such compliance with federal, state, local and foreign environmental protection laws has not in the past had, and is not expected to have in the future, a material effect upon earnings or the competitive position of the Chemicals Businesses.
     The Company is subject to federal, state, local and foreign requirements regulating the handling, manufacture or use of materials (some of which may be classified as hazardous or toxic by one or more regulatory agencies), the discharge of materials into the environment and the protection of the environment. It is the Company's policy to comply with these requirements and to provide workplaces for employees that are safe, healthful and environmentally sound and that will not adversely affect the safety, health or environment of communities in which the Company does business. The Company
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believes that as a general matter its policies, practices and procedures are properly designed to prevent any unreasonable risk of environmental damage, and of resulting financial liability, in connection with its business.
     The Clean Air Act Amendments of 1990 (the Amendments) became law on
November 15, 1990. Because the Environmental Protection Agency and the States are still in the process of completing and implementing definitive regulations interpreting the Amendments and establishing detailed requirements, the Company is unable at this time to make any detailed assessment of the effect of the Amendments on its earnings or operations.
     Among other environmental requirements, the Company will be subject to the federal Superfund law, and similar state laws. With respect to the Chemicals Businesses, Ethyl has been designated under these laws as a potentially responsible party (PRP) that may be liable for a share of the costs associated with cleaning up various hazardous waste sites, some of which are on the EPA's Superfund national priority list. With respect to the Chemicals Businesses, in most cases where Ethyl has been identified as a PRP, participation is DE
MINIMIS. Further, almost all of the sites represent environmental issues that are quite mature and that have been investigated, studied and in many cases settled. In DE MINIMIS PRP matters, Ethyl's policy is, and the Company's policy will be, to negotiate a consent decree and to pay any apportioned settlement, enabling Ethyl or the Company, as the case may be, to be effectively relieved of any further liability as a PRP, except for remote contingencies. In other than DE MINIMIS PRP matters, Ethyl's records indicate that unresolved exposures with respect to the Chemicals Businesses are immaterial. Ethyl accrues and expenses its proportionate share of PRP costs in accordance with Statement of Financial Accounting Standards No. 5 and FASB Interpretation No. 14. With respect to the Chemicals Businesses, because Ethyl's management has been actively involved in evaluating environmental matters, the Company is able to conclude that the outstanding environmental liabilities for unresolved PRP sites for which the Company would not be a DE MINIMIS participant are not material.
     Compliance with government pollution-abatement and safety regulations usually increases operating costs, in some cases requires remediation costs that are charged to expense and requires investment of capital that in some cases produces no monetary return. With respect to the Chemicals Businesses, operating costs charged to expense were $39.3 million in 1992 versus $32.5 million in 1991 (excluding depreciation of previous capital expenditures) and are expected to be somewhat higher in the next few years than in the past. Of the $39.3 million and $32.5 million mentioned above, virtually all of the cost represents ongoing costs of operations. No amounts were expensed by the Chemicals Businesses for one-time cleanup costs for sites where Ethyl has been named a PRP because almost all such sites remained with Ethyl. Costs for sites assigned to the Chemicals Businesses had previously been accrued and payments related to such sites were charged against accrued reserves.
     Capital expenditures for pollution-abatement and safety projects for the Chemicals Businesses, including such costs that are included in other projects, were approximately $22.1 million, $19.1 million and $12.2 million in 1992, 1991 and 1990, respectively. For each of the next few years, capital expenditures for these types of projects are likely to be greater than current levels. Management's estimates of the effects of compliance with governmental pollution-abatement and safety regulations are subject to (i) the possibility of changes in the applicable statutes and regulations or in judicial or administrative construction of such statutes and regulations, and (ii) uncertainty as to whether anticipated solutions to pollution problems will be successful, or whether additional expenditures may prove necessary.
COMPETITION
     The Company will operate in a highly competitive marketplace, competing against a number of other companies in each of its product lines. The competitors of the Company will be both larger and smaller than the Company in terms of resources and market shares. Competition generally will be based on product performance, reputation for quality, price and customer service and support. The degree and nature of competition will depend on the type of product involved.
     In general, the Company will compete by maintaining a broad range of products and focusing resources on products in which Chemicals has a competitive advantage. The Company will endeavor to foster its reputation for quality products, competitive prices and excellent customer service and support. Through research and development, the Company and its subsidiaries will seek to increase margins by introducing value-added products and products based on proprietary technologies.
RAW MATERIALS
     Major raw materials used by the Chemicals Businesses include ethylene, propylene, isobutylene, phenol, aniline, bisphenol-A, aluminum, caustic soda, chlorine, sodium silicate, aromatic diamines, toluene, ortho-toluidine, phosphorus chlorides, silicon fluoride and potassium chloride, as well as electricity and natural gas as fuels, which are readily available from
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numerous suppliers and are purchased or provided under contracts at prices the
Company believes are competitive. The Company also will produce bromine from its extensive brine reserves in Arkansas.
MAJOR CUSTOMERS
     Due to the diversity of product lines in which the Company competes, no significant portion of the Company's sales or earnings is generated by one customer nor is the Company overly reliant on contracts with any one public, private or governmental entity.
     Several of the Company's customers manufacture products for cyclical industries such as the aerospace, automotive, electronics and building and construction industries. As a result, demand for the products of the Company from customers in such industries also is cyclical. In addition, the profitability of sales of certain of the Company's products depends on the level of industry plant capacity utilization.
     Due to the diversity and size of the Company's operations, there is little seasonal variation in their revenues or earnings, except for certain agricultural products.
INSURANCE
     The Company has obtained insurance coverage for certain claims arising from the activities of the Chemicals Businesses prior to the Distribution Date for which the Company could not look to Ethyl's insurance policies in effect for such periods. See RELATIONSHIP BETWEEN ETHYL AND THE COMPANY AFTER THE DISTRIBUTION -- Reorganization Agreement. The Company will have insurance with amounts and types of coverage that its management considers reasonable for the Chemicals Businesses.
EMPLOYEES
     The Company and its subsidiaries will initially employ approximately 3,800 people. Ethyl employees who worked for the Chemicals Businesses prior to the spin-off will be transferred to the Company, while Ethyl employees who worked for the Ethyl Businesses prior to the spin-off will remain employees of Ethyl.
In situations where employees performed substantial duties for both the Chemicals Businesses and the Ethyl Businesses, Ethyl and the Company evaluated each situation and determined the best position under the particular circumstances.
     Certain employees of the Chemicals Businesses are represented by unions and are subject to collective bargaining agreements with the following expiration dates:

                                     NUMBER OF     EXPIRATION
              PLANT                  EMPLOYEES       DATE
Houston, Texas                            680        5/1/96
Orangeburg, South Carolina                165       5/31/95
Baton Rouge, Louisiana                     60        6/1/94
Feluy, Belgium                            205      12/31/94
Thann, France                             296(1)    Annually

     (1) Includes 125 salaried employees who can have union representation.
As a result of the Distribution, the Company may be required to renegotiate certain aspects of certain existing union contracts. Although the Company expects that it will reach agreement with the unions with respect to these union contracts, there can be no assurance that this will occur.
PROPERTIES
     The production facilities included in the Chemicals Businesses will be owned by the Company, and none of the owned property is subject to an encumbrance material to the combined operations of the Chemicals Businesses. Additionally, the Company considers the geographical location of its plants to be well suited to satisfying the needs of its customers. The Company believes that the capacity of its plants is adequate for the immediate needs of its businesses.
     The Company's principal executive offices will be located at 330 South Fourth Street, Richmond, Virginia 23219, and its principal administrative offices will be located at 451 Florida Boulevard, Baton Rouge, Louisiana 70801.

     The following is a brief description of the principal plants and related facilities of the Company, all of which will be owned except as stated below.

                 LOCATION                                         PRINCIPAL OPERATIONS
Baton Rouge, Louisiana (2 facilities)       Research and product development activities
Elk Grove Village, Illinois (leased)        Research and product development activities
Deer Park, Texas (leased land)              Production of poly alpha olefins
Feluy, Belgium                              Production of aluminum alkyls, orthoalkylated
                                              anilines and phenols, poly alpha olefins and
                                              linear alpha olefins
Houston, Texas                              Production of aluminum alkyls, synthetic primary
                                              alcohols, linear alpha olefins, alkenyl succinic anhydride, alkylated aromatics, polycrystalline silicon, high-purity
                                              silane and zeolite A
Louvain-la-Neuve, Belgium                   Research and customer technical service activities
Magnolia, Arkansas (2 facilities)           Production of brominated flame retardants, bromine,
                                              alkyl bromides, several inorganic bromides, agricultural
                                              chemical intermediates, tertiary amines and polyimide foam
Orangeburg, South Carolina                  Production of specialty chemicals, including pharmaceutical intermediates, orthoalkylated phenols, aluminum alkyls,
                                              antioxidants and petroleum additives
Thann, France                               Production of organic and inorganic brominated
                                              pharmaceutical, photographic and agricultural chemical
                                              intermediates, high-purity caustic potash and potassium
                                              carbonate; product development
                                              activities

                                   MANAGEMENT
DIRECTORS
     Directors of the Company will be elected at each annual meeting of shareholders beginning in 1995.
     Information with respect to the persons who will serve as directors after the Distribution Date is set forth below:

                                                          PRINCIPAL
                                                          OCCUPATION
                                                          DURING THE
                                                          PAST FIVE
                                                          YEARS AND
                                                            OTHER
          NAMES               AGE                       DIRECTORSHIPS
Lloyd B. Andrew               70      Retired Executive Vice President of Ethyl. Other
                                        directorship: Ethyl Corporation.
William W. Berry              61      Retired Chairman of the Board of Dominion
                                        Resources, Inc. Other directorships: Ethyl
                                        Corporation; Dominion Resources, Inc.; Virginia
                                        Power; Scott and Stringfellow, Inc.; and
                                        Universal Corporation.
Joseph C. Carter, Jr.         66      Senior Counsel, Hunton & Williams. Other
                                        directorship: Ethyl Corporation.
E. Gary Cook                  49      President and Chief Operating Officer of the
                                        Company effective March 1, 1994; Senior Vice
                                        President of Ethyl and President of Ethyl's
                                        Chemicals Group from January 1, 1992 to March 1,
                                        1994; former Vice President and general manager
                                        of the Printing and Publishing Division of E. I.
                                        duPont de Nemours and Company (1991), having
                                        served previously as Vice President and general
                                        manager of the Printing Systems Department of
                                        that company (1990-1991) and Vice President of
                                        the Medical Products Division of that company
                                        (1987-1990).
Bruce C. Gottwald             60      Chairman of the Board and Chief Executive Officer
                                        of Ethyl effective March 1, 1994; President,
                                        Chief Executive Officer and Chief Operating
                                        Officer of Ethyl from April 23, 1992 to March 1,
                                        1994, having previously served as President and
                                        Chief Operating Officer of Ethyl. Other
                                        directorships: CSX Corporation; Dominion
                                        Resources, Inc.; Ethyl Corporation; First Colony
                                        Corporation; James River Corporation; and
                                        Tredegar Industries, Inc.
Bruce C. Gottwald, Jr.        36      Chairman of the Board of First Colony Corporation.
                                        Other directorships: Ethyl Corporation; First
                                        Colony Corporation; and Paragon Portfolio.
Floyd D. Gottwald, Jr.        71      Chairman of the Board and Chief Executive Officer
                                        of the Company and Vice Chairman of the Board of
                                        Ethyl effective March 1, 1994; Chairman of the
                                        Board and of the Executive Committee of the
                                        Ethyl Board of Directors from April 23, 1992 to
                                        March 1, 1994, having previously served as
                                        Chairman of the Board and of the Executive
                                        Committee and Chief Executive Officer of Ethyl.
                                        Other directorships: Ethyl Corporation; First
                                        Colony Corporation; and Tredegar Industries,
                                        Inc.

                                                          PRINCIPAL
                                                          OCCUPATION
                                                          DURING THE
                                                          PAST FIVE
                                                          YEARS AND
                                                            OTHER
          NAMES               AGE                       DIRECTORSHIPS
John D. Gottwald              39      President and Chief Executive Officer of Tredegar
                                        Industries, Inc. Other directorship: Tredegar
                                        Industries, Inc.
William M. Gottwald, M.D.     45      Vice President, Pharmaceuticals, of Ethyl
                                        Corporation. Other directorships: Ethyl
                                        Corporation; and First Colony Corporation.
Gilbert M. Grosvenor          62      President & Chairman of National Geographic
                                        Society. Other directorships: Ethyl Corporation;
                                        Chesapeake and Potomac Telephone Company;
                                        Charles Allmon Trust, Inc.; Saul Centers, Inc.;
                                        and Marriott International, Inc.
Andre B. Lacy                 54      Chairman, Chief Executive Officer and President of
                                        LDI Management, Inc. and Managing General
                                        Partner of LDI, Ltd. Other directorships: Ethyl
                                        Corporation; First Colony Corporation; IPALCO
                                        Enterprises, Inc.; Patterson Dental Co.; and
                                        Tredegar Industries, Inc.
Emmett J. Rice                74      Retired Member of the Board of Governors of the
                                        Federal Reserve System. Other directorships:
                                        Jardine-Fleming China Region Fund; Ethyl
                                        Corporation; and Tredegar Industries, Inc.
Sidney Buford Scott           60      Chairman of the Board of Scott & Stringfellow,
                                        Inc. Other directorships: Ethyl Corporation; and
                                        Great Eastern Energy & Development Corporation.
Charles B. Walker             55      Vice Chairman of the Board and Chief Financial
                                        Officer of the Company and Ethyl effective March
                                        1, 1994; Executive Vice President and Chief
                                        Financial Officer of Ethyl from August 1, 1989
                                        to March 1, 1994, having served as Executive
                                        Vice President, Chief Financial Officer and
                                        Treasurer of Ethyl (February 1, 1989-July 31,
                                        1989) and Executive Vice President and Treasurer
                                        of Ethyl prior thereto. Other directorships:
                                        Ethyl Corporation; First Colony Corporation; and
                                        Nations Fund Trust/Nations Fund, Inc.

     Floyd D. Gottwald, Jr. and Bruce C. Gottwald are brothers. Bruce C. Gottwald, Jr. is the son of Bruce C. Gottwald, and John D. Gottwald and William
M. Gottwald, M.D. are the sons of Floyd D. Gottwald. The Gottwalds may be deemed to be control persons of the Company.
COMMITTEES OF THE BOARD OF DIRECTORS
     The Company's Board of Directors has established an Executive Committee, Audit Committee, Nomination Committee and Executive Compensation Committee.
     The Executive Committee acts not only as the executive committee of the Company's Board of Directors but also as the Company's principal management committee. The members of this committee are Messrs. Floyd D. Gottwald, Jr., Bruce C. Gottwald, Cook, Walker and Dr. William M. Gottwald.
     The Audit Committee reviews the Company's internal audit and financial reporting functions and the scope and results of the audit performed by the Company's outside independent accountants and matters relating thereto and makes reports thereon to the Company's Board of Directors. The members of this committee are Messrs. Grosvenor, Lacy, Rice and Scott.
     The Nomination Committee recommends candidates for election as directors. The members of this committee are Messrs. Carter, Bruce C. Gottwald and Floyd D. Gottwald, Jr. The Company's shareholders will also be able to nominate candidates for election as directors. See PURPOSES AND ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION AND THE COMPANY'S BYLAWS -- Advance Notice Provisions for Shareholder Proposals and Shareholder Nominations of Directors.
     The Executive Compensation Committee (the Compensation Committee) approves the salaries of senior management employees. It also approves all bonus awards to senior management under the Company's Bonus Plan and grant options under the Company's Incentive Stock Option Plan. The Compensation Committee is comprised of individuals who are not, and have not been for the preceding year, eligible to participate in any stock option, stock bonus or stock purchase plans of the Company. The members of the Executive Compensation Committee are Messrs. Andrew, Berry and Carter.
     The Company's Board of Directors may establish certain other committees as it deems advisable to facilitate its work.
COMPENSATION OF DIRECTORS
     Any Director who is not an employee of the Company or any subsidiary thereof will receive $1,000 for attendance at each meeting of the Company's Board of Directors and $600 for attendance at each meeting of a committee of the Company's Board of which he is a member. In addition, each such director will be paid a quarterly fee of $5,000. Each outside director also will be reimbursed for usual and ordinary expenses of meeting attendance. Directors who are employees of the Company or any subsidiary thereof will not receive any fees for service on the Company's Board or any of its committees.
     Under the retirement policy for directors, any director retiring from the Company's Board of Directors after age 60 with at least five years' service on the Company's Board will receive $12,000 per year for life, payable in quarterly installments. Any director retiring under other circumstances will receive $12,000 per year, payable in quarterly installments, commencing no earlier than age 60, for a period not to exceed his years of service on the Company's Board. Such retirement payments to former directors may be discontinued under certain circumstances.
     The Company has adopted the Non-Employee Directors' Stock Acquisition Plan (the Directors' Stock Plan), which provides that the Company shall award on each July 1, beginning July 1, 1994, to each eligible director that number of whole shares of the Company's Common Stock that when multiplied by the closing price of the Company's Common Stock on the immediately preceding business day, as reported in THE WALL STREET JOURNAL, shall as nearly as possible equal, but not exceed, $2,000. The shares of the Company's Common Stock awarded under the Directors' Stock Plan are nonforfeitable and the recipient directors immediately and fully vest in the Company's Common Stock issued under the Plan. Subject only to such limitations on transfer as may be specified by applicable securities laws, directors may sell shares received under the Directors' Stock Plan at any time. The Directors' Stock Plan provides that no awards may be made after July 1, 2003.

EXECUTIVE OFFICERS
     Set forth below are the names, ages and titles of the persons who are expected to serve as executive officers of the Company following the
Distribution:

         NAME              AGE                             TITLE
Floyd D. Gottwald, Jr.     71      Chairman of the Board, Chairman of the Executive
                                     Committee and Chief Executive Officer
E. Gary Cook               49      President and Chief Operating Officer
Charles B. Walker          55      Vice Chairman of the Board and Chief Financial
                                     Officer
E. Whitehead Elmore        55      Senior Vice President, Secretary and General Counsel
Thomas G. Avant            55      Senior Vice President

     Each of these officers will hold office until his successor is elected or until his earlier removal or resignation. All of the above other than E. Gary Cook were engaged in the business of the Company, Ethyl or one of their subsidiaries in an executive capacity during all of the past five years. Except for Floyd D. Gottwald, Jr., Charles B. Walker, and E. Whitehead Elmore, those persons who are currently officers of Ethyl will relinquish their positions with Ethyl on the Distribution Date. The business experience during the past five years of Messrs. Gottwald, Cook and Walker is set forth above under
 -- Directors. For the past five years, Mr. Elmore has been Vice President, Secretary and General Counsel of Ethyl. Mr. Avant has been Vice President-Strategic Planning of Ethyl since December 15, 1989 and prior thereto served as Director of Strategic Planning of Ethyl.
COMPENSATION OF EXECUTIVE OFFICERS
     The following table sets forth the initial annual salary that the Company will pay to its Chief Executive Officer, and the four next most highly compensated executive officers of the Company and all executive officers as a group.

                 NAME AND PRINCIPAL POSITION WITH THE COMPANY                    INITIAL ANNUAL SALARY (1)
Floyd D. Gottwald, Jr.                                                                  $   500,000
  Chairman of the Board, Chairman of the Executive Committee
  and Chief Executive Officer
E. Gary Cook                                                                                400,000
  President and Chief Operating Officer
Charles B. Walker                                                                           215,000
  Vice Chairman of the Board
  and Chief Financial Officer
E. Whitehead Elmore                                                                         200,000
  Senior Vice President, Secretary and General Counsel
Thomas G. Avant                                                                             200,000
  Senior Vice President
All executive officers as a group (5)                                                     1,515,000

     (1) Messrs. Gottwald, Walker and Elmore will have continuing duties with Ethyl with annual Ethyl salaries of $300,000, $215,000 and $83,500, respectively.
     None of the executive officers of the Company listed above, including those who will have continuing duties with Ethyl, will receive a significant increase in his total compensation as a result of the Distribution.
THE COMPANY'S STOCK OPTION PLAN
     GENERAL.  The Company's 1994 Omnibus Stock Incentive Plan (the Omnibus
Plan) was adopted by the Company's Board of Directors on February 8, 1994, and was approved by Ethyl, the Company's sole shareholder, on February 8, 1994. The more significant features of the Omnibus Plan are summarized below. The summary is not a complete description of the Omnibus Plan and is subject in all respects to the text of the Omnibus Plan as set forth in Exhibit 10.6 to the Form 10.
     The Omnibus Plan is intended to enable the Company to attract and retain its officers and key employees and to provide those persons greater incentive to exert their best efforts on its behalf.
     OPERATION. The Compensation Committee will administer the Omnibus Plan. The Compensation Committee may delegate its authority to administer the Omnibus Plan to the Executive Committee of the Company's Board or to an officer of the Company. The Compensation Committee, however, may not delegate its authority with respect to individuals who are subject to Section 16 of the Exchange Act. As used herein, the term Administrator means the Compensation Committee and any delegate, as appropriate.
     The Administrator will select the individuals who will participate in the Omnibus Plan. An individual may be selected to participate in the Omnibus Plan if he is an employee of the Company or an affiliate of the Company. The Administrator may, from time to time, grant stock options or stock appreciation rights (SARs) or award shares of restricted stock to participants. Except as described below, the Company is not able to estimate the number of individuals that the Administrator will select to participate in the Omnibus Plan or the type or size of awards that the Administrator will approve.
     Options granted under the Omnibus Plan may be incentive stock options
(ISOs) or nonqualified stock options. A stock option entitles the participant to purchase shares of the Company's Common Stock from the Company at the option price. The option price will be fixed by the Administrator at the time the option is granted, but in the case of an ISO, the price cannot be less than the shares' fair market value on the date of grant. The option price may be paid in cash, or, if the option agreement provides, with shares of the Company's Common Stock, a combination of cash and the Company's Common Stock or in installments.
     SARs generally entitle the participant to receive the excess of the fair market value of a share of the Company's Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of the Company's Common Stock on the date of grant. The Omnibus Plan provides that the Administrator may prescribe that the participant will realize appreciation on a different basis than described in the preceding sentences. For example, the Administrator may limit the amount of appreciation that may be realized upon the exercise of an SAR.
     SARs may be granted in relation to option grants (Corresponding SARs) or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the participant must surrender unexercised that portion of the stock option to which the Corresponding SAR relates.
     Participants also may be awarded shares of restricted stock. Restricted stock is the Company's Common Stock that is nontransferable or forfeitable, or both, unless and until certain conditions are satisfied. These conditions may include, for example, a requirement that the participant continue employment with the Company for a specified period or that the Company or the participant achieve stated objectives.
     All awards made under the Omnibus Plan will be evidenced by written agreements between the Company and the participant. The Administrator will establish guidelines supplementing the provisions of the Omnibus Plan to aid in the selection of participants and to determine the amounts, times and other terms of awards.
     Under the Omnibus Plan, a maximum of 3,200,000 shares of the Company's Common Stock may be issued upon the exercise of options and SARs and the award of restricted stock. This limitation will be adjusted, as the Compensation Committee determines is appropriate, in the event of a change in the number of outstanding shares of the Company's Common Stock by reason of a stock dividend, stock split, combination, reclassification, recapitalization or other similar events. The terms of outstanding awards also may be adjusted by the Compensation Committee to reflect such changes.
     No option or SAR may be granted and no restricted stock may be awarded under the Omnibus Plan after February 8, 2004. The Company's Board may, without further action by shareholders, terminate or suspend the Omnibus Plan in whole or in part. The Company's Board also may amend the Omnibus Plan except that no amendment that increases the number of shares of the Company's Common Stock that may be issued under the Omnibus Plan or changes the class of individuals who may be selected to participate in the Omnibus Plan will become effective until it is approved by shareholders.
     The Company has been advised by counsel regarding the federal income tax consequences of the Omnibus Plan. No income will be recognized by a participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the participant's exercise of the option. Income is recognized by a participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option generally is a taxable event that requires the participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.
     No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. The participant generally must recognize income equal to any cash that is paid and the fair market value of the Company's Common Stock that is received in settlement of an SAR.
     Income is recognized on account of the award of restricted stock on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the participant is equal to the fair market value of the shares on such date.

     The employer (either the Company or one of its subsidiaries) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or SAR or the vesting of a restricted stock award. The amount of the deduction is equal to the ordinary income recognized by the participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of ISO stock.
     OPTION GRANTS. The Company's Board of Directors and Ethyl, the Company's sole shareholder, have approved, initial option grants to be effective on the day following the Distribution Date to officers and other key employees to purchase approximately 1,500,000 shares of the Company's Common Stock, including for the executive officers options to purchase the following shares: E. Gary Cook, 200,000 shares; Charles B. Walker, 150,000 shares; Thomas G. Avant, 100,000 shares and E. Whitehead Elmore, 75,000 shares. The exercise price of all options will be equal to the closing price of the Company's Common Stock on the NYSE on the first trading day following the Distribution Date. The options will expire ten years from the date of the grant. All of the Company's initial options become exercisable based on the growth in the operating earnings of the Company (subject to any adjustments that the Compensation Committee concludes are necessary to reflect the intent of the plan) as follows:

                                PERCENT
   ANNUAL EARNINGS            EXERCISABLE
1993 Earnings x  1.10                20%
1993 Earnings x  1.21                40%
1993 Earnings x  1.33                60%
1993 Earnings x  1.46                80%
1993 Earnings x  1.61               100%

     The initial options alternatively become exercisable based on the improvement in the market price for the Company's Common Stock as reflected by the closing price for the Company's Common Stock on the last trading day of the calendar year as follows:

                                             PERCENT
              MARKET                       EXERCISABLE
Option Price on Grant Date x  1.10                20%
Option Price on Grant Date x  1.212               40%
Option Price on Grant Date x  1.333               60%
Option Price on Grant Date x  1.464               80%
Option Price on Grant Date x  1.615              100%

     Options are exercisable in any event beginning thirty days prior to the expiration date or, if earlier, in the event of retirement, termination as a result of permanent and total disability or death or upon a change in control.
     Initial option grants will include tandem stock appreciation rights, which may be exercised in substitution for the related options. Upon exercise of any such right, payment will be made by the Company in the Company's Common Stock or a combination of such stock and cash, whichever the optionee selects; provided, however, that any cash payment can not exceed 50% of the total payment.
ETHYL STOCK OPTION PLAN
     Following the Distribution, the terms of outstanding options and Corresponding SARs under the Ethyl Stock Option Plan will be adjusted to reflect the Distribution. Holders of options under the Ethyl Stock Option Plan who become employees of the Company have been given the option of retaining those options or surrendering them in favor of receiving options to purchase shares of the Company's Common Stock.
THE COMPANY'S BONUS PLAN
     The Company's Bonus Plan was adopted by the Company's Board of Directors on February 8, 1994 and was approved by Ethyl, the Company's sole shareholder, on February 8, 1994. The more significant features of the Bonus Plan are summarized below. The summary is not a complete description of the Bonus Plan and is subject in all respects to the text of the Bonus Plan as set forth in Exhibit
10.8 to the Form 10.
     The Bonus Plan is intended to assist the Company in retaining and recruiting key employees by rewarding those who contribute to the Company's success by their invention, ability, industry, loyalty and exceptional service.

     The Bonus Plan is administered by the Compensation Committee. The Compensation Committee may delegate its authority to administer the Company's Bonus Plan to the Executive Committee of the Company's Board or to an officer of the Company. The Compensation Committee, however, may not delegate its authority with respect to individuals who are subject to Section 16 of the Exchange Act. The Administrator has full authority to interpret and administer the Bonus Plan. For example, the Administrator determines the individuals who are eligible to receive bonus awards, the amount of each award, and the terms and conditions of each bonus award. In addition, the Administrator may adopt, amend, and rescind rules and regulations pertaining to the administration of the Bonus Plan.
     Bonus awards will be payable at such times and subject to such conditions as the Administrator may prescribe at the time of the award. Amounts paid in settlement of a bonus award may be paid in cash, the Company's Common Stock, or a combination of the Company's Common Stock and cash. The Bonus Plan provides that no more than 100,000 shares of the Company's Common Stock may be awarded under the Bonus Plan in any calendar year.
     The Bonus Plan contains an antidilution provision in the event of a stock dividend, stock split, reclassification, or similar changes in the capitalization of the Company. In that event, the maximum number of shares that may be issued under the Bonus Plan and the number of shares that may be paid pursuant to outstanding bonus awards will be adjusted as the Administrator determines is equitably required.
     The Company's Board of Directors may amend or terminate the Bonus Plan at any time but no such action may adversely affect outstanding bonus awards without the consent of the recipient. In no event, however, may an amendment increase the maximum number of shares of the Company's Common Stock issuable under the Bonus Plan or change the Bonus Plan's eligibility provisions without the approval of the Company's shareholders.
EMPLOYEE PENSION PLANS
     The Company's Board of Directors has adopted a number of pension plans for its salaried and hourly employees, effective as of the day after the Distribution Date. In the case of the Retirement Income Plan for the Employees of the Company (the Retirement Plan) and several pension plans for hourly employees, assets attributable to the Company's employees and designated retired and terminated employees of Ethyl and its subsidiaries will be transferred from the corresponding Ethyl salaried or hourly pension plan. Also, the Company or a subsidiary will assume sponsorship for several defined benefit pension plans previously sponsored by Ethyl and its subsidiaries. Participants in these plans who became employees of the Company or any of its subsidiaries and for whom assets are transferred from the applicable Ethyl plan, will be credited for all purposes under the plan for covered service prior to the Distribution Date with Ethyl or any of its predecessors or subsidiaries.
     RETIREMENT PLAN. All salaried employees and certain hourly employees of the Company and its subsidiaries are eligible to participate in the Retirement Plan. All executive officers of the Company will participate in the Retirement Plan except Messrs. Floyd D. Gottwald, Jr. and Charles B. Walker, who will remain in Ethyl's qualified retirement plan. Eligible employees enter the Retirement Plan on their date of employment.
     The Retirement Plan is a noncontributory defined benefit pension plan that takes into account Social Security. A participant's accrued benefit provides an annual benefit of 1.1% of the participant's final average earnings times his pension benefit service plus 1.5% of his final average earnings in excess of his Social Security covered compensation times his pension benefit service. Individuals who participated in Ethyl's salaried retirement plan before July 1, 1988, receive benefits that are equal to the greater of their benefit under the final average formula or under a career average formula. The career average part of the formula provides an annual benefit calculated by taking, for each year of service with Ethyl and its affiliates and with the Company, 1.8% of the participant's base salary rate in effect on January 1 of such year up to that year's Social Security taxable wage base plus 2.0% of such participant's base salary rate in excess of that year's Social Security taxable wage base. This amount is reduced proportionately for any year of participation in which the participant is credited with less than 2,000 hours of service.
     A participant's accrued benefit in the Retirement Plan is nonforfeitable, I.E., fully vested, upon the completion of five years of service or when he attains normal retirement age (age 65). Participants can elect to retire at age 55 if they have completed ten years of service or if they are disabled (as defined in the Retirement Plan). The benefits of participants who retire prior to age 60 will be actuarially reduced. A participant also may elect to postpone his retirement. In that case, he will continue to accrue benefits until the date of his actual retirement.
     Benefits under the Retirement Plan generally are payable in one of several annuity forms. The normal form of benefit for all participants is a straight life annuity guaranteed for a five-year period. Participants who are married receive their benefits automatically in the form of a joint and 50% survivor annuity with a five-year certain feature. Several other optional forms of payment are available. The automatic joint and survivor option for married participants or the election of an optional form of benefit will result in an actuarial adjustment to annual pension benefits.
     Estimated annual benefits under the Retirement Plan upon retirement at age 65, determined as of December 31, 1992, to persons with specified earnings and years of pension benefit service are set forth in the table below:
              ESTIMATED ANNUAL BENEFITS PAYABLE AT RETIREMENT (1)

                                                    YEARS OF PENSION BENEFIT SERVICE (3)
REMUNERATION (2)        10           15           20           25           30           35           40           50
$100,000........     $ 14,200     $ 21,200     $ 28,300     $ 35,400     $ 42,500     $ 49,500     $ 56,600     $ 70,800
200,000.........       29,200       43,700       58,300       72,900       87,500      102,000      116,600      145,800
300,000.........       44,200       66,200       88,300      110,400      132,500      154,500      176,600      220,800
400,000.........       59,200       88,700      118,300      147,900      177,500      207,000      236,600      295,800
500,000.........       74,200      111,200      148,300      185,400      222,500      259,500      296,600      370,800
600,000.........       89,200      133,700      178,300      222,900      267,500      312,000      356,600      445,800
700,000.........      104,200      156,200      208,300      260,400      312,500      364,500      416,600      520,800
800,000.........      119,200      178,700      238,300      297,900      357,500      417,000      476,600      595,800
900,000.........      134,200      201,200      268,300      335,400      402,500      469,500      536,600      670,800
1,000,000.......      149,200      223,700      298,300      372,900      447,500      522,000      596,600      745,800

(1) Assumes attainment of age 65 in 1992 and Social Security covered compensation of $21,192.
(2) Final Average Earnings is the average of the three highest consecutive calendar year's earnings (base pay plus 50% of incentive bonuses) during the ten consecutive calendar years immediately preceding the date of determination.
(3) The years of pension benefit service are: 2, 24, and 23 for Messrs. Cook, Elmore and Avant, respectively.
     The estimated benefits assume retirement on or after age 65 and are determined as a straight life annuity guaranteed for a five-year period, which is the normal form of payment under the Retirement Plan. The estimated retirement benefits reflected above may, in some cases, exceed the maximum benefit limitations prescribed under the Internal Revenue Code and the excess amount cannot be paid from the Retirement Plan. Such limitations may change from time to time before the individuals in question actually retire.
     OTHER PENSION PLANS. Hourly employees of the Company and its subsidiaries will participate in defined benefit pension plans previously sponsored by Ethyl and its subsidiaries for which the Company or a subsidiary has assumed sponsorship or in a defined benefit pension plan adopted by the Company and to which assets will be transferred from corresponding Ethyl hourly pension plans. A number of the plans are subject to collective bargaining agreements. Plan participants will receive benefits in accordance with their years of service with the Company, Ethyl or their subsidiaries, based on the terms of the plan in which they are a participant at retirement.
     The accrued benefit of participants in the hourly plans is determined under a formula that varies under each plan. Generally, the accrued benefit is calculated based on a formula using the participant's years of service and his compensation or using years of service and a dollar amount.
EMPLOYEE SAVINGS PLANS
     GENERAL. The Savings Plan for the Employees of the Company (the Savings
Plan) was adopted by the Company's Board of Directors on February 8, 1994, and was approved by Ethyl, the Company's sole shareholder, on February 8, 1994. The more significant features of the Savings Plan are summarized below. The summary is not a complete description of the Savings Plan and is subject in all respects to the text of the Savings Plan as set forth in Exhibit 10.9 to the Form 10.
     The Savings Plan is a profit sharing plan that is intended to be qualified under Section 401(a) of the Internal Revenue Code. The Savings Plan contains a compensation reduction feature that is designed to satisfy the requirements of Internal Revenue Code Section 401(k).
     The Savings Plan is identical, in all material respects, to the Ethyl Savings Plan. The account balances of Ethyl Savings Plan participants who are eligible to participate in the Savings Plan as of March 1, 1994, will be transferred to the Savings Plan on that date or as soon as practicable thereafter.
     OPERATION. The Savings Plan generally will be available to all full-time salaried and non-union hourly employees of the Company and its subsidiaries and to employees who are covered by a collective bargaining agreement pursuant to the terms of such agreement. An eligible employee may begin to participate in the Savings Plan on the later of (1) 30 days following his date of employment with the Company or one of its subsidiaries or (2) March 1, 1994, if he is a participant in the Ethyl Savings Plan on the Distribution Date. For any employee who is employed by the Company or one of its subsidiaries on March 1, 1994, and by Ethyl on the Distribution Date, employment with Ethyl will be counted for purposes of eligibility to participate.
     The Savings Plan is funded with contributions by participants and the participant's employer (the Company or one of its subsidiaries). Participants may elect to make after-tax contributions to the Savings Plan that are at least 1% but no more than 10% of base pay. A participant's base pay is his base salary or wages for a payroll period, exclusive of overtime and premium payments, and determined without regard to a 401(k) election. After-tax contributions are made by payroll deduction.
     Participants may make 401(k) elections to reduce their base pay by at least 1% but no more than 10%. The participant's employer (the Company or one of its subsidiaries) will contribute to the Savings Plan on behalf of each participant who makes a 401(k) election and the amount of the employer's contribution will equal the amount of base pay deferred by the participant.
     Participants may elect to make after-tax contributions to the Savings Plan and elect to have a contribution made on their behalf pursuant to a 401(k) election. However, the total of the participant's after-tax contributions and the amount contributed on his behalf pursuant to a 401(k) election cannot exceed 10% of base pay.
     In addition to the 401(k) and after-tax contributions described above, each pay period the Company or one of its subsidiaries will make a matching contribution equal to 50% of the participant's after-tax contributions and 50% of the amount contributed on his behalf pursuant to a 401(k) election. The Company may, but is not required to, make additional discretionary contributions to the Savings Plan for participants who are not considered to be highly compensated under the Internal Revenue Code. Discretionary contributions may be made only as necessary to assure the Savings Plan's qualification.
     The provisions described above for 401(k) after-tax and matching contributions differ for union employees. The amount of contributions for those employees depends on the terms of the collective bargaining agreement between the union and the Company.
     The Internal Revenue Code contains several rules that may limit the benefits available to Savings Plan participants. For example, in 1993 no more than $8,994 may be contributed for a participant pursuant to his 401(k) election. Another rule limits the amount of participant and employer contributions that may be allocated to a participant's Savings Plan account during a year. Finally, compensation in excess of $150,000 per year (for 1994) is disregarded for Savings Plan purposes.
     Each participant may direct that his 401(k) and after-tax contributions be invested among the five active investment funds offered under the Savings Plan, one of which is the the Company's Common Stock fund. All employer matching contributions, will be invested in the Company's Common Stock fund. Periodically, participants may change their investment direction with respect to future contributions and may transfer funds from one investment option to another.
     Participants who participated in the Ethyl Savings Plan also may have an interest in Ethyl Common Stock, the common stock of First Colony Corporation (First Colony Common Stock), and/or the common stock of Tredegar Industries, Inc. (Tredegar Common Stock) under the Savings Plan. The Ethyl, First Colony and Tredegar Common Stock funds are inactive investment options under the Savings Plan, I.E., no new monies may be invested in these funds, but participants may liquidate their Ethyl, First Colony or Tredegar Common Stock fund investment and transfer the funds to another investment option in accordance with the terms of the Savings Plan.
     Dividends and interest paid on securities held under any of the Savings Plan's investment options are used to purchase additional securities of the same class under that investment option.
     Voting and other rights of ownership are exercisable by the Savings Plan trustee. Shares of the Company's Common Stock held by the Savings Plan are voted in accordance with the instructions that the trustee receives from participants. To the extent consistent with its fiduciary responsibilities under ERISA, the trustee will vote the shares for which no instructions are received in accordance with management's recommendations, if any, that are contained in the proxy materials.
     A participant's entire interest in the Savings Plan is distributable upon his retirement, disability or death. If a participant separates from service for any other reason, amounts attributable to after-tax contributions and 401(k) contributions and his vested interest in employer matching and discretionary contributions will be distributed. A participant will vest in employer matching and discretionary contributions in accordance with a graduated five-year vesting schedule or, if earlier, upon his death, disability or upon attainment of age 65.
     Distributions from the Savings Plan are made in a single sum, in cash, except that a participant may elect to have his interest in the Company, Ethyl, First Colony and Tredegar Common Stock funds distributed in kind, with cash representing the value of any fractional share.
     The Savings Plan is administered by the Company and the Employee Savings Plan Committee which is appointed by the Company's Board of Directors. The Savings Plan trustee is NationsBank of Georgia, N.A.
     NON-DOMESTIC SAVINGS PLANS. The Company has adopted savings plans for certain employees located in the United Kingdom, Belgium and Canada (the Non-Domestic Savings Plans). The Non-Domestic Savings Plans are generally available to all full-time salaried employees who are citizens of the respective countries. The Non-Domestic Savings Plans generally are funded with contributions by the participants and the Company or one of its subsidiaries. The Company's matching contributions, if any, are made in accordance with the terms of the applicable Non-Domestic Savings Plan and local statutory requirements.
EXCESS BENEFIT AND SUPPLEMENTAL RETIREMENT PLANS
     The Company has adopted excess benefit and supplemental retirement plans in the form of nonqualified pension plans. These plans provide eligible individuals the difference between the benefits they actually accrue under the Retirement Plan and the Savings Plan but for the maximum benefit and annual addition limitations and the limitation on compensation that may be recognized by the Company's qualified plans under the Code and the benefits they would have accrued under the Company's qualified plans. In addition, on the recommendation of the Executive Committee of the Company's Board of Directors and with the approval of the Executive Compensation Committee of the Company's Board of Directors, certain key employees may be granted additional pension benefits in cases where relatively short service would limit the key employee's career retirement benefits. Pursuant to his original employment agreement with Ethyl,
E. Gary Cook will be eligible to receive certain additional supplemental retirement benefits if he works for the Company at least until December 31, 1996. Benefits are generally paid in the form of an annuity. The Company also has agreed to provide a supplemental retirement benefit to Floyd D. Gottwald, Jr., Charles B. Walker and E. Whitehead Elmore to ensure that the retirement benefits of those employees are not less than they would have been had the individuals remained employed solely with Ethyl. Such benefits are not funded and are paid by the Company as the benefits become payable. Ethyl and the Company have agreed that if any of these shared executives becomes solely employed by one of the companies within five years of the Distribution Date, his benefits will be adjusted to ensure that his level of benefits is not adversely affected by the change in employment status.
                              CERTAIN TRANSACTIONS
     The Chemicals Businesses have in the past engaged in numerous transactions with the Ethyl Businesses. Such transactions have included, among other things, the extension of intercompany loans and the provision of various other types of financial support by Ethyl. Although Ethyl will continue to provide certain support services to the Company and the Company will continue to provide certain support services to Ethyl for a limited period of time pursuant to the Reorganization Agreement and the other agreements described under RELATIONSHIP BETWEEN ETHYL AND THE COMPANY AFTER THE DISTRIBUTION, such services ultimately will be discontinued. In addition, at Feluy, Belgium, Orangeburg, South Carolina, and Houston, Texas, special operating and services agreements have been negotiated to operate certain facilities and provide services to adjacent operating plants. There also will be a blending agreement, an antioxidant supply agreement and an MMT supply agreement relating to the Orangeburg, South Carolina plant.
     The Company's transactions with Ethyl are reflected in the accompanying financial statements as though they were settled immediately through Ethyl's equity investment and there are no amounts due to or from Ethyl at the end of any period with the exception of the Company's debt that was specific debt of the Company prior to and after the Distribution.
     See also THE DISTRIBUTION -- Certain Significant Aspects of the Distribution, and NOTES TO COMBINED FINANCIAL STATEMENTS.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
     The following table sets forth information concerning each person known to Ethyl who would be the beneficial owner of more than 5% of the Company's Common Stock upon completion of the Distribution if such person continued to own beneficially on the Distribution Date the same number of shares of Ethyl Common Stock believed by Ethyl to be owned beneficially by such person on November 30, 1993. Such information has been obtained from Ethyl's records and a review of statements filed with the SEC pursuant to Sections 13(d) and 13(g) of the Exchange Act with respect to Ethyl Common Stock and received by Ethyl prior to December 31, 1993.

TITLE                                                               AMOUNT AND          PERCENT
 OF                       NAME AND ADDRESS                     NATURE OF BENEFICIAL       OF
CLASS                    OF BENEFICIAL OWNER                        OWNERSHIP            CLASS
          Floyd D. Gottwald, Jr. and Bruce C. Gottwald (1)          10,566,777(2)         17.8%(3)
          330 South Fourth Street
          P.O. Box 2189
          Richmond, Virginia 23217
          NationsBank Corporation and related entities                 5,040,708           8.7%
          c/o NationsBank Corporation
          NationsBank Plaza
          Charlotte, North Carolina 28255

(1) Floyd D. Gottwald, Jr. and Bruce C. Gottwald together with members of their immediate families (collectively, the Gottwalds), may be deemed to be a group for purposes of Section 13(d)(3) of the Exchange Act, although there is no agreement among them with respect to the acquisition, retention, disposition or voting of the Company's Common Stock. Shares owned by the adult children of Floyd D. Gottwald, Jr. and Bruce C. Gottwald are included in the holdings of the Gottwalds as a group but are not attributed to Floyd
    D. Gottwald, Jr. or Bruce C. Gottwald other than in this table.
(2) Because the number of shares will be based on future trading prices and cannot currently be determined, this number does not include any shares to be acquired by the Gottwalds in connection with the Company's planned sale of approximately $100 million of the Company's Common Stock described under FINANCING -- Sale of Chemicals Common Stock.
The Gottwalds, individually or collectively, have sole voting and investing power over all of the shares of the Company's Common Stock disclosed except for 2,847,895 shares held by wives, children and in certain trust relationships, some of which might be deemed to be beneficially owned by the Gottwalds under the rules and regulations of the SEC, but as to which the Gottwalds disclaim beneficial ownership.
(3) The percentage shown is calculated based on a total of 118,403,755 shares of Ethyl Common Stock outstanding on November 30, 1993 and the terms of the Distribution as described herein.
     NationsBank of Georgia, N.A., as trustee of certain savings plans for the employees of Ethyl and the Company (the Trustee), will be the holder of record of approximately 4,132,000 shares, or approximately 7%, of the Company's Common Stock for employees of Ethyl and the Company participating in such plans. The Trustee disclaims all beneficial ownership in the shares held in these savings plans, including 238,060 shares of the Company's Common Stock that would be held for, and are attributed in the above table to, the Gottwalds. Shares held under the savings plans of Ethyl and the Company are voted by the Trustee in accordance with instructions solicited from employees participating in the plans. If a participating employee does not give the Trustee voting instructions, his shares are voted by the Trustee in accordance with the recommendations of the Ethyl Board or the the Company's Board to the shareholders of Ethyl or the Company, as the case may be, to the extent such instructions are consistent with the Trustee's fiduciary duties under ERISA.
                       BENEFICIAL OWNERSHIP OF MANAGEMENT
     The following table sets forth information with respect to the shares of the Company's Common Stock that are expected to be owned beneficially by each director and each executive officer of the Company named in the table under Compensation of Executive Officers on page 38 and by all directors and executive officers of the Company as a group as of the Distribution Date based upon their respective holdings of Ethyl Common Stock as of November 30, 1993 according to data furnished by the persons named. Based upon such data and except as set forth in the following table, no director or executive officer will own beneficially, as of the Distribution Date, 1% or more of the shares of the Company's Common Stock outstanding at that date or any equity securities of any subsidiaries of the Company. Unless otherwise indicated, all persons listed below have sole voting and investment power over all shares beneficially owned.

                                NUMBER OF SHARES       NUMBER OF SHARES WITH       TOTAL
                              WITH SOLE VOTING AND       SHARED VOTING AND         NUMBER       PERCENT OF
         NAME(S)              INVESTMENT POWER (1)       INVESTMENT POWER        OF SHARES      CLASS (2)
Lloyd B. Andrew...........             32,615                                        32,615
Thomas G. Avant...........             18,370                                        18,370
William W. Berry..........                700                        845(3)           1,545
Joseph C. Carter, Jr......              4,679                                         4,679
E. Gary Cook..............             34,314                                        34,314
E. Whitehead Elmore.......             94,333                                        94,333
Bruce C. Gottwald.........          4,114,097                    225,633          4,339,730(4)(5)     7.6%
Bruce C. Gottwald, Jr.....            315,613                     17,838(6)         333,451(5)
Floyd D. Gottwald, Jr.....          1,803,706                  2,884,588          4,688,294(5)(7)     8.1%
John D. Gottwald..........            180,564                     69,277(8)         249,841(5)
William M. Gottwald,                  292,342                     43,069(9)         335,411(5)
  M.D.....................
Gilbert M. Grosvenor......              1,285                                         1,285
Andre B. Lacy.............                709                    475,000(10)        475,709
Emmett J. Rice............                335                                           335
Sidney Buford Scott.......             31,935                     19,750(11)         51,685
Charles B. Walker.........             76,122                                        76,122
All executive officers and          7,001,718                  3,736,000         10,737,718        18.1%
  directors as a group
  (16 persons)............

(1) The amount includes 127,832 shares of the Company's Common Stock with respect to which certain persons have the right to acquire beneficial ownership within 60 days of December 31, 1993, pursuant to the exercise of outstanding options under the Ethyl Stock Option Plan. Because options to be initially granted under the Company's Omnibus Plan will not be exercisable until at least 1995, the amount does not include any Shares issuable pursuant to the exercise of any options. See
     MANAGEMENT -- Compensation of Executive Officers -- THE COMPANY'S STOCK OPTION PLAN.
(2) The percentages shown are calculated based on a total of 118,403,755 shares of Ethyl Common Stock outstanding on November 30, 1993 and the terms of the Distribution as described herein. Except as indicated, each person or group will own less than 1% of the Company's Common Stock.
(3)  Mr. Berry disclaims beneficial ownership of all 845 of such shares.
(4)  Mr. Gottwald disclaims beneficial ownership of 1,819,183 of such shares.
(5) Because the number of shares will be based on future trading prices and cannot currently be determined, this number does not include any shares to be acquired by the Gottwalds in connection with the Company's planned sale of approximately $100 million of the Company's Common Stock described under FINANCING -- Sale of the Company's Common Stock.
(6) Bruce C. Gottwald, Jr. disclaims beneficial ownership of all 17,838 of such shares. This amount does not include 1,062,033 shares of the Company's Common Stock that Mr. Gottwald may be deemed to own beneficially. Such shares constitute Mr. Gottwald's interest as beneficiary of a trust of which Floyd D. Gottwald, Jr. is trustee.
(7)  Mr. Gottwald disclaims beneficial ownership of 2,011,821 of such share.
(8) John D. Gottwald disclaims beneficial ownership of all 69,277 of such shares. This amount does not include 1,062,033 shares of the Company's Common Stock that Mr. Gottwald may be deemed to own beneficially. Such shares constitute Mr. Gottwald's interest as beneficiary of a trust of which Bruce C. Gottwald is trustee. This amount also does not include 4,931,635 shares of the Company's Common stock that Mr. Gottwald may be deemed to own beneficially as co-trustee of a trust for the benefit of Floyd D. Gottwald, Jr.
(9) William M. Gottwald, M.D. disclaims beneficial ownership of all 43,069 of such shares. This amount does not include 1,062,033 shares of the Company's Common Stock that Dr. Gottwald may be deemed to own beneficially. Such shares constitute Dr. Gottwald's interest as beneficiary of a trust of which Bruce C. Gottwald is trustee. This amount also does not include 4,931,635 shares of the Company's Common Stock that Dr. Gottwald may be deemed to own beneficially as co-trustee of a trust for the benefit of Floyd D. Gottwald, Jr.
(10) Mr. Lacy disclaims beneficial ownership of 354,605 of such shares.
(11) Mr. Scott disclaims beneficial ownership of 19,750 of such shares.
                   DESCRIPTION OF THE COMPANY'S CAPITAL STOCK
AUTHORIZED CAPITAL STOCK
     Under the the Company's Articles of Incorporation, the Company has authority to issue 15,000,000 shares of preferred stock (the Company's Preferred Stock), and 150,000,000 shares of the Company's Common Stock. No shares of the Company's Preferred Stock will be issued in connection with the Distribution. Based on the number of shares of Ethyl Common Stock outstanding at November 30, 1993, approximately 59,202,000 shares of the Company's Common Stock, constituting approximately 39.5% of the authorized Common Stock of the Company, will be issued to shareholders of Ethyl in the Distribution.
THE COMPANY'S COMMON STOCK
     The holders of the Company's Common Stock will be entitled to one vote for each share on all matters voted on by shareholders, including elections of directors, and, will exclusively possess all voting power except as otherwise required by law or provided in any resolution adopted by the Company's Board of Directors with respect to any series of the Company's Preferred Stock. The Company's Articles of Incorporation do not provide for cumulative voting for the election of directors, which means that the holders of a majority of the outstanding shares of the Company's Common Stock have the capacity to elect all of the members of the Company's Board of Directors. Subject to any preferential rights of any outstanding series of the Company's Preferred Stock designated by the Company's Board from time to time, the holders of the Company's Common Stock will be entitled to such dividends as may be declared from time to time by the Company's Board of Directors from funds available therefor, and upon liquidation will be entitled to receive PRO RATA all assets of the Company available for distribution to such holders. See THE DISTRIBUTION -- Dividend Policy.
THE COMPANY'S PREFERRED STOCK
     The Company's Board of Directors is authorized to provide for the issuance of shares of the Company's Preferred Stock, in one or more classes or series, and to fix for each such class or series such designations, rights and preferences as are stated in the resolutions adopted by the Company's Board of Directors providing for the issuance of such class or series and as are permitted by the Virginia Stock Corporation Act (the Virginia Act).
PREEMPTIVE RIGHTS
     No holder of shares of the Company's stock of any class authorized at the Distribution Date will have any preemptive right to subscribe to any securities of the Company of any kind or class.
TRANSFER AGENT AND REGISTRAR
     Harris Trust and Savings Bank will serve as transfer agent and registrar for the Company's Common Stock.
         PURPOSES AND ANTITAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE
          COMPANY'S ARTICLES OF INCORPORATION AND THE COMPANY'S BYLAWS
GENERAL
     The Company's Articles of Incorporation and the Company's Bylaws contain provisions that will make more difficult the acquisition of control of the Company by means of a tender offer, a proxy contest, open market purchases, or otherwise. The purpose of the relevant provisions of the Company's Articles of Incorporation and the Company's Bylaws is to discourage certain types of transactions, described below, that may involve an actual or threatened change of control of the Company and to encourage persons seeking to acquire control of the Company to consult first with the Company's Board of Directors to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of the Company to an unsolicited proposal for a takeover of the Company that does not have the effect of maximizing long-term shareholder value or is otherwise unfair to shareholders of the Company, or an unsolicited proposal for the restructuring or sale of all or part of the Company that could have such effects.
     Although federal securities laws and regulations applicable to certain business combinations govern the disclosure required to be made to minority shareholders in order to consummate such a transaction, they do not assure shareholders that the terms of the business combination (I.E., what shareholders will receive for their shares of stock) will be fair from a financial standpoint. Although certain provisions of the federal regulations applicable to tender offers impose certain procedural requirements for the conduct of a tender offer, those provisions are not intended to, and do not, maximize shareholder value.
     Certain provisions of the Company's Articles of Incorporation and the Company's Bylaws, in the view of Ethyl and the Company, will help ensure that the Company's Board of Directors, if confronted by a surprise proposal from a third party that has acquired a block of the Company's stock, will have sufficient time to review the proposal as well as appropriate alternatives to the proposal and to act in what it believes to be the best interests of the shareholders.
     These provisions, individually and collectively, will make more difficult, and may discourage, certain types of potential acquirors from proposing a merger, tender offer or proxy contest, even if such transaction or occurrence may be favorable to the interests of the shareholders, and may delay or frustrate the assumption of control by a holder of a large block of the Company's stock and the removal of incumbent management, even if such removal might be beneficial to shareholders. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management and the temporary fluctuations in the market price of the shares that often result from actual or considered takeover attempts.
     Set forth below is a description of certain provisions in the Company's Articles of Incorporation and the Company's Bylaws. The description is intended as a summary only and is qualified in its entirety by reference to the Company's Articles of Incorporation and the Company's Bylaws, copies of which have been filed as exhibits to the Form 10 and are available upon request. Capitalized terms used and not defined herein are defined in the Company's Articles of Incorporation or the Company's Bylaws, as the case may be.
REMOVAL OF DIRECTORS; FILLING VACANCIES
     The Company's Articles of Incorporation provide that directors may be removed only for cause and only by the affirmative vote of holders of at least a majority of the shares entitled to vote at a meeting of shareholders at which a quorum is present. This provision, when coupled with the provision in the Company's Bylaws authorizing only the Company's Board of Directors to fill vacant directorships until the next annual meeting of shareholders, will preclude shareholders from removing incumbent directors without cause and filling the vacancies created by such removal with their own nominees. Additionally, even if a director is removed for cause, the directors will be able to fill the vacancy until the next annual meeting of shareholders.
SPECIAL MEETINGS
     The Company's Bylaws provide that special meetings of shareholders can be called only by the Chairman of the Board, or a majority of the Board of Directors. Shareholders are not permitted to call a special meeting or to require that the Company's Board call a special meeting of shareholders. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business stated in the notice of such meeting.
     This provision prevents a shareholder from forcing shareholder consideration of a proposal over the opposition of the Company's Board of Directors by calling a special meeting of shareholders prior to the time the Company's Board believes such consideration to be appropriate.
ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER PROPOSALS AND SHAREHOLDER NOMINATIONS OF DIRECTORS
     The Company's Bylaws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the Company's Board of Directors, of candidates for election as directors (the Nomination Procedure) and with regard to certain matters to be brought before an annual meeting of shareholders of the Company (the Business Procedure).
     The Nomination Procedure provides that only persons who are nominated by, or at the direction of, the Company's Board or by a shareholder who has given timely written notice to the secretary of the Company prior to the meeting at which directors are to be elected will be eligible for election as directors of the Company. The Business Procedure provides that at an annual meeting, and subject to any other applicable requirements, only such business may be conducted as has been brought before the meeting by, or at the direction of, the Board of Directors or by a shareholder who has given timely prior written notice to the secretary of the Company of such shareholder's intention to bring such business before the meeting. Except for the election of directors at a special meeting, to be timely, notice under both the Nomination Procedure and the Business Procedure must be received by the Company not less than 90 days prior to the meeting. In the case of an election of directors at a special meeting, notice must be received by the close of business on the seventh day following the date on which notice of the meeting is first given to shareholders.
     Under the Nomination Procedure, notice to the Company from a shareholder who proposes to nominate a person at a meeting for election as a director must contain certain information about the nominee, including age, business and residence addresses, principal occupation, the class and number of shares of the Company's capital stock beneficially owned and such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the shareholder proposing the nominee. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director.
     Under the Business Procedure, notice relating to the conduct of business other than the nomination of directors must contain certain information about such business and about the shareholder who proposes to bring the business before the meeting, including a brief description of the business the shareholder proposes to bring before the meeting (including the specific proposal to be presented) and the reasons for conducting such business at the meeting, the name and record address of the shareholder, the class and number of shares of the Company's capital stock that are beneficially owned by the shareholder and any material interest of the shareholder in such business. If the Chairman or other officer presiding at a meeting determines that a proposal was not properly brought before the meeting in accordance with the Business Procedure, it will not be considered at the meeting.
     The Nomination Procedure requires advance notice of nominations by shareholders in order to afford the Company's Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Company's Board, to inform shareholders about such qualifications. The Business Procedure requires advance notice of a proposal in order to provide a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Company's Board, to provide the Company's Board with a meaningful opportunity to inform shareholders, prior to the meeting, of the proposal, together with any recommendation as to the position or belief of the Company's Board as to action to be taken with respect to the proposal, so as to enable shareholders better to determine whether they desire to attend the meeting or grant a proxy to the Company's Board as to the disposition of the proposal. PREFERRED STOCK
     As discussed in DESCRIPTION OF THE COMPANY'S CAPITAL STOCK -- The Company's Preferred Stock, the Company's Articles of Incorporation authorize the Company's Board of Directors to issue shares of the Company's Preferred Stock, in one or more classes or series.
     Ethyl and the Company believe that the availability of the Company's Preferred Stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of the Company's Preferred Stock, as well as shares of the Company's Common Stock, will be available for issuance without further action by the Company's shareholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company's securities may be listed. Although the Company's Board has no intention at the present time of doing so, it could issue a class or series of the Company's Preferred Stock that could, depending on the terms of such class or series, impede the completion of a merger, tender offer or other takeover attempt.
CERTAIN VOTING REQUIREMENTS
     The Company's Articles of Incorporation require the affirmative vote of at least two-thirds of the outstanding shares of the Company's Common Stock for the approval of mergers, share exchanges, certain dispositions of assets and other extraordinary transactions, except that the affirmative vote of 75% of the outstanding shares of the Company's Common Stock is required for approval of an affiliated transaction. An affiliated transaction is defined in the Company's Articles of Incorporation, as in the Virginia Act, as any of the following transactions with an interested shareholder: a merger, a share exchange, certain dispositions of assets other than in the ordinary course of business, certain significant securities issuances, or dissolution or reclassification of the Company's securities. An interested shareholder is defined as anyone who becomes the beneficial owner of more than 10% of any class of the outstanding voting shares of the Company. The supermajority vote requirement does not apply to a transaction with a shareholder who, together with his affiliates and associates, became the beneficial owner of more than 10% of any class of the outstanding voting shares of the Company on the Distribution Date. The Company's Articles of Incorporation further require the affirmative vote of a majority of the outstanding shares of the Company's Common Stock for the approval of amendments to the Company's Articles of Incorporation, except that the affirmative vote of 75% of the outstanding shares of the Company's Common Stock is required to approve an amendment to the provisions of the Company's Articles of Incorporation that establish the super-majority requirement for approval of affiliated transactions.
     The 75% vote requirement for affiliated transactions will have the effect of making it more difficult for a potential acquiror to coerce the Company into engaging in certain transactions for the benefit of the acquiror and to the detriment of the minority shareholders. The simple majority requirement will give the Company the necessary flexibility to amend most provisions of the Company's Articles of Incorporation, while the 75% vote requirement will make it more difficult to amend protective provisions in the Company's Articles of Incorporation. The significant ownership by the Gottwalds of the Company's Common Stock, together with the super-majority provisions described herein, will make it very difficult to gain approval of an affiliated transaction or an amendment of the protective provisions of the Company's Articles of Incorporation without the approval of some of the shares held by the Gottwalds. See SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS and FINANCING -- Sale of the Company's Common Stock.
                   LIABILITY AND INDEMNIFICATION OF OFFICERS
                          AND DIRECTORS OF THE COMPANY
     The Company's Articles of Incorporation eliminate any liability of the Company's directors and officers for monetary damages to the Company or its shareholders except in the event of willful misconduct or a knowing violation of the criminal law or any federal or state securities law. Pursuant to such provisions, the Company's directors and officers will not be liable for monetary damages to the Company or its shareholders even if they should fail, through negligence or gross negligence, to satisfy their duty of care to the Company or its shareholders. However, these provisions leave unaffected the right of Company or any shareholder to pursue equitable remedies, such as an action to enjoin or rescind a transaction, as well as the rights of third-party plaintiffs such as creditors.
     The Company's Articles of Incorporation require indemnification of any person against liability incurred in connection with any proceeding to which that person is made a party by reason of (i) his service to the Company as a director or officer or (ii) his service as director, officer, trustee or partner to some other enterprise at the request of the Company, except in the event of willful misconduct or a knowing violation of the criminal law. The Company's Articles of Incorporation also authorize the Company's Board of Directors to contract in advance to indemnify any director or officer by a majority vote of a quorum of disinterested directors. In addition, the Company's Articles of Incorporation authorize the Company's Board, by a majority vote of a quorum of disinterested directors, to cause the Company to indemnify, or to agree to indemnify in advance, to the same extent any person who serves as an employee, agent or consultant of the Company or who serves at the request of the Company in some other capacity. Pursuant to the Virginia Act, indemnification and advancement of expenses is subject to a determination that indemnification is appropriate by the Company's Board, a committee thereof or independent counsel, depending on the circumstances. The Company does not have any present plans to request the Company's Board to consider an indemnification contract for any director, officer, employee, agent or consultant, but reserves the right to do so in circumstances it considers appropriate.
     In the event the composition of a majority of the Company's Board of Directors changes after an alleged act or omission giving rise to a claim for indemnification has occurred, the Company's Articles of Incorporation provide that the determination of indemnification and advancement of expenses shall be made by special legal counsel acceptable to the parties. Also if the provisions that govern indemnification are amended or repealed, such amendment or repeal would not adversely affect the right of the director, officer, employee, agent or consultant to indemnification for actions that occurred prior to such amendment or repeal.
     These provisions may have the effect of reducing the likelihood of derivative litigation against directors or officers and may also discourage or deter shareholders from bringing a lawsuit against directors or officers for breach of their duty of care, even though such an action, if successful, would benefit the Company and its shareholders. In addition, under certain circumstances the Company and its shareholders may, as a result of such provisions lose the opportunity to obtain monetary damages from directors or officers. Given the difficult environment and potential for incurring expenses and liabilities currently facing directors, officers, employees and agents of publicly-held corporations, the Company's Board believes that these provisions should enhance the Company's ability to attract and retain qualified directors, officers, employees and agents.
     The Company's management has obtained what it believes to be adequate directors' and officers' liability insurance coverage, effective as of the Distribution Date.
                                    AUDITORS
     The Company's Board of Directors has designated Coopers & Lybrand, Certified Public Accountants, as the Company's independent auditors for the year 1994. Ethyl, as the Company's sole shareholder, has approved the designation. This firm has audited Ethyl's financial statements since 1962.
                         INDEX TO FINANCIAL STATEMENTS
CHEMICALS

HISTORICAL INFORMATION
  Annual Financial Statements
     Report of Independent Accountants...................................................................................  F- 2
     Combined Balance Sheets at December 31, 1992 and 1991...............................................................  F- 3
     Combined Statements of Income for each of the three years in the period ended
       December 31, 1992.................................................................................................  F- 4
     Combined Statements of Cash Flows for each of the three years in the period ended December 31, 1992...........................................................................................  F- 5
     Combined Statements of Changes in Equity for each of the three years in the period ended December 31, 1992....................................................................................  F- 6
     Notes to the Combined Financial Statements..........................................................................  F- 7
  Interim Financial Statements
     Combined Balance Sheet (unaudited) at September 30, 1993............................................................  F-20
     Combined Statements of Income (unaudited) for the nine months ended
       September 30, 1993 and 1992.......................................................................................  F-21
     Combined Statements of Cash Flows (unaudited) for the nine months ended
       September 30, 1993 and 1992.......................................................................................  F-22
     Notes to the Combined Interim Financial Statements (unaudited)......................................................  F-23
PRO FORMA INFORMATION
  Introduction to the Pro Forma Combined Financial Statements............................................................  F-25
  Pro Forma Combined Balance Sheet (unaudited) at September 30, 1993.....................................................  F-26
  Pro Forma Combined Statements of Income (unaudited) for the year ended
     December 31, 1992 and the nine months ended September 30, 1993......................................................  F-27
  Notes to the Pro Forma Combined Financial Statements (unaudited).......................................................  F-28
SEPARATE HISTORICAL FINANCIAL STATEMENTS OF POTASSE ET PRODUITS
  CHIMIQUES SA
Introduction to the Separate Financial Statements of Potasse et Produits Chimiques SA....................................  F-30
HISTORICAL INFORMATION
  Annual Financial Statements
     Report of Independent Accountants...................................................................................  F-31
     Balance Sheet at December 31, 1992..................................................................................  F-32
     Statement of Income for the year ended December 31, 1992............................................................  F-33
     Statement of Cash Flows for the year ended December 31, 1992........................................................  F-34
     Statement of Shareholders' Equity for the year ended
       December 31, 1992.................................................................................................  F-35
     Notes to the Financial Statements...................................................................................  F-36
  Interim Financial Statements
     Balance sheet (unaudited) at September 30, 1993.....................................................................  F-43
     Statements of Income (unaudited) for the nine months ended September 30,
       1993 and 1992.....................................................................................................  F-44
     Statements of Cash Flows (unaudited) for the nine months ended September 30,
       1993 and 1992.....................................................................................................  F-45
     Notes to the Interim Financial Statements (unaudited)...............................................................  F-46

                       REPORT OF INDEPENDENT ACCOUNTANTS
To the Board of Directors and Shareholders of Ethyl Corporation:
     We have audited the accompanying combined balance sheets of the olefins and derivatives, bromine chemicals, and specialty chemicals businesses of Ethyl Corporation (collectively defined as Chemicals), the predecessor businesses of Albemarle Corporation, as of December 31, 1992 and 1991, and the related combined statements of income, cash flows, and changes in equity for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of Ethyl Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Chemicals as of December 31, 1992 and 1991, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.
     As discussed in Notes 11 and 12 to the combined financial statements, effective January 1, 1992, Chemicals changed its method of accounting both for postretirement benefits other than pensions and for income taxes by adopting Financial Accounting Standards Board Statements No. 106 and No. 109, respectively.
                                      COOPERS & LYBRAND
Richmond, Virginia
December 3, 1993, except as to the information presented in
Note 16, for which the date is February 10, 1994

                                   CHEMICALS
                            COMBINED BALANCE SHEETS
                           (IN THOUSANDS OF DOLLARS)

                                                                                                           DECEMBER 31
                                              ASSETS                                                    1992          1991
Current assets:
  Cash and cash equivalents.......................................................................   $   43,017    $   30,688
  Accounts receivable, less allowance for doubtful
     accounts (1992 -- $1,625; 1991 -- $1,717)....................................................      122,589       107,767
  Inventories:
     Finished goods...............................................................................       77,035        69,825
     Work-in-process..............................................................................        3,306         3,293
     Raw materials................................................................................       12,163        15,097
     Stores, supplies and other...................................................................       22,312        19,694
                                                                                                        114,816       107,909
  Deferred income taxes and prepaid expenses......................................................       10,753        10,750
       Total current assets.......................................................................      291,175       257,114
Property, plant and equipment, at cost............................................................    1,190,950     1,109,442
Less accumulated depreciation and amortization....................................................    (599,092)     (538,690)
Net property, plant and equipment.................................................................      591,858       570,752
Other assets and deferred charges.................................................................       41,491        49,365
Intangible assets -- net of amortization..........................................................       13,000        16,106
       Total assets...............................................................................   $  937,524    $  893,337
                                      LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable................................................................................   $   68,238    $   67,063
  Accrued expenses................................................................................       45,300        42,827
  Long-term debt, current portion.................................................................       14,416        15,076
       Total current liabilities..................................................................      127,954       124,966
Long-term debt....................................................................................      100,521       118,663
Other noncurrent liabilities......................................................................       32,990         3,726
Deferred income taxes.............................................................................       86,268       120,291
Equity:
  Foreign currency translation adjustments........................................................        4,915         6,155
  Ethyl's equity investment.......................................................................      584,876       519,536
       Total equity...............................................................................      589,791       525,691
Total liabilities and equity......................................................................   $  937,524    $  893,337

See accompanying notes to combined financial statements.

                                   CHEMICALS
                         COMBINED STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)

                                                                                                YEARS ENDED DECEMBER 31
                                                                                              1992        1991        1990
Net sales................................................................................   $818,223    $790,988    $783,174
Cost of goods sold.......................................................................    631,903     580,622     563,006
  Gross profit...........................................................................    186,320     210,366     220,168
Selling, general and administrative expenses.............................................     92,884     101,392      86,522
Research and development expenses........................................................     31,997      35,393      37,320
  Operating profit.......................................................................     61,439      73,581      96,326
Interest and financing expenses..........................................................      4,923       2,477       1,803
Other income, net........................................................................     (1,998)     (3,562)     (3,993)
Income before income taxes and cumulative effect
  of accounting changes..................................................................     58,514      74,666      98,516
Income taxes.............................................................................     16,771      22,108      32,819
Income before cumulative effect of accounting changes....................................     41,743      52,558      65,697
Cumulative effect of accounting changes for:
  Postretirement health benefits (net of tax)............................................    (18,548)         --          --
  Deferred income taxes..................................................................     16,632          --          --
Net income...............................................................................   $ 39,827    $ 52,558    $ 65,697

See accompanying notes to combined financial statements.

                                   CHEMICALS
                       COMBINED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)

                                                                              YEARS ENDED DECEMBER 31
                                                                           1992         1991         1990
Cash and cash equivalents at beginning of year.......................    $ 30,688     $ 57,346     $ 17,378
Cash flows from operating activities:
  Net income.........................................................      39,827       52,558       65,697
  Adjustments to reconcile net income to cash flows from operating activities:
     Cumulative effect of accounting changes.........................       1,916           --           --
     Depreciation and amortization...................................      74,028       66,151       59,229
     Provisions for writeoffs of certain developmental
       research projects and goodwill................................          --        6,350        6,033
     Deferred income taxes, excluding cumulative effect of accounting
       changes.......................................................      (3,963)       5,610        2,350
     Change in assets and liabilities, net of acquisition:
       (Increase) decrease in accounts receivable....................     (15,881)       3,990      (11,612)
       (Increase) in inventories.....................................      (8,492)      (7,691)     (18,036)
       Increase in accounts payable..................................       1,922        4,641       11,795
       Increase in accrued expenses..................................       3,037        3,806        5,158
       Other, net....................................................       3,979       (6,044)      (3,065)
          Net cash provided from operating activities................      96,373      129,371      117,549
Cash flows from investing activities:
  Capital expenditures...............................................     (99,563)    (124,711)    (116,623)
  Acquisition of business............................................          --           --      (46,949)
  Other, net.........................................................       2,886       (2,015)        (826)
     Net cash (used in) investing activities.........................     (96,677)    (126,726)    (164,398)
Cash flows from financing activities:
  Repayments of long-term debt.......................................     (15,419)      (1,424)         (58)
  Additional long-term debt..........................................       1,531       33,409       81,239
  Net settlements with Ethyl Corporation.............................      26,521      (61,288)       5,636
     Net cash provided from (used in) financing activities...........      12,633      (29,303)      86,817
Increase (decrease) in cash and cash equivalents.....................      12,329      (26,658)      39,968
Cash and cash equivalents at end of year.............................    $ 43,017     $ 30,688     $ 57,346

See accompanying notes to combined financial statements.

                                   CHEMICALS
                    COMBINED STATEMENT OF CHANGES IN EQUITY
                           (IN THOUSANDS OF DOLLARS)

                                                                                                                       FOREIGN
                                                                                                        ETHYL'S       CURRENCY
                                                                                                         EQUITY      TRANSLATION
                                                                                                       INVESTMENT    ADJUSTMENTS
Balance at December 31, 1989........................................................................    $460,193
1990 net income.....................................................................................      65,697
Translation adjustments.............................................................................                   $ 6,176
Net settlements with Ethyl:
  General corporate expense allocations.............................................................      20,445
  Cash transfers to Ethyl Corporation...............................................................     (18,607)
Balance at December 31, 1990........................................................................     527,728         6,176
1991 net income.....................................................................................      52,558
Translation adjustments.............................................................................                       (21)
Net settlements with Ethyl:
  General corporate expense allocations.............................................................      22,531
  Cash transfers to Ethyl Corporation...............................................................     (83,281)
Balance at December 31, 1991........................................................................     519,536         6,155
1992 net income.....................................................................................      39,827
Translation adjustments.............................................................................                    (1,240)
Net settlements with Ethyl:
  General corporate expense allocations.............................................................      20,207
  Cash transfers from Ethyl Corporation.............................................................       5,306
Balance at December 31, 1992........................................................................    $584,876       $ 4,915

See accompanying notes to combined financial statements.

                                   CHEMICALS
                   NOTES TO THE COMBINED FINANCIAL STATEMENTS
1. ORGANIZATION AND OPERATIONS:
ORGANIZATION, OPERATIONS AND PRINCIPLES OF COMBINATION
     The accompanying combined financial statements include the historical operations, assets and liabilities of the olefins and derivatives, bromine chemicals and specialty chemicals businesses of Ethyl Corporation (Chemicals), the predecessor businesses of Albemarle Corporation, and are prepared using the historical cost of Ethyl Corporation (Ethyl). Subject to certain approvals and authorizations, Ethyl plans to (i) have a wholly-owned subsidiary contain the operations, assets and liabilities of Chemicals and (ii) distribute to holders of Ethyl common stock all of the outstanding shares of common stock of the newly formed subsidiary.
     The financial information included herein is not necessarily indicative of the financial position and results of operations of Chemicals in the future or what the financial position and results of operations of Chemicals would have been had it been a separate, stand-alone entity during the periods covered.
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
BASIS OF PRESENTATION AND PRINCIPLES OF COMBINATION
     Ethyl provided certain corporate general and administrative services to Chemicals including legal, finance and other services. These expenses are allocated to Chemicals based upon the net sales of Chemicals. Management considers this allocation methodology to yield a reasonable allocation of the general corporate expenses that were incurred by Ethyl on behalf of Chemicals and reflect a reasonable estimate of the level of expenses that might have been incurred had Chemicals operated on a stand-alone basis. Intercompany accounts and transactions within Chemicals have been eliminated.
     Ethyl will have no financial interest in Chemicals after the distribution to shareholders. However, Ethyl will, unless released by third parties, remain contingently liable after the distribution for certain known and unknown existing and contingent liabilities that are anticipated to be transferred to and assumed by Chemicals in connection with the proposed distribution; and Chemicals will be obligated to indemnify Ethyl against liability with respect to such transferred obligations and liabilities.
CASH AND CASH EQUIVALENTS
     Cash and cash equivalents in the accompanying combined financial statements consist of balances maintained in the combined Chemicals businesses. These balances are maintained in separate bank accounts for Chemicals and include cash and time deposits. Such time deposits are stated at cost, which approximates market value.
FOREIGN CURRENCY TRANSLATION ADJUSTMENTS
     The assets and liabilities of all foreign subsidiaries were prepared in their respective local currencies and translated into U.S. dollars based on the current exchange rate, while income and expenses were translated at average rates for the period. Translation adjustments (net of deferred income taxes (benefits) of ($676,000), ($115,000) and $3,674,000 in 1992, 1991 and 1990,
respectively) are reflected as foreign currency translation adjustments in the equity section of the combined balance sheet and accordingly have no effect on net income. Transaction adjustments for all foreign subsidiaries are included in income. Ethyl redesignated the functional currency of a Belgian subsidiary, which is included in Chemicals, from the U.S. dollar to the local currency effective January 1, 1990.
INVENTORIES
     Inventories are stated at the lower of cost or market, with cost determined on the last-in, first-out (LIFO) basis for substantially all domestic inventories, and on either the weighted-average or first-in, first-out cost basis for other inventories. Cost elements included in work-in-process and finished goods inventories are raw materials, direct labor and manufacturing overhead. Raw materials include purchase and delivery costs. Stores and supplies include purchase costs.
                                   CHEMICALS
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT
     Accounts include costs of assets constructed or purchased, related delivery and installation costs and interest incurred on significant capital projects during their construction periods. Expenditures for renewals and betterments also are capitalized, but expenditures for repairs and maintenance are expensed as incurred. The cost and accumulated depreciation applicable to assets retired or sold are removed from the respective accounts, and gains or losses thereon are included in income.
     Depreciation is computed primarily by the straight-line method based on the estimated useful lives of the assets.
ENVIRONMENTAL COMPLIANCE AND REMEDIATION
     Environmental compliance costs include the cost of purchasing and/or constructing assets to prevent, limit and control pollution or to monitor environmental status at various locations. These costs are capitalized and depreciated based on estimated useful lives.
     Environmental compliance costs also include maintenance and operating costs with respect to pollution prevention and control facilities and other administrative costs. Such operating costs are expensed as incurred.
     Environmental remediation costs of facilities used in current operations are generally immaterial and are expensed as incurred. Remediation costs and post-remediation costs at facilities or off-plant-disposal sites that relate to an existing condition caused by past operations are accrued as liabilities and expensed when such costs are reasonably estimable.
INTANGIBLE ASSETS
     Intangible assets consist principally of a sales contract, product licenses and patents. Intangible assets ($13,000,000 and $16,106,000 at December 31, 1992 and 1991, respectively, net of accumulated amortization) are amortized on a straight-line basis over periods from three to 20 years. Amortization of intangibles amounted to $3,106,000 for 1992, $2,948,000 for 1991 and $3,193,000
for 1990. Accumulated amortization of intangibles was $13,825,000 and $10,719,000 at the end of 1992 and 1991, respectively.
RESEARCH AND DEVELOPMENT COSTS
     Chemicals sponsored research and development costs related to present and future products are expensed currently as incurred.
INTEREST EXPENSE
     The interest expense reflected in the combined statements of income primarily represents foreign interest expense on foreign long-term debt instruments expected to be transferred to Chemicals. Consequently, the interest expense reflected in the combined statements of income and the amount of debt reflected in the accompanying combined balance sheets are not intended to reflect interest expense that Chemicals may have incurred and the amount of debt which would have been outstanding had Chemicals been an independent company. Further, such debt does not represent the amount of debt which would be outstanding upon completion of the distribution (see Note 1) and the related interest expense included in the accompanying statements of income does not reflect any additional interest expense on additional debt which will be assigned to Chemicals upon completion of the distribution (see Note 16). As discussed in Ethyl's Equity Investment, transactions with Ethyl are treated as if settled immediately through Ethyl's equity investment. As a result, there were no advances from Ethyl outstanding in the accompanying combined balance sheets which required the recognition of interest expense.
PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS
     Annual costs of pension plans are determined actuarially based on Financial Accounting Standards Board (FASB) Statement No. 87, Employers Accounting for Pensions (FASB Statement No. 87). The policy is to fund U.S. pension plans at amounts not less than the minimum requirements of the Employee Retirement Income Security Act of 1974. Annual
                                   CHEMICALS
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) costs of other postretirement plans are accounted for based on FASB Statement No. 106, Employers Accounting for Postretirement Benefits Other than Pensions (FASB Statement No. 106). The policy is to fund postretirement health benefits based on a pay-as-you-go basis for retirees. See Note 11, Pension Plans and Other Postretirement Benefits, regarding implementation of FASB Statement No. 106.
PROFIT SHARING AND EMPLOYEE SAVINGS PLAN
     Ethyl, and as a result Chemicals, has a defined contribution 401(k) profit sharing and employee savings plan which is generally available to all full-time salaried and non-union hourly employees and to employees who are covered by a collective bargaining agreement pursuant to the terms of such agreement. The plan is funded with contributions by participants and the participant's employer. Expense recorded for the 401(k) plan totaled $4.8 million in 1992, $4.3 million in 1991 and $4.1 million in 1990.
STOCK OPTION PLAN
     Certain key employees and officers who are assigned to Chemicals are participants in the Ethyl incentive stock option plan. Under this plan, incentive stock options and nonqualifying stock options may be granted to purchase a specified number of shares of Ethyl common stock at a price not less than the fair market value on the date of grant and for a term not to exceed 10 years. In addition to the options, the optionee may also be granted a stock appreciation right (SAR). To date, SARs generally have been granted for the same number of shares subject to options.
INCOME TAXES
     Chemicals is included in the consolidated federal income tax return of Ethyl. The provision for income taxes reflected in the accompanying combined financial statements represents Chemicals' share of Ethyl's income tax expense which approximates the expense which would have been recognized had Chemicals filed separate income tax returns. In connection with the distribution, Chemicals and Ethyl anticipate entering into a tax sharing agreement. See Note 12, Income Taxes.
     In the fourth quarter of 1992, Ethyl, and Chemicals as a part of Ethyl, adopted FASB Statement No. 109, Accounting for Income Taxes (FASB Statement No.
109), retroactive to January 1, 1992. Deferred tax liabilities and assets are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on differences between financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse.
     Prior to 1992, the provision for income taxes was based on Accounting Principles Board (APB) Opinion No. 11 and deferred income taxes arose from differences in recognition of revenue and expense between financial and income tax reporting of various items. See Note 12, Income Taxes, regarding implementation of FASB Statement No. 109.
ETHYL'S EQUITY INVESTMENT
     Ethyl's equity investment reflects the historical activity between Chemicals and Ethyl. Transactions with Ethyl are reflected as though they were settled immediately as an addition to or reduction of Ethyl's equity investment and there are no amounts due to or from Ethyl at the end of any period. For various reasons, including the effect of purchase method adjustments, it was not practicable to determine the portion of Ethyl's equity investment represented by retained earnings.
EARNINGS PER SHARE
     Earnings per share information has been omitted in the combined financial statements since Chemicals was not a separate entity with its own capital structure during the years presented.

                                   CHEMICALS
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
3. SUPPLEMENTAL CASH FLOW INFORMATION:
     Supplemental information for the combined statements of cash flows is as follows:

                                                            (IN THOUSANDS)
                                                     1992        1991        1990
Cash paid during the year for:
  Income taxes..................................    $20,636     $16,193     $31,600
  Interest and financing expenses (net of
     capitalization)............................      5,527       1,803         406

     A reconciliation of the net change in Ethyl's equity investment to the cash flow effect of the net settlements with Ethyl is as follows:

                                                             (IN THOUSANDS)
                                                     1992         1991         1990
Net settlements with Ethyl......................    $25,513     $ (60,750)    $1,838
Foreign currency translation effect.............      1,008          (538)     3,798
Cash flow effect of net settlements with Ethyl..    $26,521     $ (61,288)    $5,636

4. INVENTORIES:
     Domestic inventories stated on the LIFO basis amounted to $55,432,000 and $56,597,000 at December 31, 1992 and 1991, respectively, which are below replacement cost by approximately $37,819,000 and $34,124,000, respectively.
5. DEFERRED INCOME TAXES AND PREPAID EXPENSES:
     Deferred income taxes and prepaid expenses consist of the following:

                                                        (IN THOUSANDS)
                                                      1992         1991
Deferred income taxes-current...................     $ 7,049      $ 8,913
Prepaid expenses................................       3,704        1,837
Total...........................................     $10,753      $10,750

6. PROPERTY, PLANT AND EQUIPMENT, AT COST:
     Property, plant and equipment, at cost consist of the following:

                                                           (IN THOUSANDS)
                                                        1992            1991
Land............................................     $   26,506      $   25,573
Land improvements...............................         38,712          29,747
Buildings.......................................         63,955          59,622
Machinery and equipment.........................      1,017,104         862,399
Construction in progress........................         44,673         132,101
Total...........................................     $1,190,950      $1,109,442

     Interest capitalized on significant capital projects in 1992, 1991 and 1990 was $4,262,000, $5,720,000 and $2,479,000, respectively, while amortization of capitalized interest (which is included in depreciation expense) was $2,051,000, $1,587,000 and $1,725,000, respectively.

                                   CHEMICALS
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
7. ACCRUED EXPENSES:
     Accrued expenses consist of the following:

                                                      (IN THOUSANDS)
                                                     1992        1991
Employee benefits, payrolls and related
  taxes.........................................    $22,355     $22,251
Taxes other than payroll........................      9,453       8,585
Interest expense................................      2,090       2,392
Other...........................................     11,402       9,599
Total...........................................    $45,300     $42,827

8. LONG-TERM DEBT:
     Long-term debt consists of the following:

                                                       (IN THOUSANDS)
                                                      1992         1991
Generale de Banque Loan Agreement...............    $113,689     $132,478
Miscellaneous...................................       1,248        1,261
Total...........................................     114,937      133,739
Debt due within one year........................      14,416       15,076
Long-term debt..................................    $100,521     $118,663

     A summary of long-term debt maturities is listed below:

                                                                (IN THOUSANDS)
                                                    FOREIGN
                                                      BANK
                                                    BORROWINGS   MISCELLANEOUS      TOTAL
1993............................................    $ 14,399        $    17        $ 14,416
1994............................................      14,396             18          14,414
1995............................................      14,399             20          14,419
1996............................................      14,396             22          14,418
1997............................................      14,399             24          14,423
1998-2016.......................................      41,700          1,147          42,847
Total debt......................................    $113,689        $ 1,248        $114,937

     Foreign bank borrowings consisted of borrowings totaling approximately 3,729 million Belgian francs ($113.7 million) outstanding as of December 31, 1992, with the Generale de Banque, Brussels, Belgium. Funds borrowed were used to finance the construction of new production facilities in Feluy, Belgium. Annual repayments of the loans are 472 million Belgian francs (approximately $14.4 million) through 1999 and a final payment of 423 million Belgian francs (approximately $12.9 million) in October 2000. The annual interest rate has been fixed at 9.28% for the period through October 5, 1994. Belgian tax concessions received on the borrowings reduced the effective annual interest rate to 6.96%. Thereafter, the interest rate is subject to renegotiation.
     These foreign borrowings are subject to a covenant that if a Belgian subsidiary of Ethyl, which would become a subsidiary of Chemicals upon completion of the distribution, is no longer considered to be a direct or indirect subsidiary of Ethyl from an accounting viewpoint, the borrowings would be in default. Further, in the event the consolidated Net Shareholder's Funds (as defined in the Generale de Banque loan agreement) of the consolidated Belgian subsidiaries falls below 2 billion Belgian francs, the borrowings also would be in default. Management anticipates that if the foreign bank borrowings were considered to be in default as a result of the distribution, Chemicals will either renegotiate the debt or repay the borrowings from its planned credit facility (see FINANCING in the Information Statement).

                                   CHEMICALS
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
9. GAINS AND LOSSES ON FOREIGN CURRENCY:
     Foreign currency transaction adjustments resulted in a loss of $2,357,000 in 1992 and, gains of $1,827,000 in 1991 and $680,000 in 1990, respectively.
10. RENTAL EXPENSE AND CONTRACTUAL COMMITMENTS:
     Chemicals has a number of operating lease agreements primarily for office space, transportation equipment and storage facilities. Future lease payments for the next five years for all noncancelable leases as of December 31, 1992, are $10,819,000 for 1993, $7,444,000 for 1994, $6,661,000 for 1995, $5,941,000
for 1996, $3,532,000 for 1997, and amounts payable after 1997 are $11,570,000.
Rental expense was $14,403,000 for 1992, $10,328,000 for 1991 and $9,636,000 for
1990.
     Contractual obligations for plant construction and purchases of real property and equipment amounted to approximately $26,000,000 at December 31, 1992.
11. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS:
     U.S. PENSION PLANS -- The majority of the U.S. employees of Chemicals are covered by Ethyl's noncontributory defined benefit pension plans. The benefits for these plans are based primarily on years of service and employees' compensation. The funding policy complies with the requirements of Federal law and regulations. Plan assets consist principally of common stock, U.S. government and corporate obligations and group annuity contracts.
     Components of pension income and prepaid pension expense information for all periods presented for salaried and hourly plans were derived from actuarial calculations of these components from the Ethyl plans. All amounts applicable to hourly plans, for which operations were included in Chemicals, were assigned to Chemicals. The actuarial present value of benefit obligations for active salaried employees employed by Chemicals and the related components of pension income and prepaid pension expense were allocated to Chemicals. The actuarial present value of benefit obligations for retired Chemicals employees who retired prior to January 1, 1993, and the related components of pension income and prepaid pension expense were allocated to Ethyl. Plan assets were allocated to Chemicals based upon the same methodology used to allocate the present value of benefit obligations.
     The components of Chemicals' net pension income from the Ethyl pension plans for 1992, 1991 and 1990 are as follows:

                                                               (IN THOUSANDS)
                                                      1992          1991          1990
Return on plan assets:
Actual return...................................    $  19,217     $  36,485     $     991
Expected return higher (lower) than actual......        3,099       (15,376)       19,292
Expected return.................................       22,316        21,109        20,283
Amortization of transition asset................        2,700         2,700         2,700
Service cost (benefits earned during the
  year).........................................       (5,433)       (5,138)       (4,858)
Interest cost on projected benefit obligation...      (15,389)      (14,801)      (14,239)
Amortization of prior service costs.............       (1,497)       (1,494)       (1,483)
Net pension income..............................    $   2,697     $   2,376     $   2,403

     Amortization of the transition asset is based on the amount determined at the date of adoption of FASB Statement No. 87.
     Net pension income and plan obligations are calculated using assumptions of estimated discount and interest rates and rates of projected increases in compensation. The discount rate on projected benefit obligations was primarily assumed to be 7.25% at December 31, 1992, 1991 and 1990. The assumed interest rate at the beginning of each year is the same as the

                                   CHEMICALS
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
11. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS: (CONTINUED) discount rate at the end of each prior year. The rates of projected compensation increase were assumed to be primarily 5% for each year and the expected long-term rate of return on plan assets was assumed to be primarily 9% each year. Net pension income (table above) is determined using assumptions as of the beginning of each year. Funded status (table below) is determined using assumptions as of the end of each year.
     The following table presents a reconciliation of the funded status of Chemicals' allocated balances for the Ethyl pension plans at December 31, 1992 and 1991 to prepaid pension expense, which is included in the line item Other assets and deferred charges of the combined balance sheets:

                                                            (IN THOUSANDS)
DECEMBER 31,                                              1992           1991
Plan assets at fair value..........................    $  272,872     $  264,790
Less actuarial present value of benefit
  obligations:
Accumulated benefit obligation (including
  vested benefits of $195,993 and
  $188,508, respectively)..........................       201,996        193,823
Projected compensation increase....................        25,278         23,493
Projected benefit obligation.......................       227,274        217,316
Plan assets in excess of projected benefit
  obligation.......................................        45,598         47,474
Unrecognized net gain..............................        (3,750)        (7,477)
Unrecognized transition asset being amortized
  principally over 16 years........................       (23,845)       (26,545)
Unrecognized prior service costs being amortized...        16,421         17,918
Prepaid pension expense............................    $   34,424     $   31,370

     FOREIGN PENSION PLANS -- Pension coverage for employees of an Ethyl foreign subsidiary, which is expected to be a subsidiary of Chemicals upon the distribution, is provided through separate plans. Obligations under such plans are systematically provided under insurance policies. 1992, 1991 and 1990 pension cost for these plans was $660,000, $547,000 and $486,000, respectively.
     COMBINED -- Combined U.S. and foreign net pension income for 1992, 1991 and 1990 was $2,037,000, $1,829,000 and $1,917,000, respectively.
     OTHER POSTRETIREMENT BENEFITS -- Ethyl provides postretirement medical benefits and life insurance for certain groups of retired employees, which include personnel assigned to Chemicals' operations.
     In 1992, Ethyl, and as a result Chemicals, adopted FASB Statement No. 106. The cumulative effect of the change in accounting for postretirement benefits of $29.4 million ($18.5 million net of income tax benefit) was recognized immediately and represents the allocated accumulated postretirement benefit obligation (APBO) existing at January 1, 1992, net of plan assets. In addition, the impact of the change on 1992 ongoing operations was an increase in expense of about $2.4 million ($1.5 million after income taxes). The pro forma effect of the change on years prior to 1992 was not determinable. Medical and life insurance benefit costs are funded principally on a pay-as-you-go basis. Although the availability of medical coverage after retirement varies for different groups of employees, the majority of employees who retire before becoming eligible for Medicare can continue group coverage by paying the full cost of a composite monthly premium designed to cover the claims incurred by active and retired employees. The availability of group coverage for Medicare eligible retirees also varies by employee group with coverage designed either to supplement or coordinate with Medicare. Retirees generally pay a portion of the cost of the coverage.
     Summary information on the Ethyl plans assigned to Chemicals is presented below. Plan assets, unrecognized net loss and postretirement benefit costs for substantially all Chemicals retired employees, who retired prior to January 1, 1993, were

                                   CHEMICALS
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
11. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS: (CONTINUED) assigned to Ethyl. Plan assets, unrecognized net loss, APBO and postretirement benefit costs for active employees assigned to Chemicals were allocated to Chemicals based upon the ratio of APBO for the active employees compared to the total APBO prior to allocation.

                                                       (IN THOUSANDS)
                                                            1992
December 31,
Financial status of plans:
Accumulated postretirement benefit obligation
Retirees...........................................       $  5,674
Fully eligible, active plan participants...........         11,661
Other active plan participants.....................         25,302
                                                            42,637
Less plan assets at fair value.....................         10,466
Less unrecognized net loss.........................            408
Accrued postretirement benefit cost................       $ 31,763

     Plan assets are held under an insurance contract and reserved for retiree life insurance benefits. The accrued postretirement benefit cost of $31,763,000 is included in other noncurrent liabilities in the combined balance sheet at December 31, 1992.
     The components of net periodic postretirement benefit cost are as follows:

                                                       (IN THOUSANDS)
                                                            1992
Year ended December 31,
Service cost (benefits attributed to employee
  service during the year).........................       $  1,625
Interest cost on accumulated postretirement benefit
  obligation.......................................          3,105
Actual return on plan assets.......................           (900)
Net periodic postretirement benefit cost...........       $  3,830

     The discount rate used in determining the APBO was 8%. The expected long-term rate of return on plan assets used in determining the net periodic postretirement benefit cost was 9% in 1992 and the estimated pay increase was 5%. The assumed health care cost trend rate used in measuring the accumulated postretirement benefit obligation was 15% in 1992, declining by 1% per year to an ultimate rate of 7%, except that managed care costs were assumed to begin at 12%, declining by 1% per year to 6%.
     If the health care cost trend rate assumptions were increased by 1%, the APBO, as of December 31, 1992, would be increased by approximately $5.2 million. The effect of this change on the sum of the service cost and interest cost components of net periodic postretirement benefit cost for 1992 would be an increase of about $700,000.
     The pay-as-you-go expenditures for postretirement benefits were $1,444,000 in 1992, $1,371,000 in 1991 and $1,277,000 in 1990.

                                   CHEMICALS
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
11. PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS: (CONTINUED)
     The effects of the accounting change discussed on the preceding page are summarized as follows:

                                                                                          1992
                                                                                     (IN THOUSANDS)
Cumulative effect of accounting change on January 1..............................      $   29,377
Plus postretirement benefit expense..............................................           3,830
Less postretirement benefit cash expenditures....................................          (1,444)
Accrued postretirement benefit cost at December 31...............................      $   31,763

12. INCOME TAXES:
     The income tax provisions included in the accompanying Chemicals combined statement of income for 1992, 1991 and 1990 as well as the related tax accounts contained in the accompanying Chemicals' December 31, 1992 and 1991 combined balance sheets have been computed as if Chemicals had been a separate taxpayer.
     As discussed in Note 2, Summary of Significant Accounting Policies, in the fourth quarter of 1992, Ethyl, and as a result Chemicals, adopted FASB Statement No. 109. This statement requires the use of the liability approach for financial accounting and reporting for income taxes. Combined financial statements for prior years have not been restated and the cumulative effect of the accounting change as of January 1, 1992, resulted in a reduction of the deferred income tax liability and an increase in net income of $16.6 million. This amount has been included in the combined statement of income for 1992 and reported as a component of the cumulative effect of accounting changes. The pro forma effect of the change on years prior to 1992 was not determinable.
     Income before income taxes and cumulative effect of accounting changes and current and deferred income taxes are composed of the following:

                                                                   (IN THOUSANDS)
                                                         1992          1991           1990
Income before income taxes and cumulative effect of
  accounting changes:
Domestic...........................................    $  89,103     $  79,767     $  104,793
Foreign............................................      (30,589)       (5,101)        (6,277)
Total..............................................    $  58,514     $  74,666     $   98,516
Current income taxes:
Federal............................................    $  19,929     $  20,442     $   31,295
State..............................................        3,715         2,155          3,312
Foreign............................................       (2,910)       (6,099)        (4,138)
Total..............................................       20,734        16,498         30,469
Deferred income taxes:
Federal............................................        5,504         2,991          1,601
State..............................................          551           490            (98)
Foreign............................................      (10,018)        2,129            847
Total..............................................       (3,963)        5,610          2,350
Total income taxes.................................    $  16,771     $  22,108     $   32,819

                                   CHEMICALS
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
12. INCOME TAXES: (CONTINUED)
     The significant differences between the U.S. federal statutory rate and the effective income tax rate are as follows:

                                                       % OF INCOME
                                                   BEFORE INCOME TAXES
                                                  1992      1991     1990
Federal statutory rate.......................      34.0%    34.0%    34.0%
Foreign sales corporation benefit............      (2.7)    (2.8)    (1.9)
State taxes, net of federal tax benefit......       3.3      2.9      2.7
Belgium coordination center benefit..........      (3.8)........  (2.8)    (1.1)
Non-deductible write-off.....................                         1.7
Depletion....................................      (1.3)    (1.2)    (1.0)
Benefit of subsidiary net operating loss.....      (0.4)
Other items, net.............................      (0.4)    (0.5)    (1.1)
Effective income tax rate....................      28.7%    29.6%    33.3%

     1992 deferred income taxes result from temporary differences in the recognition of income and expenses for financial and income tax reporting purposes, using the liability or balance sheet method. Such temporary differences result primarily from differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Since no changes in tax rates had been enacted as of December 31, 1992, such rates have been applied to all future years.
     As a result of the new Federal income tax legislation, which retroactively increased the Federal statutory income tax rate, Chemicals' Federal statutory income tax rate increased to 35% effective January 1, 1993.
     The deferred income tax assets and deferred income tax liabilities recorded on the combined balance sheet as of December 31, 1992, are as follows:

                                                                   (IN THOUSANDS)
                                                                                NONCURRENT
                                                                                 DEFERRED
                                                          CURRENT DEFERRED      INCOME TAX
                                                          INCOME TAX ASSETS     LIABILITIES
Depreciation..........................................                          $  83,628
Capitalized interest..................................                              4,832
Future employee benefits..............................         $ 4,060                119
Foreign currency translation adjustments..............                             10,231
Foreign subsidiary loss carryfoward...................                            (11,204 )
Inventory capitalization..............................           1,217
Other items, net......................................           1,772             (1,338 )
       Total..........................................         $ 7,049          $  86,268
  Net deferred income tax liability...................                          $  79,219

     1991 and 1990 deferred income taxes, determined under APB Opinion No. 11, result from timing differences between financial and income tax reporting of various items.
     The sources of the deferred income tax differences and the tax effects for the years ended December 31, 1991 and 1990 were as follows:

                                                   (IN THOUSANDS)
                                                  1991        1990
Depreciation.................................    $4,814     $  5,238
Other items, net.............................       796       (2,888)
       Total.................................    $5,610     $  2,350

                                   CHEMICALS
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
12. INCOME TAXES: (CONTINUED)
     Provision has been made for estimated additional income taxes that would have resulted if undistributed foreign earnings of businesses that comprise Chemicals had been remitted to Chemicals.
     In connection with the distribution, Ethyl and Chemicals anticipate entering into a tax sharing agreement, which will reflect each party's rights and obligations with respect to deficiencies and refunds, if any, of federal, state or other taxes relating to the business of Chemicals prior to the distribution. The planned agreement will express each party's intention with respect to certain tax attributes of Chemicals after the distribution.
13. FAIR VALUE OF FINANCIAL INSTRUMENTS:
     CASH AND CASH EQUIVALENTS -- The carrying value approximates fair value. LONG-TERM DEBT -- Based on borrowing rates currently available to Chemicals with similar terms and maturities, the carrying value of long-term debt reported in the accompanying combined balance sheets at December 31, 1992 and 1991 approximates fair value.
14. QUARTERLY FINANCIAL SUMMARY (UNAUDITED):

                                                                  (IN THOUSANDS)
                                            FIRST        SECOND       THIRD        FOURTH
                                           QUARTER      QUARTER      QUARTER      QUARTER       TOTAL
1992
Net sales..............................    $207,638     $188,109     $209,546     $212,930     $818,223
Gross profit...........................    $ 53,847(a)  $ 41,800(a)  $ 50,896(a)  $ 39,777     $186,320
Income before cumulative effect of
  accounting changes...................    $ 15,162     $  8,730     $ 11,912     $  5,939     $ 41,743
Net income.............................    $ 13,246     $  8,730     $ 11,912     $  5,939     $ 39,827
1991
Net sales..............................    $212,480     $198,147     $186,294     $194,067     $790,988
Gross profit...........................    $ 51,767(c)  $ 52,422(c)  $ 53,792(c)  $ 52,385(b,c) $210,366
Net income.............................    $ 14,445     $ 14,330     $ 15,587     $  8,196     $ 52,558

     Notes to Quarterly Financial Summary (In Thousands):
     (a) Includes start-up costs (composed principally of labor cost of employees being trained to run the new facilities, utilities and supplies used during the pre-production period and pre-production testing of equipment) related to the linear alpha olefin production facility in Feluy, Belgium in the amount of $2,900 for the first quarter of 1992, $6,400 for the second quarter of 1992, and $3,400 for the third quarter of 1992.
     (b) Includes expenses and write-offs resulting from the discontinuance of certain developmental research programs in the amount of $6,350.
     (c) Includes start-up costs (composed principally of labor cost of employees being trained to run the new facilities, utilities and supplies used during the pre-production period and pre-production testing of equipment) related to the olefin production facilities in Feluy, Belgium in the amount of $2,200 for the first quarter of 1991, $600 for the second quarter of 1991, $600 for the third quarter of 1991, and $500 for the fourth quarter of 1991.
15. GEOGRAPHIC AREA INFORMATION:
     The businesses included in Chemicals operate primarily in one industry segment which includes the development, manufacture, and marketing of chemical products.
     Chemicals is an international business, manufacturing and distributing in the United States, Belgium and France. Information regarding Chemicals' operations in different geographic locations for the three years is shown below. As Chemicals'

                                   CHEMICALS
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
15. GEOGRAPHIC AREA INFORMATION: (CONTINUED) foreign regions of manufacturing and distribution have similar business environments and operations, they are presented as one foreign category.
                     IDENTIFIABLE ASSETS AS OF DECEMBER 31,

                                                           (IN THOUSANDS)
                                                   1992         1991         1990
United States................................    $664,690     $643,170     $647,108
Foreign......................................     272,834      250,167      200,237
  Total......................................    $937,524     $893,337     $847,345

                                   NET SALES

                                                           (IN THOUSANDS)
                                                   1992         1991         1990
Domestic unaffiliated:
  United States..............................    $524,244     $516,311     $533,603
  Export.....................................     147,303      146,741      135,988
Transfers to foreign affiliates..............      64,909       80,533       68,763
Foreign unaffiliated.........................     146,676      127,936      113,583
Elimination of transfers.....................     (64,909)     (80,533)     (68,763)
  Total......................................    $818,223     $790,988     $783,174

                          OPERATING PROFIT (LOSS) (A)

                                                         (IN THOUSANDS)
                                                 1992(B)     1991(C)     1990(D)
United States................................    $77,560     $69,189     $93,609
Foreign......................................    (16,121)      4,392       2,717
  Total......................................    $61,439     $73,581     $96,326

Notes to Geographic Area Information (In Thousands):
     (a) Operating profit represents net income before tax and cumulative effect of accounting changes less interest and financing expenses and other income, net.
     (b) Operating profit for 1992 includes charges of $12,700 for start-up costs (composed principally of labor cost of employees being trained to run the new facilities, utilities and supplies used during the pre-production period and pre-production testing of equipment) related to the linear alpha olefin production facility in Feluy, Belgium.
     (c) Operating profit for 1991 includes charges of $6,350 for expenses and write-offs resulting from the discontinuance of certain developmental research programs and charges of $3,900 for start-up costs (composed principally of labor cost of employees being trained to run the new facilities, utilities and supplies used during the pre-production period and pre-production testing of equipment) related primarily to the poly alpha olefin production facilities in Feluy, Belgium.
     (d) Operating profit for 1990 includes charges of $6,033 for write-off of goodwill and for expenses associated with environmental remediation projects at certain facilities and charges of $4,500 for start-up costs (composed principally of labor cost of employees being trained to run the new facilities, utilities and supplies used during the pre-production period and pre-production testing of equipment) related to the poly alpha olefin production facility in Feluy, Belgium.

                                   CHEMICALS
             NOTES TO THE COMBINED FINANCIAL STATEMENTS (CONTINUED)
16. SUBSEQUENT EVENTS:
     ACQUISITION OF POTASSE ET PRODUITS CHIMIQUES SA -- On February 8, 1993, Ethyl through a subsidiary, Ethyl France S.A.R.L. (S.A.R.L.) completed the acquisition of Potasse et Produits Chimiques SA (PPC) from Rhone-Poulenc S.A., the Paris-based multinational chemical and pharmaceutical company. The acquisition is not reflected in the accompanying 1992 Chemicals combined financial statements although S.A.R.L. will be included in Chemicals' operations subsequent to the acquisition date. Cash paid aggregated approximately $122 million (before consideration of cash acquired of $5.4 million). PPC is a producer of organic and inorganic brominated compounds used mainly as pharmaceutical, photographic and agrochemical intermediates. PPC also operates an electrolysis unit to produce high-purity caustic potash and potassium carbonate.
     WORK FORCE REDUCTION AND EARLY RETIREMENT PROGRAM -- On October 15, 1993, Ethyl announced a work-force-reduction and early-retirement program which is expected to result in a net reduction of approximately 130 of the employees assigned to Chemicals. A provision of approximately $7.7 million was recorded in the 1993 third quarter Chemicals' combined financial statements to cover the expected cost of these programs.
     STOCK OPTIONS -- On February 8, 1994 Chemicals Board of Directors (theBoard) and Ethyl approved an Omnibus Stock Incentive Plan. Under this plan a maximum of 3,200,000 shares of Chemicals common stock may be issued upon the exercise of options, stock appreciation rights and restricted stock. Such options, stock appreciation rights and restricted stock may be granted to participants under the plan. The Board and Ethyl also have approved initial option grants to officers and key employees to purchase a total of 1,447,500 shares of Chemicals common stock. All of these options will expire ten years from the date of grant and the exercise price will be equal to the closing price of Chemicals common stock on the first trading day following the distribution. These options become exercisable based on the growth in operating earnings of Chemicals and on improvements in market price. Notwithstanding the preceding sentence, these options become exercisable thirty days prior to the expiration date.
     CREDIT FACILITY -- At February 10, 1994 Ethyl was in the process of finalizing a five year, $1 billion unsecured credit facility to replace its current credit facility. Ethyl expects to have this agreement in place by the date of the distribution. Upon completion of the anticipated spin-off of Chemicals, the credit facility will automatically be split into two separate $500 million facilities with initial proceeds from the new Chemicals credit facility utilized by Chemicals to absorb the planned transfer from Ethyl to Chemicals of a portion of Ethyl's borrowing under the credit facility. Fees of up to 3/8 of 1% per annum are assessed on the unused amount of the commitment. The agreement permits borrowings for the next five years at various interest rate options. The credit facility agreement contains a number of covenants, representations and events of default typical for a credit facility agreement of its size and nature, including financial covenants requiring Chemicals to maintain a maximum leverage ratio of no greater than 60% and minimum Chemicals shareholders' equity of $300 million.
                                   CHEMICALS
                             COMBINED BALANCE SHEET
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                               SEPTEMBER 30, 1993
                                                                                   ADJUSTMENTS
                                                                                   INCREASES
                     ASSETS                                 HISTORICAL             (DECREASES)            PRO FORMA
Current assets:
  Cash and cash equivalents.....................            $   46,615             $                      $   46,615
  Accounts receivable, less allowance for
     doubtful accounts of $1,559................               144,513                                       144,513
  Inventories:
     Finished goods.............................                93,551                                        93,551
     Work-in-process............................                 3,080                                         3,080
     Raw materials..............................                12,914                                        12,914
     Stores, supplies and other.................                22,764                                        22,764
                                                               132,309                                       132,309
  Deferred income taxes and prepaid expenses....                16,993                                        16,993
       Total current assets.....................               340,430                                       340,430
Property, plant and equipment, at cost..........             1,336,928                                     1,336,928
     Less accumulated depreciation and
       amortization.............................              (652,677)                                     (652,677)
       Net property, plant and equipment........               684,251                                       684,251
Other assets and deferred charges...............                48,746                                        48,746
Goodwill and other intangibles -- net of
  amortization..................................                37,038                                        37,038
       Total assets.............................            $1,110,465             $                      $1,110,465
  LIABILITIES AND EQUITY
Current liabilities:
  Accounts payable..............................            $   79,365                                    $   79,365
  Accrued expenses..............................                52,401                                        52,401
  Long-term debt, current portion...............                14,224                                        14,224
       Total current liabilities................               145,990                                       145,990
Long-term debt..................................                94,442             $  288,000(7)             382,442
Other noncurrent liabilities....................                41,213                                        41,213
Deferred income taxes...........................               116,466                                       116,466
Equity:
  Foreign currency translation adjustments......                    74                                            74
  Ethyl's equity investment.....................               712,280               (288,000)(7)            424,280
       Total equity.............................               712,354               (288,000)               424,354
       Total liabilities and equity.............            $1,110,465             $                      $1,110,465

See accompanying notes to combined interim financial statements.

                                   CHEMICALS
                         COMBINED STATEMENTS OF INCOME
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                                                          NINE MONTHS ENDED
                                                                                                             SEPTEMBER 30
                                                                                                           1993        1992
Net sales.............................................................................................   $668,453    $605,293
Cost of goods sold....................................................................................    523,344     458,750
  Gross profit........................................................................................    145,109     146,543
Selling, general and administrative expenses..........................................................     82,117      67,585
Research and development expenses.....................................................................     22,208      23,723
  Operating profit....................................................................................     40,784      55,235
Interest and financing expenses.......................................................................      6,240       2,824
Other income, net.....................................................................................       (947)     (1,597)
Income before income taxes and cumulative effect of accounting changes................................     35,491      54,008
Income taxes..........................................................................................     17,276      18,204
Income before cumulative effect of accounting changes.................................................     18,215      35,804
Cumulative effect of accounting changes for:
  Postretirement health benefits (net of tax).........................................................         --     (18,548)
  Deferred income taxes...............................................................................         --      16,632
Net income............................................................................................   $ 18,215    $ 33,888

See accompanying notes to combined interim financial statements.

                                   CHEMICALS
                       COMBINED STATEMENTS OF CASH FLOWS
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                                                           NINE MONTHS ENDED
                                                                                                             SEPTEMBER 30
                                                                                                            1993       1992
Cash and cash equivalents at beginning of year                                                            $ 43,017    $30,688
  Cash flows from operating activities:
     Net income........................................................................................     18,215     33,888
     Adjustments to reconcile to cash flows from operating activities:
       Cumulative effect of accounting changes.........................................................         --      1,916
       Depreciation and amortization...................................................................     65,014     53,458
       Provision for work force reduction and early retirement program.................................      7,700         --
       Deferred income taxes, excluding cumulative effect of accounting
          changes in 1992..............................................................................      4,205     (1,779)
       Change in assets and liabilities, net of acquisition:
            (Increase) in accounts receivable..........................................................     (3,195)   (29,112)
            (Increase) in inventories..................................................................    (10,578)      (370)
            Increase (decrease) in accounts payable....................................................        187     (9,451)
            Increase in accrued expenses...............................................................      2,603      8,729
            Other, net.................................................................................     (8,073)     7,585
               Net cash provided from operating activities.............................................     76,078     64,864
  Cash flows from investing activities:
     Capital expenditures..............................................................................    (66,395)   (75,067)
     Acquisition of business (net of $5,369 cash acquired).............................................   (116,631)        --
     Other, net........................................................................................        349      1,662
       Net cash (used in) investing activities.........................................................   (182,677)   (73,405)
  Cash flows from financing activities:
     (Repayments) additions to long-term debt..........................................................       (643)     1,518
     Net settlements with Ethyl Corporation............................................................    110,840     23,751
       Net cash provided from financing activities.....................................................    110,197     25,269
Increase in cash and cash equivalents..................................................................      3,598     16,728
Cash and cash equivalents at end of period.............................................................   $ 46,615    $47,416

See accompanying notes to combined interim financial statements.

                                   CHEMICALS
               NOTES TO THE COMBINED INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)
     1. In the opinion of management, the accompanying combined interim financial statements of Chemicals, the predecessor businesses of Albemarle Corporation, contain all adjustments necessary to present fairly Chemicals' combined financial position as of September 30, 1993 and the combined results of operations and cash flows for the nine month periods ended September 30, 1993 and 1992. All such adjustments are deemed to be of a normal recurring nature. These financial statements do not include certain disclosures required under generally accepted accounting principles and, therefore, should be read in conjunction with the annual combined financial statements and notes thereto included at pages F-3 to F-19 of this Information Statement. The results of operations for the nine month period ended September 30, 1993 are not necessarily indicative of the results to be expected for the full year.
     2. Selling, general and administrative expenses for the nine months ended September 30, 1993 include a provision of $7,700,000 to cover Chemicals' portion of an announced Ethyl work-force-reduction and early-retirement program. The program is expected to result in a reduction of approximately 130 employees in Chemicals' work force.
     3. Chemicals experienced a higher effective income tax rate in 1993 (48.7%) when compared to 1992 (33.7%). The primary factors contributing to the higher 1993 tax rate were higher deferred income taxes of $2.2 million required by FASB Statement No. 109 and $0.4 million in higher taxes on 1993 income from operations, resulting from the recently passed federal income tax legislation which increased the corporate income tax rate retroactive to January 1, 1993. In addition, the effective tax rate for the nine months ended September 30, 1993, reflected management's conclusion that it was more likely than not that a portion of the benefit from the Belgian subsidiary's operating loss carryforward would not be realized and consequently there was a need for a valuation allowance relating to this operating loss carryforward. While the benefit of the losses may be carried forward indefinitely, continued operating losses during 1993 make the timing of any realization currently undeterminable. Therefore, a valuation allowance of approximately $4 million was established against a $7.3 million tax benefit attributable to the operating loss carryforwards of the Belgian subsidiary.
     4. Supplemental information for the combined statements of cash flows for the nine months ended September 30, 1993 and 1992 are as follows:

                                                            (IN THOUSANDS)
                                                           1993        1992
Cash paid during the periods for:
  Income taxes........................................    $15,222     $22,416
  Interest and financing expenses paid................        201         114

Acquisition of business in 1993 (in thousands of dollars): Assets (excluding cash) -- $165,842; liabilities -- $49,211; and net cash paid -- $116,631.
     5. On February 8, 1993, Ethyl through a subsidiary, Ethyl France S.A.R.L. (S.A.R.L.), completed the acquisition of the stock of Potasse et Produits Chimiques SA (PPC). The acquisition is accounted for as a purchase. Accordingly, because S.A.R.L. is included in Chemicals' operations, the results of operations of PPC are included in the accompanying combined statement of income for the nine months ended September 30, 1993. The following unaudited pro forma information presents the net sales, income before cumulative effect of accounting changes and net income as if the acquisition had occurred at the beginning of the individual nine-month periods ended September 30, 1993 and 1992. Such pro forma information is presented on the same basis as the Chemicals historical combined financial statements and does not include interest expense other than as described in Note 2 Summary of Significant Accounting
Policies -- Interest Expense to the Chemicals historical annual combined financial statements.

                                   CHEMICALS
         NOTES TO THE COMBINED INTERIM FINANCIAL STATEMENTS(CONTINUED)
                                  (UNAUDITED)

                                                             (IN THOUSANDS)
                                                            NINE MONTHS ENDED
                                                              SEPTEMBER 30,
                                                            1993         1992
Net sales                                                 $676,819     $679,486
Income before cumulative
  effect of accounting changes                            $ 18,055     $ 40,607
Net income                                                $ 18,055     $ 38,691

     6. Goodwill of approximately $22 million arising from the acquisition of PPC is being amortized on a straight-line basis over periods of 16 to 20 years. Chemicals evaluates historical and projected undiscounted cash flows of an acquired business to determine the future recoverability of any goodwill recorded. Recorded goodwill is reevaluated on the same basis at the end of each accounting period if any significant permanent changes in business or circumstances have occurred which might impair recovery.
     7. The pro forma adjustment is shown in the accompanying combined balance sheet at F-20 because in connection with the distribution (described on page 15 of the Information Statement), Chemicals will be assigned additional indebtedness under the terms of a credit facility (described on page 21 of the Information Statement) which will reduce Ethyl's equity investment as a result of this assignment.
     8. At February 10, 1994 Ethyl was in the process of finalizing a five year, $1 billion unsecured credit facility to replace its current credit facility. Ethyl expects to have this agreement in place by the date of the distribution. Upon completion of the anticipated spin-off of Chemicals, the credit facility will automatically be split into two separate $500 million facilities with initial proceeds from the new Chemicals credit facility utilized by Chemicals to absorb the planned transfer from Ethyl to Chemicals of a portion of Ethyl's borrowing under the credit facility. Fees of up to 3/8 of 1% per annum are assessed on the unused amount of the commitment. The agreement permits borrowings for the next five years at various interest rate options. The credit facility agreement contains a number of covenants, representations and events of default typical for a credit facility agreement of its size and nature, including financial covenants requiring Chemicals to maintain a maximum leverage ratio of no greater than 60% and minimum Chemicals shareholders' equity of $300 million.

                                   CHEMICALS
          INTRODUCTION TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS
     Chemicals has no operating history as a separate, stand-alone company. The historical combined financial statements are derived from the historical financial information of the businesses that are expected to comprise Chemicals, the predecessor businesses of Albemarle Corporation.
     The adjustments required to reflect the transactions described below are set forth in the Adjustments Increases (Decreases) column. The pro forma combined balance sheet of Chemicals as of September 30, 1993, presents the financial position of Chemicals assuming that the distribution, the split of the Ethyl credit facility such that Chemicals absorbs the transfer from Ethyl to Chemicals of a portion of Ethyl's borrowing under a credit facility, and the reduction of Ethyl's equity investment as a result of the transfer had been completed as of that date. The pro forma combined statements of income for the year ended December 31, 1992, and the nine months ended September 30, 1993, present the results of operations of Chemicals assuming that (i) the distribution had been completed as of January 1, 1992, and (ii) the acquisition of PPC had also occurred at January 1, 1992. In the opinion of management, the pro forma combined financial statements include all material adjustments necessary to restate the historical results to accommodate these assumptions. Each period presented should be treated as a stand-alone period.
     No pro forma adjustments are made to the historical combined statements of income for selling, general and administrative expenses with respect to Chemicals because in the opinion of management such costs following the distribution (for which certain of the services are expected to be provided under contractual agreements from Ethyl) will not differ from those costs already included in the Chemicals historical combined financial statements.
     The pro forma combined financial statements of Chemicals should be read in conjunction with the historical combined financial statements of Chemicals contained in this Information Statement. The pro forma information presented is for informational purposes only and may not necessarily be indicative of future results of operations and financial position or what the results of operations or financial position would have been had the Chemicals' businesses been operated as a separate, stand-alone company during the periods shown.
                                   CHEMICALS
                        PRO FORMA COMBINED BALANCE SHEET
                           (IN THOUSANDS OF DOLLARS)
                                  (UNAUDITED)

                                                                               SEPTEMBER 30, 1993
                                                                                   ADJUSTMENTS
                                                                                   INCREASES
                     ASSETS                                 HISTORICAL             (DECREASES)            PRO FORMA
Current assets:
  Cash and cash equivalents.....................            $   46,615             $                      $   46,615
  Accounts receivable, less allowance for
     doubtful accounts..........................               144,513                                       144,513
  Inventories:
     Finished goods.............................                93,551                                        93,551
     Work-in-process............................                 3,080                                         3,080
     Raw materials..............................                12,914                                        12,914
     Stores, supplies and other.................                22,764                                        22,764
                                                               132,309                                       132,309
  Deferred income taxes and prepaid expenses....                16,993                                        16,993
       Total current assets.....................               340,430                                       340,430
Property, plant and equipment, at cost..........             1,336,928                                     1,336,928
     Less accumulated depreciation and
       amortization.............................              (652,677)                                     (652,677)
       Net property, plant and equipment........               684,251                                       684,251
Other assets and deferred charges...............                48,746                                        48,746
Goodwill and other intangibles -- net of
  amortization..................................                37,038                                        37,038
       Total assets.............................            $1,110,465             $                      $1,110,465
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..............................            $   79,365                                    $   79,365
  Accrued expenses..............................                52,401                                        52,401
  Long-term debt, current portion...............                14,224                                        14,224
       Total current liabilities................               145,990                                       145,990
Long-term debt..................................                94,442             $  288,000 B(i)           382,442
Other noncurrent liabilities....................                41,213                                        41,213
Deferred income taxes...........................               116,466                                       116,466
Shareholders' equity:
  Foreign currency translation adjustments......                    74                                            74
  Ethyl's equity investment.....................               712,280               (288,000)B(i)
                                                                                     (424,280)B(ii)
  Common shareholders' equity...................                                      424,280 B(ii)          424,280
       Total shareholders' equity...............               712,354               (288,000)               424,354
       Total liabilities and shareholders'
          equity................................            $1,110,465             $                      $1,110,465

See accompanying notes to pro forma combined financial statements.

                                   CHEMICALS
                    PRO FORMA COMBINED STATEMENTS OF INCOME
               (IN THOUSANDS OF DOLLARS EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                  FOR THE YEAR ENDED                      FOR THE NINE MONTHS ENDED
                                                  DECEMBER 31, 1992                           SEPTEMBER 30, 1993
                                                    ADJUSTMENTS                                 ADJUSTMENTS
                                                     INCREASES          PRO                      INCREASES          PRO
                                        HISTORICAL  (DECREASES)        FORMA        HISTORICAL  (DECREASES)        FORMA
Net sales............................   $818,223      $95,773 B(iii)  $913,996      $668,453     $   8,366 B(iii) $676,819
Cost of goods sold...................    631,903       80,403 B(iii)   712,306       523,344         7,772 B(iii)  531,116
  Gross profit.......................    186,320       15,370          201,690       145,109           594         145,703
Selling, general and
  administrative expenses............     92,884        6,158 B(iii)    99,042        82,117           415 B(iii)   82,532
Research and development
  expenses...........................     31,997        1,091 B(iii)    33,088        22,208           186 B(iii)   22,394
  Operating profit...................     61,439        8,121           69,560        40,784            (7)         40,777
Interest and financing
  expenses...........................      4,923       11,388 B(iv)     16,311         6,240         6,934 B(iv)    13,174
Other (income) net...................     (1,998)      (1,313)B(iii)    (3,311)         (947)          209 B(iii)     (738)
Income before income taxes
  and cumulative effect of
  accounting changes.................     58,514       (1,954)          56,560        35,491        (7,150)         28,341
Income taxes.........................     16,771         (581)B(v)      16,190        17,276        (2,711)B(v)     14,565
Income before cumulative effect
  of accounting changes..............   $ 41,743      $(1,373)        $ 40,370      $ 18,215     $  (4,439)       $ 13,776
Earnings per share (based on
  income before cumulative effect
  of accounting changes).............                                 $    .68 (C)                                $    .23 (C)

See accompanying notes to pro forma combined financial statements.

                                   CHEMICALS
              NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)
A. The pro forma information presented is not necessarily indicative of the future results or financial position of Chemicals, the predecessor businesses of Albemarle Corporation, or the income before cumulative effect of accounting changes that would have resulted had Chemicals been a stand-alone company during the periods presented.
B. The adjustments in the pro forma combined financial statements are described below:
     (i) To record the planned transfer from Ethyl to Chemicals of a portion of an Ethyl borrowing under a credit facility (which Ethyl management contemplates obtaining prior to the effective date of the distribution) necessary to achieve a planned debt to total capitalization ratio, and reduction of Ethyl's equity investment as a result of the transfer. The Chemicals foreign bank borrowing is subject to a covenant, as discussed in Note 8 to the combined financial statements, that if the Ethyl subsidiary which holds this debt is no longer considered to be a direct or indirect subsidiary of Ethyl the borrowings would be in default. Such long term debt has not been reclassified as a current liability in the accompanying pro forma combined financial statements, because should the lender take action under this covenant in connection with the proposed spinoff, the debt would be immediately refinanced through use of the Chemicals credit facility which is classified as long term debt.
     (ii) To record the proposed distribution to holders of Ethyl common stock, par value $1.00 per share, of all of the outstanding Chemicals common stock, without par value. Approximately 59.2 million shares of Chemicals common stock are expected to be distributed. See THE DISTRIBUTION contained elsewhere in this Information Statement.
     (iii) To reflect the February 8, 1993 acquisition of Potasse et Produits Chimiques SA (PPC) by Ethyl France S.A.R.L., in the year ended December 31, 1992, and nine months ended September 30, 1993, pro forma combined statements of income as if the acquisition had occurred at January 1, 1992. To derive the accompanying U.S. dollar financial statements, the PPC financial statements were translated utilizing the exchange rate prevailing at the date of the balance sheet while the statements of income were translated utilizing the weighted average exchange rates prevailing during the respective periods. Translation adjustments (net of deferred income taxes) were reflected as foreign currency translation adjustments in equity and accordingly had no effect on net income.
     (iv) To record the interest expense which would have been incurred by Chemicals on the borrowing under the credit facility transferred from Ethyl, which includes interest on borrowings under the credit facility which would have been incurred to acquire PPC, at the weighted average interest rates of 4.2% for the year ended December 31, 1992 and 3.5% for the nine months ended September 30, 1993, less additional capitalized interest of $949,000 and $882,000, respectively. Interest rates utilized to calculate Chemicals pro forma interest expense under the credit facility are those rates which were available to Ethyl under its revolving credit agreement during the respective periods presented. Such rates were utilized because from management's negotiations to obtain the credit facility, the rates available to Ethyl and Chemicals on a stand alone basis were approximately the same interest rates and management was advised that these rates would have been the same during the respective periods presented.
     (v) To record the estimated tax benefit for pro forma adjustments at an assumed combined state and federal income tax rate of 29.7% (low effective income tax rate due to purchase method adjustments) for the twelve months ended December 31, 1992 and 37.9% for the nine months ended September 30, 1993.
C. Earnings per share (based on income before cumulative effect of accounting changes) is computed as if the 59.2 million shares of Chemicals common stock proposed to be issued in the distribution had been outstanding for the periods presented. Also, no consideration is given to (a) any stock options under the Chemicals stock option plan (see Management -- Compensation of Executive Officers) since, although the plan has been approved by the Chemicals Board of Directors and Ethyl, and option grants for approximately 1,500,000 shares of Chemicals stock have also been approved by the Chemicals Board of Directors and Ethyl, the impact of the options cannot be evaluated because neither the option price nor the market price of the stock is known, and (b) any shares of stock issuable in connection with the planned sale of common stock to members of the Gottwald family (see FINANCING -- Sale of the Company's Common Stock). Because each of the stock purchase agreements with the Gottwald family provides as a condition to closing for Chemicals that the number of shares to be sold to the Gottwalds cannot equal or exceed 20% of the outstanding shares, at the lowest
                                   CHEMICALS
        NOTES TO THE PRO FORMA COMBINED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)
   possible sales price permitted under the terms of the stock purchase agreements, the reduction of pro forma earnings per share (based on income before cumulative effect of accounting changes) for the nine month period ended September 30, 1993 would be less than $.02 per share.
                                     CHEMICALS
                 INTRODUCTION TO THE SEPARATE FINANCIAL STATEMENTS
                        OF POTASSE ET PRODUITS CHIMIQUES SA
        On February 8, 1993, Ethyl France S.A.R.L. acquired the stock of Potasse et Produits Chimiques SA (PPC). Accordingly, separate financial statements of PPC are filed in this Information Statement and include audited financial statements as of and for the year ended December 31, 1992 and an unaudited balance sheet at September 30, 1993 as well as interim results of operations and cash flows for the nine months ended September 30, 1993 and 1992.
                         REPORT OF INDEPENDENT ACCOUNTANTS
        To the Board of Directors and Shareholders of Ethyl Corporation:
        We have audited the accompanying balance sheet of POTASSE ET PRODUITS CHIMIQUES SA (the Company) as of December 31, 1992, and the related statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.
        We conducted our audit in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December generally accepted accounting principles.
   COOPERS & LYBRAND
   Strasbourg, France
   January 29, 1993,
   except for Note 12,
   dated February 8, 1993
                         POTASSE ET PRODUITS CHIMIQUES SA
                                   BALANCE SHEET
                          (IN THOUSANDS OF FRENCH FRANCS)

                                                                                              DECEMBER 31, 1992
                                          ASSETS
   Current assets:
   Cash...................................................................................           41,400
   Accounts receivable....................................................................           90,807
   Account receivable -- related parties..................................................            4,892
   Tax receivables........................................................................           11,832
   Inventories............................................................................           55,165
   Deferred income taxes and prepaid expenses.............................................            2,725
   Total current assets...................................................................          206,821
   Property, plant and equipment, at cost.................................................          550,461
   Less accumulated depreciation..........................................................         (325,906)
   Net property, plant and equipment......................................................          224,555
   Advance to related party...............................................................           17,751
   Other assets...........................................................................            2,206
   Intangible assets, net of amortization.................................................              338
   Total assets...........................................................................          451,671
                           LIABILITIES AND SHAREHOLDERS' EQUITY
   Current liabilities:
   Bank overdrafts........................................................................           10,002
   Long-term debt, current portion........................................................            4,050
   Accounts payable.......................................................................           62,147
   Accrued expenses.......................................................................           22,669
   Total current liabilities..............................................................           98,868
   Long-term debt.........................................................................            9,526
   Noncurrent accrued retirement obligations..............................................            8,173
   Other noncurrent liabilities...........................................................            2,166
   Deferred income taxes..................................................................           31,193
   Shareholders' equity:
   Common stock (par value FF 100) 450,000 shares authorized, issued and
       outstanding........................................................................           45,000
   Retained earnings......................................................................          256,745
   Total shareholders' equity.............................................................          301,745
   Total liabilities and shareholders' equity.............................................          451,671

   See accompanying notes to the financial statements.

                         POTASSE ET PRODUITS CHIMIQUES SA
                                STATEMENT OF INCOME
                          (IN THOUSANDS OF FRENCH FRANCS)

                                                                                                                YEAR ENDED
                                                                                                             DECEMBER 31, 1992
   Net sales:
   Related parties.......................................................................................         336,139
   Others................................................................................................         190,616
   Total net sales.......................................................................................         526,755
   Cost of goods sold....................................................................................         447,902
   Gross profit..........................................................................................          78,853
   Selling, general and administrative expenses..........................................................          24,909
   Research and development expenses.....................................................................           5,105
   Operating profit......................................................................................          48,839
   Interest and financing expenses.......................................................................           1,697
   Interest (income) on invested cash balances (Note 2)..................................................         (13,600)
   Other (income) net....................................................................................          (5,628)
   Income before income taxes............................................................................          66,370
   Income taxes..........................................................................................          26,402
   Net income............................................................................................          39,968

   See accompanying notes to the financial statements.

                         POTASSE ET PRODUITS CHIMIQUES SA
                              STATEMENT OF CASH FLOWS
                          (IN THOUSANDS OF FRENCH FRANCS)

                                                                                                                YEAR ENDED
                                                                                                             DECEMBER 31, 1992
   Cash at beginning of year.............................................................................          105,900
   Cash flows from operating activities:
   Net income............................................................................................           39,968
   Adjustments to reconcile net income to cash flows from operating activities:
   Depreciation and amortization.........................................................................           48,228
   Deferred income tax benefit...........................................................................           (2,511)
   Change in assets and liabilities:
   Decrease in accounts receivable.......................................................................            8,696
   Decrease in inventories...............................................................................            4,191
   Decrease in accounts payable..........................................................................          (16,111)
   Increase in accrued expenses..........................................................................           12,977
   Other, net............................................................................................             (258)
   Net cash provided from operating activities...........................................................           95,180
   Cash flows from investing activities:
   Capital expenditures..................................................................................          (29,177)
   Other, net............................................................................................            6,213
   Net cash (used in) investing activities...............................................................          (22,964)
   Cash flows from financing activities:
   Dividends paid........................................................................................         (139,837)
   Repayment of long-term debt...........................................................................           (3,654)
   Increase in bank overdrafts...........................................................................            6,775
   Net cash (used in) financing activities...............................................................         (136,716)
   Decrease in cash......................................................................................          (64,500)
   Cash at end of year...................................................................................           41,400

   See accompanying notes to the financial statements.

                         POTASSE ET PRODUITS CHIMIQUES SA
                         STATEMENT OF SHAREHOLDERS' EQUITY
                          (IN THOUSANDS OF FRENCH FRANCS)

                                                          COMMON     RETAINED
                                                          STOCK      EARNINGS        TOTAL
   Balances at December 31, 1991......................    45,000       356,614       401,614
   1992 net income....................................       --         39,968        39,968
   Dividends paid.....................................       --       (139,837)     (139,837)
   Balances at December 31, 1992......................    45,000       256,745       301,745

   See accompanying notes to the financial statements.

                        POTASSE ET PRODUITS CHIMIQUES SA
                       NOTES TO THE FINANCIAL STATEMENTS
1. ACCOUNTING POLICIES
GENERAL
     Potasse et Produits Chimiques SA (the Company or PPC) is a majority owned subsidiary of Rhone-Poulenc SA (Rhone-Poulenc). See Note 2, Transactions with Related Parties. The accompanying financial statements are prepared in accordance with United States generally accepted accounting principles.
FOREIGN CURRENCY TRANSACTIONS
     Transaction gains and losses, including those related to forward exchange contracts with Rhone-Poulenc (see Note 2 regarding forward exchange contracts), are included in income.
INVENTORIES
     Inventories are stated at the lower of cost or market, with cost determined on a weighted average basis which closely approximates the first-in, first-out basis. Cost elements included in work-in-process and finished goods inventories are raw materials, direct labor and manufacturing overhead. Raw materials include purchase and delivery costs. Stores and supplies include purchase costs. PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment accounts include costs of assets constructed or purchased and delivery and installation costs. Expenditures for renewals and betterments are also capitalized, but expenditures for repairs and maintenance are expensed as incurred. The cost and accumulated depreciation applicable to assets retired or sold are removed from the respective accounts, and gains or losses thereon are included in income.
     Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets.
     The principal useful lives employed are the following:

Buildings....................................    20 years
Machinery and equipment......................     8 years
Furniture....................................    10 years

ENVIRONMENTAL COMPLIANCE AND REMEDIATION
     Environmental compliance costs include the cost of purchasing and/or constructing assets to prevent, limit and control pollution or to monitor environmental status at various locations. These costs are capitalized in the appropriate categories of property, plant and equipment, and depreciated based on estimated useful lives.
     Environmental compliance costs also include maintenance and operating costs with respect to pollution prevention and control facilities and other administrative costs. Such operating costs are expensed as incurred.
     Environmental remediation costs of facilities used in current operations are generally immaterial and are expensed as incurred. Remediation costs and post-remediation costs at facilities or off-plant-disposal sites that relate to an existing condition caused by past operations are accrued as liabilities and expensed when such costs are reasonably estimable.
INTANGIBLE ASSETS
     Intangible assets, consisting principally of licenses and manufacturing systems software, are amortized on a straight-line basis over their estimated useful lives not exceeding 10 years. Amortization of intangibles amounted to FF 62,000 for 1992. Accumulated amortization of intangibles was FF 940,000 at December 31, 1992.
REVENUE RECOGNITION FOR TRANSACTIONS WITH RELATED PARTIES
     As discussed in Note 2, Transactions with Related Parties, the Company has significant sales in the ordinary course of business to related parties. Such sales are recorded on the same basis as sales to unrelated parties. Consequently, revenues are

                        POTASSE ET PRODUITS CHIMIQUES SA
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
1. ACCOUNTING POLICIES (CONTINUED)
recognized at the time products are shipped and invoiced. All sales to related parties are considered by management to be at arms-length prices.
     Also as discussed in Note 2, the Company purchases raw materials from related parties. Purchases are recognized in the ordinary course of business upon actual receipt of material. Such purchases are from an affiliate, at prices considered by management to be market prices; consequently, there is no adjustment of the separate financial statements of PPC for any intercompany profit in inventory.
RETIREMENT OBLIGATIONS
     The Company accounts for its commitment with respect to retirement benefits in accordance with Financial Accounting Standards Board (FASB) Statement No. 87, Employers' Accounting for Pensions (FASB Statement No. 87)(Note 9). The Company provides no post retirement benefits other than pensions to its employees. DEFERRED INCOME TAXES
     Although the Company is majority owned by Rhone-Poulenc, the Company files a separate French corporate income tax return. Accordingly, the provision for income taxes reflected in the accompanying financial statements is computed based on the separate results of operations of PPC. The Company adopted FASB Statement No. 109, Accounting for Income Taxes, effective January 1, 1991. Deferred income taxes are recorded based on the differences between the tax basis of assets and liabilities and their carrying values for financial reporting purposes. Tax rates applicable to future periods are used to calculate year-end deferred income taxes.
2. TRANSACTIONS WITH RELATED PARTIES
     The Company and its two shareholders, Thann et Mulhouse (TM) (a wholly owned subsidiary of Rhone-Poulenc), owning 65% of the issued shares, and Entreprise Miniere et Chimique (EMC), owning 35% of the issued shares, as well as Rhone-Poulenc engage in transactions and agreements related to their respective businesses. Significant transactions and agreements entered into between the Company and TM, EMC, and Rhone-Poulenc are disclosed in the accompanying financial statements and related notes. In addition, the following represent other material transactions between the Company and TM, EMC and Rhone-Poulenc.
     COMMON FACILITIES -- The Company and TM share a common manufacturing site. TM provides maintenance management, utility, security, cafeteria, finance, accounting, data processing and general site management services for the site. In the ordinary course of business, the Company pays TM for its use of such services at rates which approximate the cost of providing such services separately. The Company's expenses approximated FF 11,888,000 for such services in 1992.
     In addition, the Company has advanced to TM FF 17,751,000 representing its proportional share of the costs necessary to provide such services. The balance is reviewed and adjusted annually based on the net investment required to provide such services. This advance is presented as advance to related party in the accompanying balance sheet.
     RAW MATERIALS PURCHASES -- In the ordinary course of business, the Company purchases potassium chloride and sodium chloride from EMC. The Company's purchase of such product from EMC in 1992 aggregated approximately FF 96,955,000. Approximately FF 2,069,000 of raw materials were purchased from Rhone-Poulenc or affiliates.
     PRODUCT SALES -- The Company sells, in the normal course of business, certain production by-products to TM. For 1992, sales to TM from the Company approximated FF 11,600,000 for such by-products. Also in the normal course of business, the Company sells primarily chlorine, caustic potash and other electrolysis products to Rhone-Poulenc. Sales to Rhone-Poulenc for such products approximated FF 324,500,000 in 1992.
     WASTE DISPOSAL -- EMC operates a regulated waste disposal site which the Company utilizes for certain wastes generated in its manufacturing processes. The Company's expense to EMC for such services aggregated FF 6,536,000 during 1992.

                        POTASSE ET PRODUITS CHIMIQUES SA
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
2. TRANSACTIONS WITH RELATED PARTIES (CONTINUED)
     CASH INVESTMENTS AND INTEREST INCOME -- Rhone-Poulenc operates a common treasury function for most of its subsidiaries. Interest rates paid or charged by Rhone-Poulenc on deposits with or borrowings from the common treasury approximate prevailing market rates established on a monthly basis. For 1992, the Company recorded interest income of FF 13,600,000 on average invested cash balances of approximately FF 120,000,000.
     FOREIGN CURRENCY TRANSACTION GAINS AND LOSSES -- The Company routinely conducts business in most major world currencies. Approximately 65% of sales and 15% of purchases are denominated in currencies other than the French Franc. Confirmed supplier and customer orders are valued at exchange rates established daily by Rhone-Poulenc. Significant net balances each day are covered by forward contracts between the Company and Rhone-Poulenc. This procedure is primarily a cash management facility which provides PPC and other Rhone-Poulenc subsidiaries with maximum access to required currencies. Invoices issued or received by the Company which are denominated in foreign currencies are accounted for using the forward contract rate. Gains and losses on the forward contracts are included in income monthly. Upon collection or payment by the Company in the specified currency, the forward exchange contracts between Rhone-Poulenc and the Company are settled and gains and losses since the last measurement date are included in income. For 1992 net transaction gains of FF 664,000 were included in income. At December 31, 1992, the Company had sold forward contracts for delivery of various foreign currencies to Rhone-Poulenc totalling FF 80,942,000.
     ACCOUNTS RECEIVABLE -- RELATED PARTIES -- Accounts receivable -- related parties consist of the following (in thousands of French Francs):

Thann et Mulhouse..........................................................     3,706
Rhone-Poulenc..............................................................     1,186
                                                                                4,892

     These balances relate to sales in the normal course of business as previously detailed.
3. SUPPLEMENTAL CASH FLOW INFORMATION
     Supplemental information for the statement of cash flows is as follows (in thousands of French Francs):

Cash paid during the year for:
  Income taxes.............................................................     9,406
  Interest and financing expenses..........................................     1,802

4. INVENTORIES
     Inventories are detailed as follows (in thousands of French Francs):

Finished goods.............................................................     38,651
Work-in-process............................................................        971
Raw materials..............................................................     11,034
Stores, supplies and other.................................................      9,687
Total......................................................................     60,343
Less allowance for obsolescence............................................     (5,178)
Net........................................................................     55,165

     The provision for inventory obsolescence during 1992 aggregated FF
1,562,000.

                        POTASSE ET PRODUITS CHIMIQUES SA
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
5. DEFERRED INCOME TAXES AND PREPAID EXPENSES
     Deferred income taxes and prepaid expenses consist of the following (in thousands of French Francs):

Deferred income taxes -- current...........................................     2,704
Prepaid expenses...........................................................        21
                                                                                2,725

     The analysis of deferred income taxes is presented in Note 10.
6. PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment are detailed as follows (in thousands of French Francs):

Land.......................................................................         8,235
Buildings..................................................................        56,484
Machinery and equipment....................................................       482,074
Buildings and equipment in progress........................................         3,668
Total cost.................................................................       550,461
Less accumulated depreciation..............................................      (325,906)
Net property, plant and equipment..........................................       224,555

     Capitalized interest amounting to a gross value of FF 4,009,000 is included in the above balances. Capitalized interest relates to major industrial projects and is amortized on a straight line basis over the life of the related asset. No interest was capitalized for the year 1992. Additionally, the Company had no commitments for future rental payments at December 31, 1992.
7. ACCRUED EXPENSES
     Accrued expenses consist of the following (in thousands of French Francs):

Employee benefits, payroll and other taxes.................................     10,866
Income taxes...............................................................      9,540
Interest...................................................................        477
Retirement obligations -- current..........................................        268
Other......................................................................      1,518
                                                                                22,669

8. LONG-TERM DEBT
     Long-term debt consists of the following (in thousands of French Francs):

SADE.......................................................................     10,617
Agence de Bassin Rhin-Meuse................................................      1,838
Other......................................................................      1,121
Total......................................................................     13,576
Less debt due within one year..............................................      4,050
Long-term debt.............................................................      9,526

                        POTASSE ET PRODUITS CHIMIQUES SA
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
8. LONG-TERM DEBT (CONTINUED)
     A summary of long-term debt maturities after 1993 is listed below (in thousands of French Francs):

1994.......................................................................      3,870
1995.......................................................................      4,385
1996.......................................................................        371
1997.......................................................................        375
1998-1999..................................................................        525
                                                                                 9,526

     Certain industrial investments are financed by the SADE, a local financing agency which is a member of a state owned national network. The related loans bear interest at an average rate of 10%. These loans were initiated in 1982 and 1983 and are repayable over 12 year periods.
     The loan made by the Agence de Bassin Rhin-Meuse in 1989 is aimed at the installation of water antipollution equipment and is noninterest bearing. This loan is repayable over an 8 year period, beginning in 1992.
     Based on borrowing rates available at December 31, 1992, the carrying value of long-term debt is not materially different than fair value.
9. RETIREMENT OBLIGATIONS
     The Company has a defined benefit plan covering all employees. The benefits from this plan are based primarily on years of service and employee's compensation, and are paid in a lump-sum upon retirement. The Company also has a commitment to certain retired officials to whom specific retirement benefits were extended. Consistent with French practice, these defined benefit plans are unfunded.
     As stated in Note 1, an actuarial calculation of the provision for retirement obligations was determined in accordance with FASB Statement No. 87. Net pension expense and plan obligations are determined using assumptions of estimated discount rates and interest rates and rates of projected increases in compensation. The discount rate on projected benefit obligations was assumed to be 9.25% at December 31, 1992. The rate of projected compensation increase was assumed to be 3.5%. Net pension expense (see table below) was determined using assumptions as of the beginning of the year.
     The following table reconciles the Company's retirement obligations in accordance with FASB Statement No. 87 with amounts recognized in the Company's balance sheet as of December 31, 1992 (in thousands of French Francs):

Vested benefits of retired officials.......................................       982
Non-vested benefits of present employees...................................     7,459
Projected benefit obligation and pension liability recognized in the
  balance sheet............................................................     8,441
Short-term liability.......................................................       268
Long-term liability........................................................     8,173
                                                                                8,441

     In determining net pension expense the Company follows the practice of amortizing gains and losses if, as of the beginning of the year, the net unrecognized gain or loss exceeds 10% of the projected benefit obligation.
     Net periodic retirement obligation costs include the following (in thousands of French Francs):

Service cost (benefits earned during the year).............................       270
Interest cost on the projected benefit obligation..........................       681
Net amortization and other deferral........................................      (851)
Net pension expense........................................................       100

                        POTASSE ET PRODUITS CHIMIQUES SA
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
10. INCOME TAXES
     Income tax expense consists of the following (in thousands of French
Francs):

Current income taxes.......................................................     28,913
Deferred income taxes......................................................     (2,511)
     Total income tax expense..............................................     26,402

     The significant differences between the French statutory tax rate and the effective income tax rate are as follows, in percentage of income before taxes.

French statutory tax rate..................................................      34.0%
Additional tax on dividends................................................       8.0
Tax credit for research....................................................      (0.8  )
Change of tax rate relating to deferred taxes..............................      (0.9  )
Other items, net...........................................................      (0.5  )
     Effective income tax rate.............................................      39.8%

     In connection with a shareholders' sale of the Company's stock (see Note
12), the Company paid its shareholders dividends totaling FF 120,000,000 resulting in additional income taxes of approximately FF 5,363,000. The Company had not previously provided for the incremental tax on these dividends from earnings greater than five years old, because the earnings were considered to be indefinitely reinvested.
     1992 deferred income taxes result from temporary differences in the recognition of income and expenses for financial and income tax reporting purposes, using the liability method. Such temporary differences result primarily from differences between the financial statement carrying amounts and tax bases of assets and liabilities, using statutory tax rates in effect in the year in which the differences are expected to reverse. Since the tax rate applicable in France after 1992 is 33 1/3%, deferred tax assets and liabilities have been determined using this rate.
     The deferred income tax assets and liabilities recorded on the balance sheet as of December 31, 1992 are as follows (in thousands of French Francs):

                                                                    CURRENT           NON-CURRENT
                                                                DEFERRED INCOME     DEFERRED INCOME
                                                                  TAX ASSETS        TAX-LIABILITIES
Depreciation................................................                 --              31,826
Inventory price increases...................................                 --               2,903
Retirement obligations......................................                 --              (2,814)
Profit sharing..............................................              1,335                  --
Vacation pay................................................                672                  --
Slow-moving inventories.....................................                511                  --
Other, net..................................................                186                (722)
       Total................................................              2,704              31,193
     Net deferred tax liability.............................                                 28,489

11. COMMITMENTS AND CONTINGENCIES
     In connection with its capital spending program, the Company had contractual obligations for the acquisition of industrial assets amounting to approximately FF 3,340,000 at December 31, 1992. Management does not believe that it is probable that a material loss will result from these commitments nor from any litigation to which the Company is a party.

                        POTASSE ET PRODUITS CHIMIQUES SA
                 NOTES TO THE FINANCIAL STATEMENTS (CONTINUED)
12. SUBSEQUENT EVENT
     On February 8, 1993, Ethyl Corporation's French subsidiary, Ethyl France S.A.R.L., completed the acquisition of 100% of the issued shares of the Company.

                        POTASSE ET PRODUITS CHIMIQUES SA
                                 BALANCE SHEET
                        (IN THOUSANDS OF FRENCH FRANCS)
                                  (UNAUDITED)

                                                                                               SEPTEMBER 30, 1993
                                          ASSETS
Current assets:
  Cash....................................................................................             64,504
  Accounts receivable.....................................................................             76,324
  Other receivables.......................................................................              8,686
  Inventories.............................................................................             64,919
  Deferred income taxes and prepaid expenses..............................................              3,116
     Total current assets.................................................................            217,549
Property, plant and equipment at cost.....................................................            569,481
  Less accumulated depreciation...........................................................           (362,392)
     Net property, plant and equipment....................................................            207,089
Other assets..............................................................................             22,630
Intangible assets, net of amortization....................................................                281
     Total assets.........................................................................            447,549
                           LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Long-term debt, current portion.........................................................              3,936
  Accounts payable........................................................................             60,379
  Accrued expenses........................................................................             18,822
     Total current liabilities............................................................             83,137
Long-term debt............................................................................              5,662
Noncurrent accrued retirement obligations.................................................              8,441
Other noncurrent liabilities..............................................................              2,166
Deferred income taxes.....................................................................             30,178
Shareholder's equity:
     Common stock (par value FF 100)
       454,680 shares authorized, issued and outstanding..................................             45,468
Additional paid-in capital................................................................              6,458
Retained earnings.........................................................................            266,039
     Total shareholder's equity...........................................................            317,965
     Total liabilities and shareholder's equity...........................................            447,549

See accompanying notes to the interim financial statements.

                        POTASSE ET PRODUITS CHIMIQUES SA
                              STATEMENTS OF INCOME
                        (IN THOUSANDS OF FRENCH FRANCS)
                                  (UNAUDITED)

                                                                       NINE MONTHS ENDED
                                                                         SEPTEMBER 30
                                                                       1993        1992
Net sales:
  Related parties (Note 4)........................................    182,367     245,930
  Others..........................................................    152,229     161,873
     Total net sales..............................................    334,596     407,803
Cost of goods sold................................................    297,789     338,199
     Gross profit.................................................     36,807      69,604
Selling, general and administrative expenses......................     22,390      18,208
Research and development expenses.................................      3,867       3,870
     Operating profit.............................................     10,550      47,526
Interest and financing expenses...................................        612       1,333
Interest income on invested cash balances (Note 4)................     (2,010)     (9,799)
Other income, net.................................................     (1,609)       (311)
Income before income taxes........................................     13,557      56,303
Income taxes......................................................      4,264      17,799
     Net income...................................................      9,293      38,504

See accompanying notes to the interim financial statements.

                        POTASSE ET PRODUITS CHIMIQUES SA
                            STATEMENTS OF CASH FLOWS
                        (IN THOUSANDS OF FRENCH FRANCS)
                                  (UNAUDITED)

                                                                                NINE MONTHS ENDED
                                                                                   SEPTEMBER 30
                                                                                 1993        1992
Cash at beginning of period................................................      41,400     105,900
Cash flows from operating activities:
  Net income...............................................................       9,293      38,504
  Adjustments to reconcile net income to cash flows from operating activities:
     Depreciation and amortization.........................................      36,356      36,141
     Deferred income taxes.................................................      (1,427)       (969)
     Change in assets and liabilities:
       Decrease in accounts receivable.....................................      14,483       7,395
       (Increase) in inventories...........................................      (9,754)     (3,967)
       (Decrease) in accounts payable......................................      (1,768)    (18,752)
       (Decrease) increase in accrued expenses.............................      (3,579)     11,199
       Other, net..........................................................       5,701       5,804
       Net cash provided from operating activities.........................      49,305      75,355
Cash flows from investing activities:
  Capital expenditures.....................................................     (19,269)    (21,645)
  Other, net...............................................................         122          --
     Net cash (used in) investing activities...............................     (19,147)    (21,645)
Cash flows from financing activities:
  Dividends paid...........................................................          --     (25,200)
  Share capital increase and additional paid-in capital....................       6,926          --
  Repayment of long-term debt..............................................      (3,978)     (3,589)
  Decrease in bank overdrafts..............................................     (10,002)     (3,226)
       Net cash (used in) financing activities:............................      (7,054)    (32,015)
  Increase in cash.........................................................      23,104      21,695
  Cash at end of period....................................................      64,504     127,595

See accompanying notes to the interim financial statements.

                        POTASSE ET PODUITS CHIMIQUES SA
                     NOTES TO INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)
     1. The unaudited interim financial statements, in the opinion of management, reflect all adjustments necessary to present fairly the financial position of Potasse et Produits Chimiques SA (the Company) as of September 30, 1993 and the results of operations and cash flows for the nine-month periods ended September 30, 1993 and 1992. All such adjustments are deemed to be of a normal recurring nature. These statements do not include certain disclosures required under generally accepted accounting principles and should be read in conjunction with the Company's 1992 audited financial statements and notes thereto included at pages F-32 to F-42 of this Information Statement (the 1992 Financial Statements). The results of operations for the nine month period ended September 30, 1993 are not neccessarily indicative of the results to be expected for the full year.
     2. The unaudited financial statements have been prepared using accounting principles and practices consistent with those used for the 1992 Financial Statements.
     3. On February 8, 1993, Ethyl Corporation's French subsidiary, Ethyl France S.A.R.L., completed the acquisition of 100% of the issued shares of the Company from its two shareholders. In conjunction with the acquisition, the sellers (Rhone-Poulenc's subsidiary, Thann et Mulhouse and Entreprise Miniere Et Chimique) have jointly and severally indemnified Ethyl and the Company for any future costs of environmental remediation for conditions existing at the date of closing, for future incremental decontamination costs upon dismantling of the electrolysis facility, and for any remediation required at an off-site disposal site. In addition, the sellers have indemnified Ethyl and the Company, with certain limitations, against costs of remediation for any additional future mercury contamination arising from normal operations of the electrolysis facility.
     The accompanying unaudited balance sheet at September 30, 1993 and the statements of income and cash flows for the nine months ended September 30, 1993 are presented using the Company's historical basis of accounting without the effect of push-down accounting resulting from the acquisition.
     4. As discussed in Note 3 above, Ethyl France S.A.R.L. acquired the stock of the Company on February 8, 1993. As a result, Rhone-Poulenc, TM and EMC ceased to be related parties. However, because of the continuing significance of the sales, purchases and expenses resulting from the continuing business relationships among the parties, the amounts for the nine months ended September 30, 1993 have been presented in a comparative format with the related party transactions for the nine months ended 1992.
     The following table presents sales, purchases and expenses resulting from transactions with Rhone-Poulenc, TM and EMC (in thousands of French Francs):

                                                                                           NINE MONTHS ENDED
                                                                                             SEPTEMBER 30
                                                                                          1993          1992
Product sales to Rhone-Poulenc.....................................................      175,002       237,217
By-product sales to TM.............................................................        7,365         8,713
Raw materials purchases from EMC...................................................       69,171        75,855
Raw materials purchases from Rhone-Poulenc.........................................        2,458         1,552
Common facility payments to TM.....................................................        9,063         8,916
Waste disposal payments to EMC.....................................................        3,784         5,551

                        POTASSE ET PRODUITS CHIMIQUES SA
               NOTES TO INTERIM FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)
     CASH INVESTMENTS AND INTEREST INCOME -- For the nine months ended September 30, 1993, the Company recorded interest income on cash deposited in the Rhone-Poulenc common treasury pool (as described in the notes to the 1992 Financial Statements) of FF 2,010,000 on average invested cash balances of approximately FF 51,000,000. For the nine months ended September 30, 1992, the Company recorded interest income on cash deposited in the Rhone-Poulenc common treasury pool of FF 9,799,000 on average invested cash balances of approximately FF 114,000,000. The significant decrease compared to the nine months ended September 30, 1992 is due to the payment in December 1992 of a special dividend of FF 114,637,000 included in the statement of shareholders' equity for the year ended December 31, 1992.
     FOREIGN CURRENCY TRANSACTION GAINS AND LOSSES -- For the nine months ended September 30, 1993, net realized gains (as described in the notes to the 1992 Financial Statements) totaled FF 2,560,000. The significant increase compared to the nine months ended September 30, 1992 reflects the general strengthening of other major currencies versus the French Franc. For the nine months ended September 30, 1992, net realized gains totaled FF 301,000.
     5. Supplemental information for the unaudited interim statements of cash flows for the nine months ended September 30, 1993 and 1992 is as follows (in thousands of French Francs):

                                                                                             NINE MONTHS ENDED
                                                                                                SEPTEMBER 30
                                                                                             1993          1992
Cash paid during the periods for:
  Income taxes.........................................................................     17,490         4,017
  Interest and financing...............................................................      1,248         1,572

     6. Inventories are detailed as follows (in thousands of French Francs):

Finished goods..........................................................................      50,205
Work-in-process.........................................................................       1,065
Raw materials...........................................................................      10,328
Stores, supplies and other..............................................................       8,120
Total...................................................................................      69,718
Less allowance for obsolescence.........................................................       4,799
Net.....................................................................................      64,919

     7. On June 21, 1993, ownership of a building was transferred from Rhone-Poulenc's subsidiary Thann et Mulhouse to the Company to complete the acquisition of the Company by Ethyl. This transaction resulted in a share capital increase of FF 468,000, which represents the creation of 4,680 new shares with a par value of FF 100 each, and additional paid-in capital of FF 6,458,000.

                                   CHEMICALS
                     INDEX TO FINANCIAL STATEMENT SCHEDULES

                                                                                                                          PAGE
Report of Independent Accountants on Financial Statement Schedules.....................................................    S-2
Schedule V -- Property, Plant and Equipment for the years ended December 31, 1992, 1991 and 1990.......................    S-3
Schedule VI -- Accumulated Depreciation and Amortization of Property, Plant and Equipment for the years ended December
  31, 1992, 1991 and 1990..............................................................................................    S-4
Schedule X -- Supplementary Income Statement Information for the years ended December 31, 1992, 1991 and 1990..........    S-5

                       REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULES
To the Board of Directors and Shareholders of Ethyl Corporation:
     Our report on the combined financial statements of the olefins and derivatives, bromine chemicals, and specialty chemicals businesses of Ethyl Corporation (collectively defined as Chemicals), the predecessor businesses of Albemarle Corporation, has been incorporated by reference from page F-2 of the Information Statement for the Shareholders of Ethyl Corporation filed as an Annex to the Form 10. In connection with our audits of such combined financial statements, we have also audited the related financial statement schedules listed in the index on page S-1 of this Annex to the Form 10.
     In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.
                                      COOPERS & LYBRAND
Richmond, Virginia
December 3, 1993

                                   CHEMICALS
                  SCHEDULE V -- PROPERTY, PLANT AND EQUIPMENT
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990
                           (IN THOUSANDS OF DOLLARS)

                                        BEG. BAL.         ADDITIONS (1)       RETIREMENTS         OTHER           END. BAL.
DECEMBER 31, 1992
Land                                    $   25,573          $   1,036                            $   (103)(2)     $   26,506
Land improvements                           29,747              9,376           $    40              (371)(2)         38,712
Brinefields                                 16,187              1,124               127                               17,184
Buildings                                   59,622              4,791                94              (364)(2)         63,955
Machinery and equipment (5)                846,212            167,317             9,470            (4,235)(2)        999,920
                                                                                                       96 (3)
Construction in process (6)                132,101            (84,081)                             (3,344)(2)         44,673
                                                                                                       (3)(3)
  Total                                 $1,109,442          $  99,563           $ 9,731          $ (8,324)        $1,190,950
DECEMBER 31, 1991
Land                                    $   25,545          $       4                            $     24 (2)     $   25,573
Land improvements                           28,004              1,671           $     2                74 (2)         29,747
Brinefields                                 16,203                 18                34                               16,187
Buildings                                   55,046              4,506                30               100 (2)         59,622
Machinery and equipment (5)                774,083             79,990            10,281             2,005 (2)        846,212
                                                                                                      415 (3)
Construction in process (6)                 87,792             38,522                               5,511 (2)        132,101
                                                                                                      276 (3)
  Total                                 $  986,673          $ 124,711           $10,347          $  8,405         $1,109,442
DECEMBER 31, 1990
Land                                    $   23,865          $   1,364                            $    316 (2)     $   25,545
Land improvements                           22,600              1,840           $    23               818 (2)         28,004
                                                                                                    2,769 (4)
Brinefields                                 15,181              1,022                                                 16,203
Buildings                                   50,074              3,541                79             1,299 (2)         55,046
                                                                                                      (75)(3)
                                                                                                      286 (4)
Machinery and equipment                    679,488             57,439             8,554            13,265 (2)        774,083
                                                                                                   (1,887)(3)
                                                                                                   34,332 (4)
Construction in process (6)                 39,899             51,417                              (2,717)(2)         87,792
                                                                                                     (807)(3)
  Total                                 $  831,107          $ 116,623           $ 8,656          $ 47,599         $  986,673

1) Consists of normal additions for cash.
2) Foreign currency translation adjustment in accordance with Financial Accounting Standards Board Statement No. 52, Foreign Currency Translation (FASB Statement No. 52).
3) Reclassifications, including reclassifications to other balance sheet accounts.
4) Acquisition of business (poly alpha olefins assets $37,387).
5) Includes in 1992 and 1991 additions of $104,100 and $15,700 respectively, related to the new olefin manufacturing facilities in Feluy, Belgium.
6) Includes in 1992, 1991 and 1990 additions of $16,300, $49,400 and $42,900, respectively, related to the new olefin manufacturing facilities in Feluy, Belgium.
Depreciation is computed over the estimated useful lives of the related assets resulting in annual depreciation rates of:
  Land improvements -- Straight-line - 3.3% to 20%
  Machinery and equipment -- Straight-line - 4% to 33.3%
  Brinefields -- Straight-line - 10% which will approximate unit of production Buildings -- Straight-line - 2.2% to 10%

                                   CHEMICALS
                  SCHEDULE VI -- ACCUMULATED DEPRECIATION AND
                 AMORTIZATION OF PROPERTY, PLANT AND EQUIPMENT
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990
                           (IN THOUSANDS OF DOLLARS)

                                                BEG.                                                                 END.
                                                BAL.          ADDITIONS       RETIREMENTS          OTHER             BAL.
DECEMBER 31, 1992
Land improvements                             $ 16,888         $ 1,741          $    12           $   (153)(1)     $ 18,464
Brinefields                                     12,024             664              113                              12,575
Buildings                                       24,588           2,488               79               (180)(1)       26,817
Machinery and equipment                        485,190          66,029            8,091             (1,801)(1)      541,236
                                                                                                       (91)(2)
  Total                                       $538,690         $70,922          $ 8,295           ($ 2,225)        $599,092
DECEMBER 31, 1991
Land improvements                             $ 15,354         $ 1,485          $     1           $     50 (1)     $ 16,888
Brinefields                                     11,420             609                5                              12,024
Buildings                                       22,567           1,989               28                 60 (1)       24,588
Machinery and equipment                        432,677          59,120            9,306                716 (1)      485,190
                                                                                                     1,983 (2)
  Total                                       $482,018         $63,203          $ 9,340           $  2,809         $538,690
DECEMBER 31, 1990
Land improvements                             $ 13,569         $ 1,382          $    19           $    422 (1)     $ 15,354
Brinefields                                     10,798             622                                               11,420
Buildings                                       19,583           2,136               32                884 (1)       22,567
                                                                                                        (4)(2)
Machinery and equipment                        387,038          51,896            7,803              3,266 (1)      432,677
                                                                                                    (1,720)(2)
  Total                                       $430,988         $56,036          $ 7,854           $  2,848         $482,018

1) Foreign currency translation adjustment in accordance with FASB Statement No. 52.
2) Reclassifications, including reclassifications to other balance sheet accounts.

                                   CHEMICALS
            SCHEDULE X -- SUPPLEMENTARY INCOME STATEMENT INFORMATION
              FOR THE YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990
                           (IN THOUSANDS OF DOLLARS)

                                                                                           COL. B
                              COL. A
                                                                                CHARGE TO COSTS AND EXPENSES
                               ITEM                                     1992                1991                1990
Maintenance and repairs                                                $59,546             $60,493             $56,220
Taxes, other than payroll and
  income taxes                                                         $11,907             $11,112             $ 8,219

Royalties, amortization of intangibles and advertising costs are less than one percent of revenue as reported in the related combined income statements for 1992, 1991 and 1990.